Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

AT&T INC.,

MAGALLANES, INC.,

DISCOVERY, INC.

and

DRAKE SUBSIDIARY, INC.

Dated as of May 17, 2021

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TABLE OF CONTENTS

ANNEXES AND EXHIBITS

Annex A	–	Certain Definitions
Exhibit A	–	Separation and Distribution Agreement
Exhibit B	–	Tax Matters Agreement
Exhibit C	–	Employee Matters Agreement
Exhibit D	–	Form of Amended RMT Partner Charter
Exhibit E	–	Transaction Accounting Principles
Exhibit F	–	Form of Spinco Merger Tax Representation Letter
Exhibit G	–	Form of RMT Partner Merger Tax Representation Letter
Exhibit H	–	Form of Remainco Merger Tax Opinion
Exhibit I	–	Transition Services Agreement Term Sheet

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 17, 2021, is entered into by and among AT&T INC., a Delaware corporation (“Remainco”), MAGALLANES, INC., a Delaware corporation and a wholly owned Subsidiary of Remainco (“Spinco”), DISCOVERY, INC., a Delaware corporation (“RMT Partner”), and DRAKE SUBSIDIARY, INC., a Delaware corporation and a wholly owned Subsidiary of RMT Partner (“Merger Sub” and, together with Remainco, Spinco and RMT Partner, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, contemporaneously with the execution of this Agreement, Remainco, Spinco and RMT Partner are entering into the Separation and Distribution Agreement, pursuant to which Remainco will (in accordance with the Separation) separate the Spinco Business such that, as of the Distribution, the Spinco Business is held by the Spinco Entities;

WHEREAS, following the Separation and pursuant to the Separation and Distribution Agreement, Remainco will distribute to the holders of Remainco Common Stock all of the shares of Spinco Common Stock (a) by means of a pro rata distribution (the “Spin-Off”) and/or (b) by way of an offer to exchange shares of Spinco Common Stock for outstanding shares of Remainco Common Stock (the “Exchange Offer”) (to be followed by a Clean-Up Spin-Off);

WHEREAS, upon the terms and subject to the conditions set forth herein, at the Charter Amendment Effective Time, as a condition and material inducement to the willingness of Remainco and Spinco to enter into this Agreement, RMT Partner will amend and restate the Existing RMT Partner Charter pursuant to which, among other things, each share of (a) RMT Partner Series A Common Stock issued and outstanding or held by RMT Partner as treasury stock shall be reclassified as, and be converted into, one validly issued, fully paid and non-assessable share of RMT Partner Common Stock, (b) RMT Partner Series B Common Stock issued and outstanding or held by RMT Partner as treasury stock shall be reclassified as, and be converted into, one validly issued, fully paid and non-assessable share of RMT Partner Common Stock, (c) RMT Partner Series C Common Stock issued and outstanding or held by RMT Partner as treasury stock shall be reclassified as, and be converted into, one validly issued, fully paid and non-assessable share of RMT Partner Common Stock, (iv) RMT Partner Series A-1 Preferred Stock issued and outstanding or held by RMT Partner as treasury stock shall be reclassified as, and be converted into 13.11346315 validly issued, fully paid and non-assessable shares of RMT Partner Common Stock and (v) RMT Partner Series C-1 Preferred Stock issued and outstanding or held by RMT Partner as treasury stock shall be reclassified as, and be converted into, such number of validly issued, fully paid and non-assessable shares of RMT Partner Common Stock as the number of shares of RMT Partner Series C Common Stock each such share of RMT Partner Series C-1 Preferred Stock would have been convertible into under the Existing RMT Partner Charter (including, the Series C-1 Preferred Certificate of Designations) in effect immediately prior to the Charter Amendment Effective Time;

WHEREAS, unless the Alternative Transaction Structure is agreed to by the Parties upon the terms and subject to the conditions set forth herein, after the Charter Amendment Effective Time and immediately following the Distribution and pursuant to this Agreement, at the Effective Time, the Parties will effect the merger of Merger Sub with and into Spinco (the “Merger”), with Spinco continuing as the surviving corporation, all upon the terms and subject to the conditions set forth herein;

WHEREAS, an independent transaction committee of the board of directors of RMT Partner (the “RMT Partner Independent Committee”), comprised solely of directors who are independent of Advance/Newhouse Programming Partnership and its Affiliates (“Advance/Newhouse”), has (a) determined that the terms of the Consent Agreement, to be entered into concurrently with the execution and delivery of this Agreement, between RMT Partner and Advance/Newhouse (the “Consent Agreement”) and the reclassification of the RMT Partner Series A-1 Preferred Stock contemplated by the RMT Partner Charter Amendment are in the best interests of RMT Partner and its stockholders (other than Advance/Newhouse) and (b) recommended that the board of directors of RMT Partner (the “RMT Partner Board”) adopt resolutions approving and declaring advisable the Consent Agreement and the reclassification of the RMT Partner Series A-1 Preferred Stock contemplated by the RMT Partner Charter Amendment;

WHEREAS, the RMT Partner Board (acting in part upon the recommendation of the RMT Partner Independent Committee) has (a) approved and declared advisable this Agreement, the Separation and Distribution Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, the RMT Partner Share Issuance and the RMT Partner Charter Amendment (the “Transactions”), (b) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of RMT Partner and its stockholders and (c) resolved to make the RMT Partner Recommendation;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has (a) approved and declared advisable this Agreement and the Transactions, including the Merger, (b) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Merger Sub and its sole stockholder and (c) resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, the board of directors of Spinco (the “Spinco Board”) has (a) approved and declared advisable this Agreement, the Separation and Distribution Agreement and the Transactions, including the Separation, the Distribution and the Merger, (b) determined that this Agreement, the Separation and Distribution Agreement and the Transactions, including the Separation, the Distribution and the Merger, are in the best interest of Spinco and its sole stockholder and (c) resolved to recommend the adoption of this Agreement by Remainco as the sole stockholder of Spinco;

WHEREAS, the board of directors of Remainco (the “Remainco Board”) has approved this Agreement and the Separation and Distribution Agreement and the Transactions, including the Separation, the Distribution and the Merger, subject to such further action of the Remainco Board required, if applicable, to determine the structure of the Distribution, establish the Distribution Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Remainco Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and material inducement to RMT Partner’s, Remainco’s and Spinco’s willingness to enter into this Agreement, Advance/Newhouse and John C. Malone (together, the “Significant Stockholders”), as beneficial owners of shares of Pre-Closing RMT Partner Voting Capital Stock, are entering into voting agreements with Remainco, Spinco and RMT Partner (the “Voting Agreements”), pursuant to which and on the terms and subject to the conditions thereof, each of the Significant Stockholders has agreed to vote the shares of Pre-Closing RMT Partner Voting Capital Stock beneficially owned by such Significant Stockholder in favor of approval of the RMT Partner Share Issuance, the RMT Partner Charter Amendment and the Transactions;

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Contribution, the Distribution, the Spinco Special Cash Payment, any Additional Amount Distribution, any Securities Issuance, any Securities Exchange and the Merger shall qualify for the Intended Tax Treatment and (b) this Agreement, together with the Separation and Distribution Agreement, shall constitute a “plan of reorganization” for purposes of Section 368 of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

THE RMT PARTNER CHARTER AMENDMENT

Section 1.1 The RMT Partner Charter Amendment. Unless the Alternative Transaction Structure is agreed to by the Parties pursuant to Section 2.9, on the terms and subject to the conditions set forth in this Agreement, the Existing RMT Partner Charter shall be amended and restated to read in its entirety as set forth on Exhibit D (the “Amended RMT Partner Charter” and, such amendment and restatement, the “RMT Partner Charter Amendment”). The Amended RMT Partner Charter shall be the certificate of incorporation of RMT Partner from and after the Charter Amendment Effective Time, until duly amended as provided therein or by applicable Law.

Section 1.2 Charter Amendment Effective Time. On the terms and subject to the conditions set forth in this Agreement, as soon as practicable following, and on the date of, the Closing, RMT Partner shall cause the Amended RMT Partner Charter to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 242 and 245 and the other applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). The RMT Partner Charter Amendment shall become effective prior to, and subject to the occurrence of, the Effective Time or at such other date and time as may be agreed by the Parties in writing and specified in the Amended RMT Partner Charter (such date and time, the “Charter Amendment Effective Time”).

Section 1.3 Treatment of Equity Awards.

(a) Each RMT Partner Option to acquire RMT Partner Series C Common Stock, whether vested or unvested, that is outstanding immediately prior to the Charter Amendment Effective Time shall, as of the Charter Amendment Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase, on the terms and conditions (including applicable vesting requirements after giving effect to the Merger) under the applicable RMT Partner Stock Plan and award agreement and/or employment agreement in effect immediately prior to the Charter Amendment Effective Time, (i) a number of shares of RMT Partner Common Stock equal to the number of shares of RMT Partner Series C Common Stock subject to such RMT Partner Option immediately prior to the Charter Amendment Effective Time and (ii) at a per-share exercise price equal to the exercise price per share of RMT Partner Series C Common Stock at which such RMT Partner Option was exercisable immediately prior to the Charter Amendment Effective Time. Each RMT Partner Option to acquire RMT Partner Series A Common Stock, whether vested or unvested, that is outstanding immediately prior to the Charter Amendment Effective Time shall, as of the Charter Amendment Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase, on the terms and conditions (including applicable vesting requirements after giving effect to the Merger) under the applicable RMT Partner Stock Plan and award agreement and/or employment agreement in effect immediately prior to the Charter Amendment Effective Time, (x) a number of shares of RMT Partner Common Stock equal to the number of shares of RMT Partner Series A Common Stock subject to such RMT Partner Option immediately prior to the Charter Amendment Effective Time and (y) at a per-share exercise price equal to the exercise price per share of RMT Partner Series A Common Stock at which such RMT Partner Option was exercisable immediately prior to the Charter Amendment Effective Time.

(b) Each RMT Partner Restricted Stock Unit corresponding to shares of RMT Partner Series C Common Stock, whether vested or unvested, that is outstanding immediately prior to the Charter Amendment Effective Time shall, as of the Charter Amendment Effective Time, automatically and without any action on the part of the holder thereof, be converted into a restricted stock unit award corresponding to shares of RMT Partner Common Stock, on the terms and conditions (including applicable vesting requirements after giving effect to the Merger) under the applicable RMT Partner Stock Plan and award agreement in effect immediately prior to the Charter Amendment Effective Time with respect to a number of shares of RMT Partner Common Stock equal to the number of shares of RMT Partner Series C Common Stock subject to such RMT Partner Restricted Stock Unit immediately prior to the Charter Amendment Effective Time. Each RMT Partner Restricted Stock Unit corresponding to shares of RMT Partner Series A Common Stock, whether vested or unvested, that is outstanding immediately prior to the Charter Amendment Effective Time shall, as of the Charter Amendment Effective Time, automatically and without any action on the part of the holder thereof, be converted into a restricted stock unit award corresponding to shares of RMT Partner Common Stock, on the terms and conditions (including applicable vesting requirements after giving effect to the Merger) under the applicable RMT Partner Stock Plan and award agreement in effect immediately prior to the Charter Amendment Effective Time with respect to a number of shares of RMT Partner Common Stock equal to the number of shares of RMT Partner Series A Common Stock subject to such RMT Partner Restricted Stock Unit immediately prior to the Charter Amendment Effective Time.

(c) Each RMT Partner Performance Restricted Stock Unit corresponding to shares of RMT Partner Series A Common Stock, whether vested or unvested, that is outstanding immediately prior to the Charter Amendment Effective Time shall, as of the Charter Amendment Effective Time, automatically and without any action on the part of the holder thereof, be converted into a performance restricted stock unit award corresponding to shares of RMT Partner Common Stock, on the terms and conditions (including applicable vesting requirements after giving effect to the Merger) under the applicable RMT Partner Stock Plan and award agreement and/or employment agreement in effect immediately prior to the Charter Amendment Effective Time with respect to a number of shares of RMT Partner Common Stock equal to the number of shares of RMT Partner Series A Common Stock subject to such RMT Partner Performance Restricted Stock Unit immediately prior to the Charter Amendment Effective Time. The pre-Closing compensation committee of the RMT Partner Board shall appropriately adjust the performance goals for RMT Partner Performance Restricted Stock Units to reflect the effect of the transactions contemplated by this Agreement.

(d) Each RMT Partner SAR corresponding to shares of RMT Partner Series C Common Stock, whether vested or unvested, that is outstanding immediately prior to the Charter Amendment Effective Time shall, as of the Charter Amendment Effective Time, automatically and without any action on the part of the holder thereof, be converted into a stock appreciation right award corresponding to shares of RMT Partner Common Stock, on the terms and conditions (including applicable vesting requirements after giving effect to the Merger) under the applicable RMT Partner Stock Plan and award agreement and/or employment agreement in effect immediately prior to the Charter Amendment Effective Time with respect to a number of shares of RMT Partner Common Stock equal to the number of shares of RMT Partner Series C Common Stock subject to such RMT Partner SAR immediately prior to the Charter Amendment Effective Time. Each RMT Partner SAR corresponding to shares of RMT Partner Series A Common Stock, whether vested or unvested, that is outstanding immediately prior to the Charter Amendment Effective Time shall, as of the Charter Amendment Effective Time, automatically and without any action on the part of the holder thereof, be converted into a stock appreciation right award corresponding to shares of RMT Partner Common Stock, on the terms and conditions (including applicable vesting requirements after giving effect to the Merger) under the applicable RMT Partner Stock Plan and award agreement and/or employment agreement in effect immediately prior to the Charter Amendment Effective Time with respect to a number of shares of RMT Partner Common Stock equal to the number of shares of RMT Partner Series A Common Stock subject to such RMT Partner SAR immediately prior to the Charter Amendment Effective Time.

ARTICLE II

THE MERGER

Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time, Merger Sub shall be merged with and into Spinco in accordance with the DGCL and the separate corporate existence of Merger Sub shall thereupon cease, (b) Spinco shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and, from and after the Effective Time, shall be a wholly owned subsidiary of RMT Partner and the separate corporate existence of Spinco with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL and (c) the Merger shall have such other effects as provided in the DGCL, in each case, except as expressly set forth in this Agreement.

Section 2.2 Closing. Unless the Alternative Transaction Structure is agreed to by the Parties pursuant to Section 2.9, the closing of the RMT Partner Charter Amendment and the Merger (the “Closing”) shall take place at 9:00 a.m. (New York Time) on the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE IX (other than the conditions set forth in Section 9.1(a) and those conditions that by their nature are to be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other date, time or place as Remainco and RMT Partner may mutually agree in writing; provided that, (a) if a Financial Market Deferral Period has commenced and not expired, the Closing shall not occur until the earlier of (x) the date during such Financial Market Deferral Period agreed to by Remainco and RMT Partner and (y) the last day of such Financial Market Deferral Period (subject to extension pursuant to Section 8.19(k)) and (b) if a Spinco Debt Securities Valuation has commenced and not been completed, the Closing shall not occur until the date that is 30 days after the date RMT Partner proposed the terms of the Spinco Debt Securities subject to such Spinco Debt Securities Valuation to Remainco in writing (which date shall not be later than the Outside Date). The Closing shall occur (i) remotely via electronic exchange of documents and signatures, (ii) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 or (iii) at such other time and place or in such other manner as the Parties may mutually agree in writing. The date on which the Closing occurs is called the “Closing Date.”

Section 2.3 Effective Time. As soon as practicable following, and on the date of, the Closing, Spinco and Merger Sub will cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger but in any event after the Charter Amendment Effective Time (such date and time, the “Effective Time”).

Section 2.4 The Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law, except that the name of the Surviving Corporation shall be a name that is agreed by RMT Partner and Remainco.

Section 2.5 The Bylaws of the Surviving Corporation. The Parties shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law, except that the name of the Surviving Corporation shall be a name that is agreed by RMT Partner and Remainco.

Section 2.6 Directors of the Surviving Corporation. The Parties shall take all actions necessary so that the Merger Sub Board at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 2.7 Officers of the Surviving Corporation. The Parties shall take all actions necessary so that the officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 2.8 RMT Partner Governance Matters.

(a) At the Effective Time, the RMT Partner Board shall consist of 13 directors, which shall be divided into three classes designated as Class I, Class II and Class III. Prior to the Effective Time, subject to Section 8.8, Remainco and RMT Partner shall each designate directors such that, at the Effective Time, the RMT Partner Board shall be comprised of: (i) the Chief Executive Officer of RMT Partner as of immediately after the Effective Time (the “CEO Designee”); (ii) seven directors designated by Remainco (the “Remainco Designees”); and (iii) five directors designated by the RMT Partner Board (each of such directors and the CEO Designee, collectively, the “RMT Partner Designees”). The Chairperson of the RMT Partner Board shall be one of the Remainco Designees.

(b) The Class I directors shall initially include two Remainco Designees and two RMT Partner Designees. The Class II directors shall initially include two Remainco Designees and two RMT Partner Designees. The Class III directors shall initially include three Remainco Designees, of which one shall be the Chairperson of the RMT Partner Board, and two RMT Partner Designees. The initial term of the Class I directors shall expire immediately following RMT Partner’s first annual meeting of stockholders following the consummation of the Merger. The initial term of the Class II directors shall expire immediately following RMT Partner’s second annual meeting of stockholders following the consummation of the Merger. The initial term of the Class III directors shall expire immediately following RMT Partner’s third annual meeting of stockholders following the consummation of the Merger. As of the expiration of the initial term of each of Class I, Class II and Class III, RMT Partner directors shall be elected for a one-year term expiring immediately following each RMT Partner annual meeting of stockholders.

(c) At the Effective Time, the individual set forth in Section 2.8(c) of the Spinco Disclosure Letter shall be appointed to serve as the Chief Executive Officer of RMT Partner. From the date of this Agreement, Remainco and RMT Partner shall cooperate and consult in good faith to appoint such other senior executive officers as mutually agreed between Remainco and RMT Partner and determine such senior executive officers’ initial roles, titles and responsibilities. From the Effective Time, such officers shall hold office until their successors are duly appointed and qualified, or until their earlier death, resignation or removal in accordance with their respective employment agreements and the Organizational Documents of RMT Partner, as applicable.

Section 2.9 Alternative Transaction Structure. In the event that (a) the IRS notifies Remainco or any of its Subsidiaries that the IRS will not issue the Private Letter Ruling or the Transactions will not qualify for the Intended Tax Treatment or (b) in Remainco’s reasonable determination, the IRS would not reasonably be expected to issue the Private Letter Ruling, the Parties shall negotiate in good faith to structure the Transactions in an alternative tax-free manner (such structure, the “Alternative Transaction Structure”); provided that in no event shall a Party be required to agree to any term or condition that is materially detrimental to such Party and its Subsidiaries, taken as a whole. If the Alternative Transaction Structure is adopted in accordance with the preceding sentence, (i) all relevant provisions of this Agreement shall be amended mutatis mutandis to refer to, and give effect to, the Alternative Transaction Structure, (ii) without limiting the generality of the foregoing clause (i), all filings, notices and reports with the SEC and any other Governmental Entity shall be made or amended, as the case may be, reflecting the Alternative Transaction Structure and, in any case, in accordance with Section 8.8 and (iii) the Parties shall, and shall cause their respective Subsidiaries to, (x) amend and restate this Agreement and, if necessary or advisable to effect the Alternative Transaction Structure, the Separation and Distribution Agreement and any other Transaction Documents to reflect the foregoing and (y) execute, acknowledge and deliver any assurances, documents or instruments of transfer, conveyance, assignment and assumption reasonably requested by the other Party to effect the Alternative Transaction Structure. If the Alternative Transaction Structure is not agreed upon (or the Parties decide not to pursue the Alternative Transaction Structure), then the Parties shall, subject to the satisfaction or waiver of the conditions set forth in ARTICLE IX, consummate the Transactions as soon as practicable after June 15, 2023 (the “Delayed RMT”) and cooperate with one another in good faith, and use reasonable best efforts, to furnish appropriate representation letters to enable counsel to Remainco to issue an opinion on the qualification of the Delayed RMT for the Intended Tax Treatment and, if Remainco wishes to obtain an IRS ruling regarding the qualification of the Delayed RMT for the Intended Tax Treatment, the Parties will cooperate with one another in good faith, and use reasonable best efforts, to obtain such ruling. In connection with any Delayed RMT, (A) all filings, notices and reports with the SEC and any other Governmental Entity shall be made or amended, as the case may be, reflecting the Delayed RMT and, in any case, in accordance with Section 8.8 and (B) the Parties shall, and shall cause their respective Subsidiaries to, amend this Agreement, the Separation and Distribution Agreement and any other Transaction Documents, if necessary or advisable to effect the Delayed RMT.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.1 Conversion of Shares of Spinco Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any capital stock of Spinco, each:

(a) share of Spinco Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 3.1(b)) shall automatically be converted into, and become exchangeable for, the right to receive a number of shares, or subject to Section 4.6, a fraction of a share, of RMT Partner Common Stock such that each holder of record of shares of Spinco Common Stock immediately prior to the Effective Time shall have the right to receive, in the aggregate, a number of shares of RMT Partner Common Stock equal to the product of (i) the total number of shares of Spinco Common Stock held of record by such holder immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (such shares, the “Merger Consideration”), subject to adjustment in accordance with Section 3.3; and

(b) share of Spinco Common Stock issued and outstanding immediately prior to the Effective Time held by Spinco as treasury stock or held by any other Spinco Entity, in each case, following the Distribution and immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange thereof.

Section 3.2 Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.

Section 3.3 Anti-Dilution Adjustments. The Exchange Ratio and any other similarly dependent items shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of Pre-Closing RMT Partner Capital Stock, RMT Partner Common Stock or Spinco Common Stock, as applicable, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to Pre-Closing RMT Partner Capital Stock, RMT Partner Common Stock or Spinco Common Stock, as applicable, having a record date occurring on or after the date of this Agreement and prior to the Effective Time, other than (1) in the case of Spinco Common Stock, to the extent contemplated in the Separation and Distribution Agreement (including the Separation or in connection with the Spin-Off, Exchange Offer or Clean-Up Spin-Off, where Remainco shall be entitled to cause the number of outstanding shares of Spinco Common Stock to be an amount that it determines in its sole and absolute discretion) and (2) in the case of RMT Partner Common Stock, to the extent contemplated by the RMT Partner Charter Amendment; provided that nothing in this Section 3.3 shall be construed to permit Remainco, Spinco or RMT Partner to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE IV

DELIVERY OF MERGER CONSIDERATION; PROCEDURES FOR SURRENDER

Section 4.1 Distribution Agent. Pursuant to Section 3.6 of the Separation and Distribution Agreement, the Exchange Agent (as defined below, and acting as “Distribution Agent” thereunder) shall hold, for the account of the relevant Remainco stockholders, book-entry shares representing all of the outstanding shares of Spinco Common Stock distributed in the Distribution. Such shares of Spinco Common Stock shall be converted into shares of RMT Partner Common Stock in accordance with the terms of ARTICLE III and this ARTICLE IV.

Section 4.2 Exchange Agent. At or prior to the Effective Time, RMT Partner shall deposit or cause to be deposited with an exchange agent selected by Remainco with RMT Partner’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) to serve as the exchange agent (the “Exchange Agent”) pursuant to a customary exchange agent agreement (to which Remainco, Spinco and RMT Partner shall be parties) on terms reasonably satisfactory to Remainco, Spinco and RMT Partner, for the benefit of the Persons who received shares of Spinco Common Stock in the Distribution and for distribution in accordance with Section 3.1, subject to Section 4.6, an aggregate number of shares of RMT Partner Common Stock to be issued in non-certificated book-entry form comprising the number of shares of RMT Partner Common Stock equal to (a) the total number of shares of Spinco Common Stock entitled to Merger Consideration under Section 3.1(a) multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number. Such shares of RMT Partner Common Stock and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 4.2 and Section 4.4, being the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited by the Exchange Agent as reasonably directed by RMT Partner; provided, however, that any deposit of such cash shall in all events be limited to (i) direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (ii) certificates of deposit or bank repurchase agreements of commercial banks with capital exceeding $10 billion or (iii) AAA rated 2A-7 fixed NAV money market funds (or those of similar quality), or a combination of the foregoing clauses (i), (ii) and (iii), and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such deposits, a default of an applicable bank or for any other reason any amount in the Exchange Fund is below that required to make prompt payment of the aggregate Merger Consideration and the other payments contemplated by this ARTICLE IV, RMT Partner shall promptly replace, restore or supplement the shares of RMT Partner Common Stock or cash, as applicable, in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate Merger Consideration and the other payments contemplated by this ARTICLE IV. Any interest and other income resulting from such deposit may become part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.1 or Section 4.4 may, at the discretion of RMT Partner, be promptly returned to RMT Partner or the Surviving Corporation. In the event the Merger is not consummated and this Agreement is terminated in accordance with its terms, the Exchange Agent shall promptly return all shares of RMT Partner Common Stock deposited in the Exchange Fund to RMT Partner.

Section 4.3 Procedures for Exchange.

(a) On the Closing Date, promptly after the Effective Time, the Exchange Agent shall, and Remainco and RMT Partner shall cooperate to cause the Exchange Agent to, deliver to each record holder of shares of Spinco Common Stock following the Distribution and immediately prior to the Effective Time, a book-entry authorization representing the number of whole shares of RMT Partner Common Stock that such holder has the right to receive pursuant to Section 3.1 (and cash in lieu of fractional shares of RMT Partner Common Stock as contemplated by Section 4.6, together with any dividends and other distributions pursuant to Section 4.4).

(b) No interest will be paid or accrued on any amount payable for shares of Spinco Common Stock or on any other amount to a holder of shares of Spinco Common Stock following the Distribution and immediately prior to the Effective Time has a right to receive pursuant to ARTICLE III and this ARTICLE IV.

(c) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to RMT Partner Common Stock held by it for the account of the Persons entitled thereto.

Section 4.4 Distributions with Respect to Undistributed Shares. No dividends or other distributions declared or made with respect to RMT Partner Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the former holders of Spinco Common Stock with respect to any shares of RMT Partner Common Stock that are not able to be distributed by the Exchange Agent to such holder promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable Laws, following the distribution of any such previously undistributed shares of RMT Partner Common Stock, there shall be paid to the record holder of such shares of RMT Partner Common Stock without interest, (a) at the time of the distribution, to the extent not previously paid, the amount of cash payable in lieu of fractional shares of RMT Partner Common Stock to which such holder is entitled pursuant to Section 4.6 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of RMT Partner Common Stock and (b) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such shares of RMT Partner Common Stock and a payment date subsequent to the distribution of such shares of RMT Partner Common Stock payable with respect to such whole shares of RMT Partner Common Stock. RMT Partner shall deposit with the Exchange Agent all such dividends and distributions.

Section 4.5 Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of Spinco of the shares of Spinco Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of shares of Spinco Common Stock shall cease to have any rights with respect to such shares of Spinco Common Stock except as otherwise provided herein or by applicable Law.

Section 4.6 Fractional Shares(a) . Notwithstanding anything in this Agreement to the contrary, no fractional shares of RMT Partner Common Stock will be issued upon the conversion of shares of Spinco Common Stock pursuant to Section 3.1. All fractional shares of RMT Partner Common Stock that a holder of shares of Spinco Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated by the Exchange Agent. The Exchange Agent shall cause the whole shares obtained thereby to be sold on behalf of such holders of shares of Spinco Common Stock that would otherwise be entitled to receive such fractional shares of RMT Partner Common Stock pursuant to the Merger, in the open market or otherwise as reasonably directed by RMT Partner, in each case at then-prevailing market prices, as promptly as reasonably practicable and in no case later than ten Business Days after the Effective Time. The Exchange Agent shall make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Spinco Common Stock that would otherwise be entitled to receive such fractional shares of RMT Partner Common Stock pursuant to the Merger. The Parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of RMT Partner Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to RMT Partner that would otherwise be caused by the issuance of fractional shares of RMT Partner Common Stock.

Section 4.7 Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of RMT Partner Common Stock) that remains unclaimed by the 180th day after the Effective Time shall be delivered to RMT Partner. Any holder of shares of Spinco Common Stock who has not theretofore complied with this ARTICLE IV shall thereafter look only to RMT Partner for delivery of the Merger Consideration, including any cash in lieu of fractional shares of RMT Partner Common Stock, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to ARTICLE III and this ARTICLE IV.

Section 4.8 Withholding Rights. Each of RMT Partner, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Spinco Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by RMT Partner, the Surviving Corporation or the Exchange Agent, as applicable, such withheld amounts (a) shall be timely remitted by RMT Partner, the Surviving Corporation or the Exchange Agent, as applicable, to the applicable Taxing authority, and (b) shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Spinco Common Stock in respect of which such deduction and withholding was made by RMT Partner, the Surviving Corporation or the Exchange Agent, as applicable.

Section 4.9 No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Spinco Common Stock in connection with the Merger.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF REMAINCO RELATING TO REMAINCO

Except as set forth in the forms, statements, certifications, reports and documents filed or furnished by Remainco with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2018 (the “Applicable Date”) but prior to the date of this Agreement (such forms, statements, reports and documents, in each case as amended prior to the date of this Agreement, the “Remainco Reports”) (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to RMT Partner by Remainco and Spinco concurrently with the execution and delivery of this Agreement (the “Spinco Disclosure Letter”), it being agreed that for purposes of the representations and warranties set forth in this ARTICLE V, disclosure of any item in any section or subsection of the Spinco Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face, Remainco hereby represents and warrants to RMT Partner and Merger Sub that:

Section 5.1 Organization, Good Standing and Qualification. Remainco is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Remainco Material Adverse Effect.

Section 5.2 Corporate Authority and Approval.

(a) Remainco has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party as of the date hereof and as of the Effective Time. This Agreement has been duly executed and delivered by Remainco and constitutes a valid and binding agreement of Remainco, enforceable against Remainco in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). Except for such further action of the Remainco Board required, if applicable, to determine the structure of the Distribution, establish the Distribution Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Remainco Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement), the execution and delivery by Remainco of this Agreement and the other Transaction Documents to which it is or will be a party as of the date hereof and as of the Effective Time and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary and proper corporate action on its part, and no other corporate action on the part of Remainco is necessary to authorize this Agreement or the other Transaction Documents to which it is or will be a party as of the date hereof and as of the Effective Time.

(b) The Remainco Board has approved this Agreement, the Separation and Distribution Agreement and the Transactions, including the Separation, the Distribution and the Merger, subject to such further action of the Remainco Board required, if applicable, to determine the structure of the Distribution, establish the Distribution Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Remainco Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement).

(c) The approval of Remainco’s stockholders is not required to effect the Transactions, including the transactions contemplated by the Separation and Distribution Agreement.

Section 5.3 Governmental Filings; No Violations.

(a) Other than the filing with the SEC of the Distribution Registration Statement and the RMT Partner Registration Statement, the filing of any amendment to the Organizational Documents of Spinco to effect the Separation and Distribution and the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 2.3, (ii) required under the rules and regulations of the NYSE and NASDAQ, (iii) required under the HSR Act and any other applicable Antitrust Laws, the Exchange Act and the Securities Act, (iv) to comply with state securities or “blue-sky” Laws, (v) as may be required with or to the FCC under the Communications Laws, (vi) as may be required with or to the PUCs and other local and state Governmental Entities pursuant to applicable Utilities Laws and (vii) as may be required with or to Foreign Regulators pursuant to Foreign Regulatory Laws, no filings, notices or reports are required to be made by Remainco with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Remainco from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Remainco, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Remainco Material Adverse Effect.

(b) The execution, delivery and performance by Remainco of this Agreement and the Transaction Documents to which it is or will be a party as of the date hereof and as of the Effective Time do not and will not, and the consummation by Remainco of the Transactions and the transactions contemplated by such other Transaction Documents will not, constitute or result in (i) a breach or violation of, or a default under, Remainco’s Organizational Documents, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Remainco pursuant to any Contract binding upon Remainco or under any Law, Governmental Order or License to which Remainco is subject or (iii) any change in the rights or obligations under any Contract to which Remainco is a party, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Remainco Material Adverse Effect.

Section 5.4 Litigation. As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Remainco, threatened against Remainco, except for those that would not, individually or in the aggregate, reasonably be likely to have a Remainco Material Adverse Effect. As of the date of this Agreement, Remainco is not a party to or subject to the provisions of any Governmental Order that would, individually or in the aggregate, reasonably be likely to have a Remainco Material Adverse Effect.

Section 5.5 Remainco Internal Controls(a) . Remainco maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act with respect to Remainco and its Subsidiaries (including the Spinco Entities) on a consolidated basis. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by Remainco with respect to the Spinco Business in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of

Remainco’s filings with the SEC under the Exchange Act. Remainco maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Remainco has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Remainco’s auditors and the audit committee of the Remainco Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Remainco’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Remainco’s internal control over financial reporting. Remainco has made available prior to the date of this Agreement to RMT Partner (A) either materials relating to or a summary of any disclosure of matters described in clause (i) or (ii) in the preceding sentence made by management of Remainco to its auditors and audit committee on or after the Applicable Date and prior to the date of this Agreement and (B) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of Remainco or its auditors to the audit committee as required by the listing standards of NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since December 31, 2020 and prior to the date of this Agreement, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from Remainco employees regarding questionable accounting, auditing or legal compliance matters, have, to the Knowledge of Remainco, been received by Remainco. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Remainco Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

Section 5.6 Brokers and Finders. Remainco has not employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that Remainco has engaged LionTree Advisors LLC and Goldman Sachs & Co. LLC as its financial advisors.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF REMAINCO RELATING TO SPINCO

Except as set forth in the Remainco Reports (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the Spinco Disclosure Letter, it being agreed that for purposes of the representations and warranties set forth in this ARTICLE VI, disclosure of any item in any section or subsection of the Spinco Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face, Remainco hereby represents and warrants to RMT Partner and Merger Sub that (provided that the representations and warranties in this ARTICLE VI (except in the case of Section 6.1 and Section 6.2(b)) with respect to the Spinco JVs shall be given solely to the extent of the Knowledge of Remainco):

Section 6.1 Organization, Good Standing and Qualification. Each of the Spinco Entities is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect or to prevent, materially delay or materially impair the ability of Spinco to consummate the Transactions. Prior to the date of this Agreement, Remainco has made available to RMT Partner complete and correct copies of the Organizational Documents of Spinco, as amended to and as in effect on the date of this Agreement.

Section 6.2 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of Spinco consists of 1,000 shares of Spinco Common Stock, all of which has been duly authorized and is validly issued and outstanding and fully paid and nonassessable, free and clear of any Lien. As of the date of this Agreement, all of the issued and outstanding capital stock of Spinco is owned, directly or indirectly, by Remainco, and there are, and immediately prior to the Effective Time, there will be (i) no other shares of capital stock, voting securities or other equity interests of Spinco, (ii) no securities or obligations of Spinco convertible into or exchangeable for capital stock, voting securities or other equity interests of Spinco and (iii) no options or other rights to acquire from Spinco, and no obligations of Spinco to issue, any capital stock, voting securities or other equity interests or securities or obligations convertible into or exchangeable for capital stock, voting securities or other equity interests of Spinco. Spinco has not conducted any business prior to the date of this Agreement and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions. Immediately prior to the Effective Time, there will be outstanding a number of shares of Spinco Common Stock as is necessary to complete the Distribution in the manner determined by Remainco in accordance with the Separation and Distribution Agreement.

(b) Section 6.2(b) of the Spinco Disclosure Letter sets forth, as of the date of this Agreement, (i) each of the Spinco Subsidiaries and the ownership interest of Remainco, directly or indirectly, in each such Spinco Subsidiary and (ii) any other Person in which Spinco or any Spinco Subsidiary will, as of the Effective Time, hold capital stock, voting securities or other equity interests that have a book value in excess of $10,000,000 (other than capital stock, voting securities or other equity interests held by any employee benefit plan of Remainco, any of its Subsidiaries, Spinco, any Spinco Subsidiary or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan). Each of the outstanding shares of capital stock, voting securities or other equity interests of each Spinco Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable and, to the extent owned by a Spinco Entity, is owned free and clear of any Lien (other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in Spinco’s financial statements). There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any Spinco Entity with a fair market value in excess of $10,000,000 to issue or sell any shares of capital stock, voting securities or other equity interests of any such Spinco Entity or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from any such Spinco Entity, any capital stock, voting securities or other equity interests of any such Spinco Entity, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Neither Spinco nor any Spinco Entity has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for capital stock, voting securities or other equity interests having the right to vote) with the equityholders of Spinco or any Spinco Entity on any matter.

Section 6.3 Corporate Authority and Approval.

(a) Spinco has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party as of the date hereof and as of the Effective Time and to consummate the Transactions and the transactions contemplated by the Transaction Documents. This Agreement has been duly executed and delivered by Spinco and constitutes a valid and binding agreement of Spinco, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Spinco Board has (i) approved and declared advisable this Agreement, the Separation and Distribution Agreement and the Transactions, including the Separation, the Distribution and the Merger, (ii) determined that this Agreement, the Separation and Distribution Agreement and the Transactions, including the Separation, the Distribution and the Merger, are in the best interest of Spinco and its sole stockholder and (iii) resolved to recommend the adoption of this Agreement by the sole stockholder of Spinco.

(c) The execution and delivery by Spinco of this Agreement and the other Transaction Documents to which it is or will be a party as of the date hereof and as of the Effective Time and the consummation by Spinco of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary and proper corporate action on its part.

Section 6.4 Governmental Filings; No Violations.

(a) Other than the filing with the SEC of the Distribution Registration Statement and the RMT Partner Registration Statement, the filing of any amendment to the Organizational Documents of Spinco to effect the Separation and Distribution and the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 2.3, (ii) required under the rules and regulations of the NYSE and NASDAQ, (iii) required under the HSR Act or any other applicable Antitrust Laws, the Exchange Act and the Securities Act, (iv) to comply with state securities or “blue-sky” Laws, (v) as may be required with or to the FCC under the Communications Laws, (vi) as may be required with or to the PUCs and other local and state Governmental Entities pursuant to applicable Utilities

Laws and (vii) as may be required with or to Foreign Regulators pursuant to Foreign Regulatory Laws, no filings, notices or reports are required to be made by any Spinco Entity with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by any Spinco Entity from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Spinco or the consummation by Spinco of the Transactions, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect or to prevent, materially delay or materially impair the ability of Spinco to consummate the Transactions.

(b) The execution, delivery and performance by Spinco of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time do not and will not, and the consummation by Spinco of the Transactions and the transactions contemplated by such other Transaction Documents will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of any Spinco Entity, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any Contracts binding upon any Spinco Entity, or, assuming (solely with respect to the performance of this Agreement and the consummation of the Transactions) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 6.4(a) are made or obtained, under any Law, Governmental Order or License to which any Spinco Entity is subject or (iii) any change in the rights or obligations under any Contract to which any Spinco Entity is a party, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect or to prevent, materially delay or materially impair the ability of Spinco to consummate the Transactions.

Section 6.5 Financial Statements.

(a) The unaudited combined balance sheets and the corresponding unaudited combined statements of operations as at and for the fiscal years ended December 31, 2019 and December 31, 2020 of the Spinco Business, as set forth in Section 6.5(a) of the Spinco Disclosure Letter (the “Spinco Financial Statements”), were prepared in good faith and derived from the financial data inputs into the audited financial statements of Remainco for the fiscal years ended December 31, 2019 and December 31, 2020, which were prepared in accordance with GAAP.

(b) The Spinco Financial Statements fairly present in all material respects the financial position of the Spinco Business and the results of its operations, taken as a whole, as of the respective dates thereof and for the respective periods covered thereby in accordance with the Transaction Accounting Principles, subject to the fact that (A) the Spinco Business was not operated on a stand-alone basis during such periods and, therefore, reflect certain cost allocations (including allocations and estimates made by the management of Remainco in preparing such Spinco Financial Statements) that may not reflect what would have been incurred if the Spinco Business had been operated on a stand-alone basis during such periods and (B) such cost allocations shall not be indicative of any such costs to the Spinco Entities that shall result following the Closing.

(c) When delivered pursuant to Section 8.22, the Audited Financial Statements, the Subsequent Unaudited Spinco Financial Statements and the Subsequent Audited Spinco Financial Statements will (i) except as otherwise noted and reflected therein, have been prepared in accordance with GAAP, consistently applied, as at the dates and for the periods presented (subject, with respect to the Subsequent Unaudited Spinco Financing Statements, to normal year-end adjustments, as at the dates and for the periods presented), and (ii) fairly present in all material respects the financial position of the Spinco Business and the results of its operations as of the respective dates thereof and for the respective periods covered thereby on the basis by which the Audited Financial Statements, the Subsequent Unaudited Spinco Financial Statements and the Subsequent Audited Spinco Financial Statements, in each case, were prepared, except for the fact that the Spinco Business was not operated on a stand-alone basis during such periods and, therefore, the Audited Financial Statements, the Subsequent Unaudited Spinco Financial Statements and the Subsequent Audited Spinco Financial Statements will reflect certain costs allocations made that may not reflect what would have been incurred if the Spinco Business had been operated on a stand-alone basis during such periods. The Audited Financial Statements shall conform in all material respects to the published rules and regulations of the SEC applicable to financial statements for each of the periods that will be required to be included in the RMT Partner Registration Statement, the Distribution Registration Statement and the Tender Offer Statement (if applicable).

(d) Remainco maintains disclosure controls and procedures designed to ensure that information required to be disclosed by Remainco with respect to the Spinco Business in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Remainco’s filings with the SEC under the Exchange Act.

(e) None of the Spinco Entities has incurred any Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of any Spinco Entity, the terms of which, or the terms of any instrument under which such Indebtedness, debt securities or rights were issued, requires the public listing of such Indebtedness, debt securities or rights or the maintenance by such Spinco Entity of registration under the Exchange Act. No Spinco Entity is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K promulgated by the SEC) that is material to the Spinco Entities, taken as a whole.

Section 6.6 Absence of Certain Changes.

(a) Since December 31, 2020 and through the date of this Agreement, there has not been any Effect which has had or would, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect.

(b) Since December 31, 2020 and through the date of this Agreement, (i) the Spinco Business has been conducted in the Ordinary Course in all material respects, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material

Spinco Assets, whether or not covered by insurance and (iii) there has not been any action taken by Remainco or any of its Subsidiaries (including the Spinco Entities) that, if taken during the period between the date of this Agreement through the Effective Time, without RMT Partner’s consent, would constitute a breach of Section 8.1(a)(v) (Indebtedness), Section 8.1(a)(ix) (Sale of Assets), Section 8.1(a)(xi) (Acquisitions), Section 8.1(a)(xiii) (Accounting Policies), Section 8.1(a)(xvi) (Investments) or Section 8.1(a)(xxii) (solely to the extent relating to the foregoing clauses Section 8.1(a)(v), Section 8.1(a)(ix), Section 8.1(a)(xi), Section 8.1(a)(xiii) and Section 8.1(a)(xvi)).

Section 6.7 Litigation and Liabilities.

(a) As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Remainco, threatened against Remainco or any of its Subsidiaries (including the Spinco Entities) relating to the Spinco Business or any Spinco Entity, except for those that would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect.

(b) There are no liabilities of the Spinco Business, whether or not accrued, contingent or otherwise other than liabilities (i) disclosed, reflected, reserved against or otherwise provided for in the Spinco Financial Statements for the fiscal year ended December 31, 2020, (ii) incurred in the Ordinary Course since December 31, 2020, (iii) arising out of this Agreement (and which do not arise out of a breach by Remainco or Spinco of any representation or warranty in this Agreement) or third-party service provider obligations incurred in connection with the Transactions or (iv) that would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect. As of the date of this Agreement, none of the Spinco Business or the Spinco Entities is a party to or subject to the provisions of any Governmental Order that would, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect.

Section 6.8 Employee Benefits and Labor Matters.

(a) Each material Spinco Plan as of the date of this Agreement is listed in Section 6.8 of the Spinco Disclosure Letter, and each such Spinco Plan which has received a favorable determination letter from the IRS National Office has been separately identified. True and complete copies of each of the material Spinco Plans (or, if unwritten, a written summary thereof), and all amendments thereto, have been provided or made available to RMT Partner on or prior to the date of this Agreement.

(b) All Spinco Plans are in compliance with applicable Laws (including, if applicable, ERISA and the Code), except as would not be reasonably likely to result in any liability that is material to the Spinco Business, taken as a whole.

(c) Each Spinco Plan other than any Spinco Non-U.S. Benefit Plan (collectively, the “Spinco U.S. Benefit Plans”), which is subject to ERISA (a “Spinco ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Spinco Pension Plan”) and intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS and, to the Knowledge of Remainco, no circumstance exists that is likely to result in the loss of the qualification of such plan under

Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Spinco U.S. Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and Spinco is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Except as would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect, neither the Spinco Business nor any of the Spinco Entities has engaged in a transaction with respect to any Spinco ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject Spinco or any Spinco Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Spinco Business nor any of the Spinco Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(d) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Spinco or any Spinco Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Spinco under Section 4001 of ERISA or Section 414 of the Code (a “Spinco ERISA Affiliate”), except as would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect.

(e) No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.33 or 4043.66, has been required to be filed for any Spinco Pension Plan or by any Spinco ERISA Affiliate within the 12-month period ending on the date of this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(f) Each Multiemployer Plan maintained, sponsored or contributed to by Spinco or any Spinco ERISA Affiliate (a “Spinco Multiemployer Plan”), as of the date of this Agreement, is listed in Section 6.8(f) of the Spinco Disclosure Letter, and true and complete copies of each such Multiemployer Plan and all amendments thereto have been provided or made available to RMT Partner on or prior to the date of this Agreement. With respect to any Spinco Multiemployer Plan, (i) neither Spinco nor any Spinco ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, except as would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect, and (ii) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not reasonably be likely to have a Spinco Material Adverse Effect.

(g) All contributions required to be made by Spinco or Spinco Subsidiaries under each Spinco Plan and each Spinco Multiemployer Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Spinco Plan and Spinco Multiemployer Plan have been properly accrued and reflected in the Spinco Financial Statements, except as would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect.

(h) Neither any Spinco Pension Plan nor any single-employer plan of a Spinco ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, and no Spinco ERISA Affiliate has an outstanding funding waiver. Neither any Spinco Pension Plan nor any single-employer plan of a Spinco ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Spinco Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither Spinco nor any of its Subsidiaries has provided, or is required to provide, security to any Spinco Pension Plan or to any single-employer plan of a Spinco ERISA Affiliate pursuant to Section 401(a)(29) of the Code. With respect to any Spinco Pension Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (1) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (2) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been, or is expected to be, incurred by Spinco or any Spinco Subsidiaries and (3) the PBGC has not instituted proceedings to terminate any such Spinco Pension Plan.

(i) Under each Spinco Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Spinco Pension Plan’s most recent actuarial valuation), did not materially exceed the then-current value of the assets of such Spinco Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Spinco Pension Plan since the last day of the most recent plan year.

(j) As of the date of this Agreement, there is no pending or, to the Knowledge of Remainco, threatened litigation relating to the Spinco Plans, except as would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect.

(k) Neither Spinco nor its Subsidiaries have any obligations for material retiree health or life benefits under any of the Spinco ERISA Plans or any Collective Bargaining Agreement, except as required by Section 4980B of the Code or Section 601 of ERISA.

(l) Neither the execution of this Agreement, stockholder adoption of this Agreement, receipt of approval or clearance from any one or more Governmental Entities of the Transactions, nor the consummation of the Transactions will, either alone or in combination with any other event, (i) cause any employees of Spinco or any Spinco Subsidiaries to become eligible for any increase in severance pay (including any increase from zero) upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the Spinco Plans, (iii) limit or restrict the right of Spinco or, after the consummation of the Transactions, Remainco to merge, amend or terminate any of the Spinco Plans or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(m) Each Spinco Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (i) has been operated and administered in good faith compliance with Section 409A of the Code since July 1, 2018 and (ii) has been operated and administered in documentary compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder since July 1, 2018, in each case, except as would not be reasonably likely to result in any liability that is material to the Spinco Business, taken as a whole.

(n) Neither Spinco nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any taxes, interest or penalties incurred pursuant to Section 409A, 280G or 4999 of the Code.

(o) Except as would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect, (i) Spinco and the Spinco Subsidiaries (A) are in compliance with applicable Laws that require amounts to be withheld, informed or paid with respect to earnings, salaries and other payments to employees, including applicable withholding Taxes, health and social security contributions and pension contributions, and (B) have no liability by reason of an individual who performs or performed services for Spinco or any Spinco Subsidiaries in any capacity being improperly excluded from participating in an Spinco Plan and (ii) to the Knowledge of Remainco, each of the employees of Spinco and the Spinco Subsidiaries has been properly classified by Spinco and the Spinco Subsidiaries as “exempt” or “non-exempt” under applicable Law.

(p) As of the date of this Agreement, except as would not result in any material liability to Spinco and the Spinco Subsidiaries, taken as a whole, (i) neither Spinco nor any Spinco Subsidiaries is a party to or otherwise bound by work rules or a Collective Bargaining Agreement, (ii) nor is Spinco or any Spinco Subsidiaries the subject of any proceeding asserting that Spinco or any Spinco Subsidiaries has committed an unfair labor practice or is seeking to compel Spinco to bargain with any labor union or labor organization, (iii) nor is there pending or, to the Knowledge of Remainco, threatened, nor has there been since July 1, 2018 and prior to the date of this Agreement, any labor strike, walkout, work stoppage, slowdown or lockout affecting Spinco Employees. On and after the date of this Agreement, there has been no labor strike, walkout, work stoppage, slowdown or lockout affecting Spinco Employees, except as would not reasonably be likely to have, individually or in the aggregate, a Spinco Material Adverse Effect. Except as would not result in any material liability to Spinco and the Spinco Subsidiaries, taken as a whole, as of the date of this Agreement, none of the employees of Spinco or any Spinco Subsidiaries is represented by a labor union, and, to the Knowledge of Remainco, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened involving employees of Spinco or any Spinco Subsidiaries.

(q) Spinco is, and has been since July 1, 2018, in compliance with all applicable Laws governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, disability, human rights, fair labor standards, pay equity, civil rights, safety and health, plant closures and layoffs, notification under the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local Law (“WARN”), wrongful discharge and workers’ compensation, except as would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect. Spinco does not have any material requirement under Contract or Law to provide notice to, or to enter into any consultation procedure with, any labor union or other organization in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

Section 6.9 Compliance with Laws, Licenses.

(a) The Spinco Business and the businesses of each of the Spinco Entities, since July 1, 2018, have not been, and are not being, conducted in violation of any applicable federal, state, local, foreign or transnational Law or any Governmental Order, except for such violations that would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect. To the Knowledge of Remainco, there is no proceeding, notice of violation, order of forfeiture, inquiry, administrative action, complaint or investigation pending or threatened by the FCC or any other Governmental Entity with respect to any of the Remainco Entities (to the extent relating to the Spinco Business) or any of the Spinco Entities is pending or, as of the date of this Agreement, threatened, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect, the Spinco Entities possess each License necessary to conduct the Spinco Business.

(b) For each Spinco Communications License, Section 6.9(b) of the Spinco Disclosure Letter shows the issuance and expiration dates, the name of the Person holding such Spinco Communications License and the services authorized to be provided with such License. Each Person holding a Spinco Communications License is in compliance with such Spinco Communications License and the rules and regulations of the Governmental Entities issuing such Spinco Communications License, except for failures to comply that are, individually or in the aggregate, not material to the Spinco Business, taken as a whole. There is not pending or, to the Knowledge of Remainco, threatened before the FCC or a Foreign Regulator or any other Governmental Entity, any material proceeding, notice of violation, order of forfeiture, inquiry, administrative action, complaint or investigation (A) against any of the Remainco Entities (to the extent relating to the Spinco Business) or any of the Spinco Entities, (B) relating to any of the Spinco Communications Licenses, including any such proceeding, notice, order, inquiry, action, complaint or investigation reasonably likely to result in the revocation, suspension, cancellation, rescission or modification of any material Spinco Communications License or other impairment in any material respect of the operation of the Spinco Business as it is conducted as of the date of this Agreement, except (x) proceedings to amend the Communications Laws not directed at the Remainco Entities (to the extent relating to the Spinco Business) or the Spinco Entities or (y) proceedings of general applicability to the broadcasting or audio-visual media services industries or (C) that would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect.

(c) Section 6.9(c) of the Spinco Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of, to the Knowledge of Remainco, (i) all pending applications for Licenses by any Remainco Entity or Spinco Entity that, if issued or granted, would be Spinco Communications Licenses, (ii) all pending applications by Remainco Entities and Spinco Entities for material modification, extension or renewal of any Spinco Communication

Licenses, or material waiver of any condition thereto, except for any modification, extension, renewal or waiver in the Ordinary Course (iii) any agreements to acquire a License that, upon acquisition by a Remainco Entity or a Spinco Entity, would become a Spinco Communications License and (iv) any agreements to acquire a Person to which a License has been issued or granted which upon the consummation of such acquisition would become a Spinco Communications License.

(d) Except for restrictions or conditions that appear on the face of the Spinco Communications Licenses, and except for restrictions or conditions that pertain to the FCC Licenses under generally applicable rules of the FCC, to the Knowledge of Remainco, no Spinco Communications License held by a Remainco Entity or a Spinco Entity is subject to any restriction or condition which would limit in any material respect the operation of the Spinco Business as it is conducted as of the date of this Agreement.

(e) The Remainco Entities (to the extent relating to the Spinco Business), the Spinco Entities and, to the Knowledge of Remainco, the officers, directors, employees and agents of Remainco (to the extent relating to the Spinco Business) and the Spinco Entities are in compliance in all material respects with, and since July 1, 2018 have complied in all material respects with: (i) the provisions of the FCPA applicable to the Spinco Business, the Spinco Entities and such officers, directors, employees and agents and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Spinco Business is operated or has been operated or the Spinco Entities operate or have operated and in which any agent thereof is conducting or has business involving the Spinco Business. Since July 1, 2018, the Remainco Entities (to the extent relating to the Spinco Business), the Spinco Entities and, to the Knowledge of Remainco, the officers, directors, employees and agents of Remainco (to the extent relating to the Spinco Business) and the Spinco Entities, have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation of any material respect of the FCPA or any Laws described in clause (ii) of the foregoing sentence.

(f) The Spinco Business and the Spinco Entities have instituted and maintain policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Spinco Business is operated or a Spinco Entity operates.

(g) None of the Remainco Entities (with respect to the Spinco Business), the Spinco Entities or, to the Knowledge of Remainco, any director, manager or employee of the Remainco Entities (with respect to the Spinco Business) or the Spinco Entities (in his or her capacity as a director, manager or employee of such Remainco Entity or Spinco Entity), are, and since July 1, 2018, have been, subject to any pending, or, to the Knowledge of Remainco, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Spinco Business or the Spinco Entities relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws.

(h) Without limiting the generality of the foregoing, each of the Remainco Entities (to the extent relating to the Spinco Business) and Spinco Entities, since July 1, 2018, has been and currently is in compliance in all material respects with the Export and Sanctions Regulations. The Spinco Business and the Spinco Entities also have instituted and maintain policies and procedures reasonably designed to ensure compliance with the Export and Sanctions Regulations in each jurisdiction in which the Spinco Business is operated or the Spinco Entities operate or are otherwise subject to jurisdiction.

(i) None of the Remainco Entities (to the extent relating to the Spinco Business), the Spinco Entities or, to the Knowledge of Remainco, any director, manager or employee of the Remainco Entities (to the extent relating to the Spinco Business) or the Spinco Entities (in his or her capacity as a director, manager or employee of such Person or any of its Subsidiaries), are, and since July 1, 2018, have been, subject to any actual, pending or, to the Knowledge of Remainco, threatened Proceedings, demands, notices of violation, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Spinco Business or any of the Spinco Entities relating to the Export and Sanctions Regulations.

(j) Except as would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect, the Remainco Entities (to the extent relating to the Spinco Business) and the Spinco Entities are in compliance with the rules and regulations of all performing rights societies and industry guilds applicable to their operations.

Section 6.10 Sufficiency of Assets. As of the Closing (assuming receipt of all consents described in Section 5.3 and Section 6.4 and any other filings, notices, reports, consents, registrations, approvals, permits, License transfers, expirations of waiting periods or authorizations required in connection with the consummation of the Transactions have been made or obtained), except for the services and assets listed on Section 6.10 of the Spinco Disclosure Letter, the Spinco Assets, when taken together with the transitional and operational services to be provided following the Closing to the Spinco Entities under the Transition Services Agreement and the rights granted or to be granted pursuant to this Agreement and the other Transaction Documents (and any Contracts which cease to be in effect at or in connection with the Closing, including pursuant to Section 1.6 of the Separation and Distribution Agreement), constitute all of the assets, properties and rights necessary for the Spinco Entities to conduct the Spinco Business immediately after the Closing in substantially the same manner as currently conducted on the date hereof and as it has been conducted in the twelve months prior to the date hereof taking into account the natural evolution of the Spinco Business during the interim period between the date hereof and the Closing (to the extent permitted under this the terms of this Agreement). For clarity, the foregoing is not a representation of non-infringement of Intellectual Property.

Section 6.11 Certain Contracts.

(a) Section 6.11(a) of the Spinco Disclosure Letter sets forth a list as of the date of this Agreement of each Contract to which any Spinco Entity or Remainco Entity (to the extent relating to the Spinco Business) is a party or bound, other than Contracts solely among the Spinco Entities (other than the Spinco JVs) and Contracts that do not constitute Spinco Assets or Spinco Assumed Liabilities (each such Contract required to be listed on Section 6.11(a) of the Spinco Disclosure Letter, a “Spinco Material Contract”), which:

(i) provides that any Spinco Entity will not compete with any other Person, or which grants “most favored nation” protections to the counterparty to such Contract, that in each case after the Effective Time would be binding upon RMT Partner or any of its Subsidiaries (other than any Spinco Entity upon which it is binding as of the date hereof);

(ii) purports to limit in any material respect either the type of business in which a Spinco Entity may engage or the manner or locations in which any of them may so engage in any business, that in each case after the Effective Time would be binding upon any of RMT Partner or any of its Subsidiaries (other than any Spinco Entity upon which it is binding as of the date hereof);

(iii) requires a Spinco Entity (or, after the Effective Time, RMT Partner or any of its Subsidiaries) to deal exclusively with any Person or group of related Persons which Contract is reasonably likely to provide for annual revenues or expenses of $400,000,000 or more (other than any licenses or other Contracts related to film, television or game production or distribution, film financing or theme parks entered into in the Ordinary Course);

(iv) is material to the formation, creation, operation, management or control of any partnership or joint venture, the book value of Remainco’s investment in which exceeds $400,000,000, other than (A) partnerships or joint ventures formed by film, television and game production entities or (B) film financing partnerships or contractual arrangements for film financing treated as partnerships for Tax purposes, in each case, in the Ordinary Course;

(v) is a Contract for the lease of real or personal property providing for annual payments of $50,000,000 or more;

(vi) contains a put, call or similar right pursuant to which any Spinco Entity would be required to purchase or sell, as applicable, any equity interests of any Person or assets (excluding Intellectual Property) at a purchase price which exceeds, or the fair market value of the equity interests or assets (excluding Intellectual Property) of which would exceed, $200,000,000;

(vii) is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (i) through (vii) that has or would reasonably be likely to, either pursuant to its own terms or the terms of any related Contracts, involve payments or receipts in excess of $500,000,000 in any year;

provided that notwithstanding the foregoing, Spinco Material Contracts shall not include any Affiliation Agreements or Contracts for the acquisition, production or development of video programming.

(b) Each of the Spinco Material Contracts, and each Contract entered into after the date hereof that would have been a Spinco Material Contract if entered into prior to the date hereof (each, a “Spinco Additional Contract”) is (or if entered into after the date hereof, will be) valid and binding on the applicable Remainco Entity or Spinco Entity, as the case may be, and, to the Knowledge of Remainco, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect. None of the Remainco Entities (to the extent relating to the Spinco Business), Spinco Entities or, to the Knowledge of Remainco, any other party is in breach of or in default under any Spinco Material Contract or Spinco Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by a Remainco Entity (to the extent relating to the Spinco Business) or a Spinco Entity, in each case, except for such breaches and defaults as would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect. To the Knowledge of Remainco, as of the date of this Agreement, none of the Remainco Entities or the Spinco Entities has received written notice alleging a breach of or default under any Spinco Material Contract.

Section 6.12 Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect: (a) each of the Remainco Entities (to the extent relating to the Spinco Business) and the Spinco Entities has since July 1, 2018 been in compliance with all applicable Environmental Laws, (b) the environmental conditions at the properties currently owned, leased or operated by the Remainco Entities (to the extent relating to the Spinco Business) and the Spinco Entities (including soils, groundwater and surface water), and, to the Knowledge of Remainco, any formerly owned, leased or operated properties, are not contaminated with any Hazardous Substance that has or would reasonably be likely to result in the Spinco Business or the Spinco Entities incurring liability or having to conduct or fund any cleanup or other remedial activity pursuant, directly or indirectly, to any applicable Environmental Law, (c) none of the Remainco Entities (to the extent relating to the Spinco Business) and the Spinco Entities is subject to any Proceeding, or has otherwise received a written notice, alleging that it is liable for the release or threat of release of any Hazardous Substance that has or would reasonably be likely to result in the Spinco Business or the Spinco Entities incurring liability under any applicable Environmental Law, (d) none of the Remainco Entities (to the extent relating to the Spinco Business) and the Spinco Entities have received any written notice, demand, letter, claim or request for information alleging that such Remainco Entity or Spinco Entity may be in violation of or subject to liability under any Environmental Law, (e) none of the Remainco Entities (to the extent relating to the Spinco Business) and the Spinco Entities are subject to any outstanding obligations under any orders, decrees or injunctions, or outstanding obligations or claims under any indemnities or other contractual agreements, concerning liability or obligations relating to any Environmental Law and (f) to the Knowledge of Remainco, there are no other environmental conditions involving the Remainco Entities (to the extent relating to the Spinco Business) and the Spinco Entities that would reasonably be likely to result in a liability to the Spinco Business or the Spinco Entities pursuant to any Environmental Law.

Section 6.13 Taxes. Except as would not reasonably be likely to have, individually or in the aggregate, a Spinco Material Adverse Effect:

(a) All Tax Returns required to be filed by or with respect to any Spinco Entity, the Spinco Assets or the Spinco Business have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete. All Taxes of or with respect to any Spinco Entity, the Spinco Assets or the Spinco Business, whether or not shown as due on such Tax Returns, have been paid, or adequate accruals or reserves therefor in accordance with GAAP have been provided on the books of the Spinco Entities (or other entities holding a Spinco Business or Spinco Assets).

(b) All Taxes required to be withheld in respect of the Spinco Business, the Spinco Assets or any Spinco Entity by Remainco, Spinco or their respective Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Taxing authority.

(c) No deficiency or other assessment or adjustment for any Taxes has been asserted or assessed by any Taxing authority in writing against any Spinco Entity, the Spinco Business or the Spinco Assets (or, to the Knowledge of Remainco, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn. No claim, audit or other proceeding by any Taxing authority is pending or ongoing (or, to the Knowledge of Remainco, has been threatened or proposed) with respect to any Taxes of or with respect to any Spinco Entity, the Spinco Business or the Spinco Assets.

(d) Other than in connection with the Distribution or otherwise in connection with the separation of the Spinco Business (including transactions contemplated by the Internal Restructuring and transactions that have already occurred in connection with such separation), no Spinco Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) during the two-year period ending on the date of this Agreement.

(e) No Spinco Entity (or other entity holding a Spinco Business or Spinco Assets) has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding provision of state, local or foreign Tax Law).

(f) There are no Liens for Taxes (other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded) upon the assets of any Spinco Entity or the Spinco Business.

(g) No Spinco Entity (A) is, or since July 1, 2018 has been, a member of any affiliated, combined, consolidated, unitary or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which is Remainco or any of its Subsidiaries), (B) has any liability for the Taxes of any Person (other than Remainco or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by operation of Law or by Contract (other than customary commercial, leasing or employment Contracts entered into in the Ordinary Course, the primary purposes of which do not relate to Taxes) or (C) is party to (or will be liable in respect of) any Contract relating to the allocation, sharing or indemnification of Taxes, other than (i) the Tax Matters Agreement, (ii) customary commercial, leasing or employment Contracts entered into in the Ordinary Course, the primary purposes of which do not relate to Taxes and (iii) Contracts solely between or among Spinco Entities.

(h) No Taxing authority has notified any Spinco Entity (or other entity holding a Spinco Business or Spinco Assets) in writing that it is or may be subject to taxation by a jurisdiction in which it does not presently file Tax Returns.

(i) As of the date hereof, Remainco is not aware of the existence of any reason, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede (i) the Contribution, the Distribution, the Spinco Special Cash Payment, any Additional Amount Distribution, any Securities Issuance, any Securities Exchange or the Merger from qualifying for the Intended Tax Treatment or (ii) either Remainco or Spinco from delivering the Remainco Tax Representation Letters and the Spinco Tax Representation Letters, respectively, at the applicable time set forth in Section 8.14(c).

(j) No Spinco Entity will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale, open transaction disposition or intercompany transaction made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Law) entered into on or prior to the Closing Date, (iv) a change in the method of accounting for a period ending prior to or including the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Tax Law), (v) an election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign Tax Law) or (vi) a ruling received from any Taxing authority on or prior to the Closing Date. No Spinco Entity has made an election under Section 965(h) of the Code for which it has outstanding liability or will have liability after the Closing.

(k) Spinco is not and has not been, in the five-year period ending on the date hereof, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

Section 6.14 Intellectual Property.

(a) All material Registered IP owned by the Spinco Entities is subsisting, and, except as would not reasonably be likely to have a material adverse impact on the business or operations of the Spinco Entities, taken as a whole, in the jurisdiction(s) where such Registered IP is issued or registered, to the Knowledge of Remainco, any such issued Registered IP is valid and enforceable.

(b) Except as would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect, (i) the Spinco Entities own, or have sufficient rights to use, all Spinco IP, and (ii) such ownership or other rights shall survive the consummation of the Transactions unchanged.

(c) To the Knowledge of Remainco, the Spinco Entities have not since the Applicable Date, and do not, infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party (except as would not reasonably be likely to have a material adverse impact on the business or operations of the Spinco Entities, taken as a whole), and except as would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect, to the Knowledge of Remainco no third party is infringing, misappropriating or otherwise violating any Spinco IP owned by or licensed to the Spinco Entities. There are no pending or, to the Knowledge of Remainco, threatened in writing, proceedings, administrative claims, litigation, suits, actions or investigations (i) alleging that the operation of the business of the Spinco Entities infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person, (ii) alleging that the Spinco Entities have defamed any Person or (iii) terminating or purporting to terminate copyright assignments pursuant to 17 U.S.C. §203 or §304 or their foreign equivalents relating to any Spinco Program, in each case of the foregoing clauses (i), (ii) and (iii), that would reasonably be likely to have a materially adverse impact on the business or operations of the Spinco Entities, taken as a whole.

(d) Except as would not reasonably be likely to have a material adverse impact on the business or operations of the Spinco Entities, taken as a whole, the Spinco Entities take and have taken commercially reasonable measures to maintain, preserve and protect (i) their respective interests in the Intellectual Property material to the respective businesses of the Spinco Entities, and (ii) the confidentiality of the Trade Secrets owned by the Spinco Entities or otherwise used by the Spinco Entities under an obligation of confidentiality. Except as would not reasonably be likely to have a Spinco Material Adverse Effect, there has not been any disclosure or other compromise of any confidential or proprietary information of any Spinco Entity (including any such information of any other Person disclosed in confidence to any Spinco Entity) to any third party in a manner that has resulted or would reasonably be likely to result in any liability to a Spinco Entity.

(e) Except as would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect: (i) the Information Technology used in the Spinco Entities’ businesses operates and performs in all respects as required to permit the Spinco Entities to conduct their respective businesses as currently conducted, (ii) such Information Technology has not malfunctioned or failed since the Applicable Date and (iii) to the Knowledge of Remainco, since the Applicable Date, no Person has gained unauthorized access to the Information Technology of any Spinco Entity in a manner that has resulted or would reasonably be likely to result in liability to such Spinco Entity. Except as would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect, to the Knowledge of Remainco, none of the software owned by the Spinco Entities contains or is distributed with any shareware, open source code or other software for which use or distribution is under a license that requires any Spinco Entity to do any of the following: (A) disclose or distribute the software owned by any Spinco Entity in source code form, (B) authorize a licensee of the software owned by any Spinco Entity to make derivative works of such software owned by the same or (C) distribute the software owned by any Spinco Entity at no cost to the recipient.

(f) Except as would not reasonably be likely to have a material adverse impact on the business or operations of the Spinco Entities, (i) the Spinco Entities have implemented backup, security and disaster recovery technology and procedures consistent with standard practices for the industries in which the Spinco Entities operate in each applicable jurisdiction in which they do business, (ii) the Spinco Entities are in compliance with applicable Laws and

Governmental Orders regarding the privacy and security of customer, employee and other Personal Data and are compliant in all respects with their respective privacy policies and (iii) to the Knowledge of Remainco, there have not been any incidents of, or third-party claims related to, any loss, theft, unauthorized access to or acquisition, modification, disclosure, corruption or other misuse of any Personal Data in the Spinco Entities’ possession. To the Knowledge of Remainco, no Spinco Entity has received any notice of any claims, investigations (including investigations by any Governmental Entity) or alleged violations of any Laws and Governmental Orders with respect to Personal Data possessed by such Spinco Entity.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Spinco Material Adverse Effect, each of the Spinco Entities (i) stores and maintains in a commercially reasonable manner (A) each of the Spinco Library Pictures and (B) the Spinco Library Tangible Assets, in each case, in accordance with standard industry practices and (ii) has the right to Exploit such Spinco Library Pictures and Spinco Library Tangible Assets in the ordinary course of business consistent with past practice.

(h) It is the standard policy of the Spinco Entities that each employee and consultant of the Spinco Entities who contributes to the production or development of any material Spinco IP owned or purported to be owned by the Spinco Entities, executes a written agreement with an assignment of inventions and rights provision (such as certificate of authorship or certificate of results and proceeds) or work-made-for-hire provision or otherwise assigns such Intellectual Property rights to the Spinco Entities by operation of law.

Section 6.15 Insurance. The insurance policies held by the Remainco Entities (to the extent relating to the Spinco Business) and the Spinco Entities provide adequate coverage for all normal risks incident to the Spinco Business and the Spinco Assets, except for any such failures to maintain such policies that would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid in all material respects and none of the Remainco Entities or Spinco Entities, as applicable, is in default with respect to any obligations under such policies in any material respect. None of the Remainco Entities or Spinco Entities has received any notice of cancellation or termination with respect to any such policies, except for cancellations or termination that would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect.

Section 6.16 Related-Party Transactions. To the Knowledge of Remainco, no present director, executive officer, stockholder, partner, member, employee or Affiliate of any Remainco Entity or Spinco Entity (other than its Subsidiaries), or any of such Person’s Affiliates or immediate family members, is party to any Contract with or binding upon any Spinco Entity or has engaged in any transaction with any of the foregoing within the last twelve months, in each case, that is of a type that would be required to be disclosed in the Remainco Reports pursuant to Item 404 of Regulation S-K that has not been so disclosed.

Section 6.17 Spinco Real Property.

(a) Section 6.17(a) of the Spinco Disclosure Letter sets forth as of the date hereof a true, correct and complete list of all Spinco Owned Real Property with a market value in excess of $100,000,000 (the “Material Spinco Owned Real Property”). One of the Spinco Entities has good and marketable fee simple title to the Material Spinco Owned Real Property, free and clear of all Liens other than Spinco Permitted Encumbrances. With respect to such Material Spinco Owned Real Property: (i) no Spinco Entity has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy such Material Spinco Owned Real Property or any portion thereof, in each case, which involved consideration or payments by or to such Spinco Entity in excess of $50,000,000 during the calendar year ended December 31, 2020, or which is reasonably expected to involve consideration or payments by or to any Spinco Entity in excess of $50,000,000 in any future calendar year and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Material Spinco Owned Real Property or any material portion thereof or interest therein.

(b) Section 6.17(b) of the Spinco Disclosure Letter sets forth as of the date hereof a true, correct and complete list of all Spinco Leased Real Properties for which Remainco or any of its Subsidiaries (including the Spinco Entities) made annual payments of $50,000,000 or more in 2020 (the “Material Spinco Leased Real Properties”). One of the Spinco Entities has good and valid leasehold estate in and to the Material Spinco Leased Real Property, free and clear of all Liens other than Spinco Permitted Encumbrances. With respect to each Spinco Lease with respect to a Material Spinco Leased Real Property: (i) neither Remainco nor any of its Subsidiaries (including the Spinco Entities) has subleased, licensed or otherwise granted any Person the right to use or occupy such Material Spinco Leased Real Property or any portion thereof, in each case, which involved consideration or payments by or to Remainco or any of its Subsidiaries (including the Spinco Entities) in excess of $50,000,000 during the calendar year ended December 31, 2020, or which is reasonably expected to involve consideration or payments by or to Remainco or any of its Subsidiaries (including the Spinco Entities) in excess of $50,000,000 during any future calendar year and (ii) neither Remainco nor any of its Subsidiaries (including the Spinco Entities) has collaterally assigned or granted any other security interest in such Spinco Lease or any interest therein. ) neither Remainco nor any of its Subsidiaries (including the Spinco Entities) is in material breach of or material default under the terms of any Spinco Lease with respect to a Material Spinco Leased Real Property. To the Knowledge of Remainco, as of the date hereof, no other party to any Spinco Lease with respect to a Material Spinco Leased Real Property is in material breach of or in material default under the terms of such Spinco Lease.

(c) No condemnation or eminent domain proceeding is pending or, to the Knowledge of Remainco, threatened, which could reasonably be expected to preclude or impair the use of any Material Spinco Owned Real Property by any Spinco Entity.

Section 6.18 Brokers and Finders. Subject to Section 5.6, no Spinco Entity has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ or other fees in connection with the Transactions.

Section 6.19 Information To Be Supplied. The information supplied or to be supplied by Remainco or any of its Subsidiaries (including the Spinco Entities) for inclusion in the Securities Filings will not, on the date of filing of the applicable Securities Filing or, in the case of the Distribution Registration Statement or the RMT Partner Registration Statement, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the dates the Proxy Statement is mailed to the stockholders of RMT Partner, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.20 Spinco Financing. On or prior to the date of this Agreement, Spinco has delivered to RMT Partner a true, complete and fully executed copy of the Spinco Commitment Letter. As of the date of this Agreement, (a) the Spinco Commitment Letter has not been amended, waived or modified in any respect, (b) to the knowledge of Remainco, the respective commitments contained in the Spinco Commitment Letter have not been withdrawn, terminated, modified or rescinded in any respect and (c) the Spinco Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Spinco, and, to the knowledge of Remainco, the other parties thereto, enforceable against Spinco, and to the knowledge of Remainco, each of the other parties thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, except for the Spinco Commitment Letter, to the knowledge of Remainco, there are no side letters or other Contracts related to any portion of the funding of the Spinco Financing, other than as expressly set forth in the Spinco Commitment Letter delivered to RMT Partner on or prior to the date of this Agreement. As of the date of this Agreement, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Spinco, its Affiliates or, to the knowledge of Remainco, any other party to the Spinco Commitment Letter, under the Spinco Commitment Letter, or, to the knowledge of Remainco, would result in any portion of the Spinco Financing being unavailable or delayed.

Section 6.21 No Other Representations and Warranties . Except for the representations and warranties made by Remainco and Spinco in ARTICLE V or this ARTICLE VI, none of Remainco, Spinco or any other Person makes any express or implied representation or warranty with respect to Remainco, Spinco or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and each of Remainco and Spinco hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing, none of Remainco, Spinco or any other Person makes or has made any representation or warranty to RMT Partner or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Remainco, Spinco, any of their Affiliates or any of their respective businesses (including the Spinco Business), or (b) any oral or, except for the representations and warranties made by Remainco or Spinco in ARTICLE V or this ARTICLE VI, written information made available to RMT Partner or any of its Affiliates or Representatives in the course of their evaluation of Remainco, Spinco, the Spinco Entities or the Spinco Business, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF RMT PARTNER AND MERGER SUB

Except as set forth in the forms, statements, certifications, reports and documents or furnished by the RMT Partner with the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date but prior to the date of this Agreement (such forms, statements, reports and documents, in each case as amended prior to this Agreement, the “RMT Partner Reports”)

(excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to Remainco and Spinco by RMT Partner and Merger Sub concurrently with the execution and delivery of this Agreement (the “RMT Partner Disclosure Letter”), it being agreed that for purposes of the representations and warranties set forth in this ARTICLE VII, disclosure of any item in any section or subsection of the RMT Partner Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face, RMT Partner hereby represents and warrants to Remainco that (provided that the representations and warranties in this ARTICLE VII (except in the case of Section 7.1 and Section 7.2(d) and Section 7.2(e)) with respect to the non-wholly owned Subsidiaries of RMT Partner shall be given solely to the extent of the Knowledge of RMT Partner):

Section 7.1 Organization, Good Standing and Qualification. Each of RMT Partner, Merger Sub and RMT Partner’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect or to prevent, materially delay or materially impair the ability of RMT Partner to consummate the Transactions. Prior to the date of this Agreement, RMT Partner has made available to Remainco complete and correct copies of the Organizational Documents of RMT Partner as amended to and as in effect on the date of this Agreement.

Section 7.2 Capital Structure.

(a) As of the date of this Agreement and immediately prior to the Charter Amendment Effective Time, the authorized capital stock of RMT Partner consists of (i) 1,700,000,000 shares of RMT Partner Series A Common Stock, (ii) 100,000,000 shares of RMT Partner Series B Common Stock, (iii) 2,000,000,000 shares of RMT Partner Series C Common Stock, (iv) 75,000,000 shares of RMT Partner Series A Preferred Stock, (v) 7,852,583 shares of RMT Partner Series A-1 Preferred Stock, (vi) 75,000,000 shares of RMT Partner Series C Preferred Stock, (vii) 6,218,593 shares of RMT Partner Series C-1 Preferred Stock and (viii) 35,928,824 shares of RMT Partner Series Preferred Stock. As of the close of business on May 14, 2021, there were issued and outstanding (A) 168,748,766 shares of RMT Partner Series A Common Stock, (B) 6,512,378 shares of RMT Partner Series B Common Stock, (C) 330,146,263 shares of RMT Partner Series C Common Stock, (D) 7,852,582 and 4/9 shares of RMT Partner Series A-1 Preferred Stock, (E) 4,313,349 and 1/2 shares of RMT Partner Series C-1 Preferred Stock and (F) zero shares of RMT Partner Series A Preferred Stock, RMT Partner Series C Preferred Stock or RMT Partner Series Preferred Stock. All of the outstanding shares of Pre-Closing RMT Partner Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of May 14, 2021, there was (1) an aggregate of 91,373,947 shares of RMT Partner Series A Common Stock, zero shares of RMT Partner Series B Common Stock and 4,669,931 shares of RMT Partner Series C Common Stock reserved for, and 63,686,996 shares of

RMT Partner Series A Common Stock, zero shares of RMT Partner Series B Common Stock and 3,088,231 shares of RMT Partner Series C Common Stock available for, issuance pursuant to the RMT Partner Plans identified in Section 7.2(a) of the RMT Partner Disclosure Letter as being the only RMT Partner Plans pursuant to which shares of Pre-Closing RMT Partner Capital Stock may be issued (the “RMT Partner Stock Plans”), (2) an aggregate of 71,107,312 shares of RMT Partner Series A Common Stock reserved for, and 70,673,242 shares of RMT Partner Series A Common Stock subject to, issuance upon conversion of the RMT Partner Series A-1 Preferred Stock outstanding as of May 14, 2021, (3) an aggregate of 124,348,859 shares of RMT Partner Series C Common Stock reserved for, and 83,527,151 shares of RMT Partner Series C Common Stock subject to, issuance upon conversion of the RMT Partner Series C-1 Preferred Stock outstanding as of May 14, 2021, and (4) an aggregate of 6,512,378 shares of RMT Partner Series A Common Stock reserved for, and 6,512,378 shares of RMT Partner Series A Common Stock subject to, issuance upon conversion of the RMT Partner Series B Common Stock issued and outstanding as of May 14, 2021. Except as provided in the preceding sentence and disclosed in Section 7.2(a) of the RMT Partner Disclosure Letter and except for shares of Pre-Closing RMT Partner Capital Stock that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, RMT Partner has no shares of Pre-Closing RMT Partner Capital Stock reserved for, or subject to, issuance. Section 7.2(a) of the RMT Partner Disclosure Letter contains a correct and complete list as of May 14, 2021 of the number of shares of RMT Partner Series A Common Stock, RMT Partner Series B Common Stock and RMT Partner Series C Common Stock subject to (w) outstanding options under the RMT Partner Stock Plans (“RMT Partner Options”), (x) outstanding stock appreciation rights under the RMT Partner Stock Plan (“RMT Partner SARs”), (y) outstanding restricted stock units under the RMT Partner Stock Plans (“RMT Partner Restricted Stock Units”) and (z) outstanding performance-based restricted stock units (assuming the achievement of performance criteria at maximum levels) (“RMT Partner Performance Restricted Stock Units”) under the RMT Partner Stock Plans.

(b) Immediately following the Charter Amendment Effective Time and at the Effective Time, the authorized capital stock of RMT Partner will consist of 10,800,000,000 shares of RMT Partner Common Stock and 1,200,000,000 shares of RMT Partner Preferred Stock.

(c) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. As of the date of this Agreement all of the issued and outstanding capital stock of Merger Sub is owned, directly or indirectly, by RMT Partner, and there are (i) no other shares of capital stock, voting securities or other equity interests of Merger Sub, (ii) no securities or obligations of Merger Sub convertible into or exchangeable for capital stock, voting securities or other equity interests of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or other equity interests or securities or obligations convertible into or exchangeable for capital stock, voting securities or other equity interests of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement and the Transactions.

(d) From March 31, 2021 to the execution of this Agreement, RMT Partner has not issued any shares of Pre-Closing RMT Partner Capital Stock except pursuant to the exercise of RMT Partner Options or the settlement of RMT Partner Restricted Stock Units, RMT Partner SARs and RMT Partner Performance Restricted Stock Units that were issued and outstanding as of March 31, 2021, in accordance with their terms and, since the date of this Agreement, except as permitted by this Agreement for the period following the date of this Agreement, RMT Partner has not issued any RMT Partner Options, RMT Partner SARs, RMT Partner Restricted Stock Units or RMT Partner Performance Restricted Stock Units. Upon any issuance of any shares of Pre-Closing RMT Partner Capital Stock in accordance with the terms of the RMT Partner Stock Plans, such shares of Pre-Closing RMT Partner Capital Stock will be duly authorized, validly issued and fully paid and nonassessable and free and clear of any Lien. Each of the outstanding shares of capital stock, voting securities or other equity interests of each of RMT Partner’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned by RMT Partner or by a direct or indirect wholly owned Subsidiary of RMT Partner, free and clear of any Lien (other than any Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in RMT Partner’s financial statements). Except as set forth in Section 7.2(a), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate RMT Partner or any of its Subsidiaries to issue or sell any shares of capital stock, voting securities or other equity interests of RMT Partner or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from RMT Partner or any of its Subsidiaries, any capital stock, voting securities or other equity interests of RMT Partner or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. RMT Partner does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for capital stock, voting securities or other equity interests having the right to vote) with the stockholders of RMT Partner on any matter.

(e) Section 7.2(e) of the RMT Partner Disclosure Letter sets forth, as of the date of this Agreement, (i) each of RMT Partner’s Subsidiaries and the ownership interest of RMT Partner, directly or indirectly, in each such Subsidiary and (ii) any other Person in which RMT Partner or any of its Subsidiaries may hold capital stock, voting securities or other equity interests that have a book value in excess of $10,000,000 (other than capital stock, voting securities or other equity interests held by any employee benefit plan of RMT Partner or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan).

(f) Each RMT Partner Option (i) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the RMT Partner Stock Plans pursuant to which it was issued, (ii) has an exercise price per share of Pre-Closing RMT Partner Capital Stock equal to or greater than the fair market value of a share of Pre-Closing RMT Partner Capital Stock on the date of such grant, (iii) has a grant date identical to the date on which the RMT Partner Board or the compensation committee (or similar) of the RMT Partner Board (including through delegation) actually awarded such RMT Partner Option or on a date thereafter as specified by the RMT Partner Board or the Compensation Committee (including through delegation) in their respective authorization of such RMT Partner Options, (iv) qualifies in all material respects for the Tax and accounting treatment afforded to such RMT Partner Option in the RMT Partner’s Tax Returns and the RMT Partner Reports, respectively, and (v) complies in all material respects with Section 409A of the Code.

Section 7.3 Corporate Authority and Approval.

(a) Each of RMT Partner and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which it is or will be a party as of the date hereof and as of the Effective Time and to consummate the Transactions and the transactions contemplated by the other Transaction Documents, subject only to receipt of the RMT Partner Stockholder Approval and the Preferred A Consent. This Agreement has been duly executed and delivered by RMT Partner and Merger Sub and constitutes a valid and binding agreement of RMT Partner and Merger Sub, enforceable against each RMT Partner and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The RMT Partner Independent Committee has (i) determined that the terms of the Consent Agreement and the reclassification of the RMT Partner Series A-1 Preferred Stock contemplated by the RMT Partner Charter Amendment are in the best interests of RMT Partner and its stockholders (other than Advance/Newhouse) and (ii) recommended that the RMT Partner Board adopt resolutions approving and declaring advisable the Consent Agreement and the reclassification of the RMT Partner Series A-1 Preferred Stock contemplated by the RMT Partner Charter Amendment.

(c) The RMT Partner Board (acting in part upon the recommendation of the RMT Partner Independent Committee) has (i) approved and declared advisable this Agreement and the Transactions, including the Merger, the RMT Partner Share Issuance and the RMT Partner Charter Amendment, (ii) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of RMT Partner and its stockholders and (iii) resolved to make the RMT Partner Recommendation.

(d) The Merger Sub Board has (i) approved and declared advisable this Agreement and the Transactions, including the Merger and (ii) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interest of the Merger Sub and its sole stockholder and (iii) resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub.

(e) No vote of the holders of any class of equity securities of RMT Partner is required for the execution and delivery of this Agreement, the Transaction Documents or any other agreements and documents contemplated hereby to which RMT Partner is a party, the performance by RMT Partner of its obligations hereunder and thereunder, or to consummate the Merger and the transactions contemplated hereunder and thereunder, except that the consummation of the RMT Partner Share Issuance and the RMT Partner Charter Amendment require the RMT Partner Stockholder Approval and the Preferred A Consent.

(f) Each of the RMT Partner Board and the Merger Sub Board has taken all necessary action so that Remainco will not be an “interested stockholder” or prohibited from entering into or consummating a “business combinations” with RMT Partner (in each case, as such term is used in Section 203 of the DGCL) under Section 203 of the DGCL as a result of the execution of this Agreement or the consummation of the Transactions.

Section 7.4 Governmental Filings; No Violations.

(a) Other than the filing with the SEC of the Distribution Registration Statement and the RMT Partner Registration Statement, the filing of any amendment to the Organizational Documents of Spinco to effect the Separation and Distribution and the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 1.2 and Section 2.3, (ii) required under the rules and regulations of the NYSE and NASDAQ, (iii) required under the HSR Act or any other applicable Antitrust Laws, the Exchange Act and the Securities Act, (iv) to comply with state securities or “blue-sky” Laws, (v) as may be required with or to the FCC under the Communications Laws, (vi) as may be required with or to the PUCs and other local and state Governmental Entities pursuant to applicable Utilities Laws and (vii) as may be required with or to Foreign Regulators pursuant to Foreign Regulatory Laws, no filings, notices or reports are required to be made by RMT Partner, Merger Sub or any other of RMT Partner’s Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by RMT Partner, Merger Sub or any other of RMT Partner’s Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by RMT Partner and Merger Sub or the consummation by RMT Partner and Merger Sub of the Transactions, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect or to prevent, materially delay or materially impair the ability of RMT Partner to consummate the Transactions.

(b) The execution, delivery and performance by each of RMT Partner and Merger Sub of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time do not and will not, and the consummation by RMT Partner and Merger Sub of the Transactions and the transactions contemplated by such other Transaction Documents will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of RMT Partner, Merger Sub or RMT Partner’s Subsidiaries, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any Contracts binding upon RMT Partner or any of its Subsidiaries, or, assuming (solely with respect to the performance of this Agreement and the consummation of the Transactions) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 7.4(a) are made or obtained and receipt of the RMT Partner Stockholder Approval and the Preferred A Consent, under any Law, Governmental Order or License to which RMT Partner or any of its Subsidiaries is subject or (iii) any change in the rights or obligations under any Contract to which RMT Partner or any of its Subsidiaries is a party, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect or to prevent, materially delay or materially impair the ability of RMT Partner to consummate the Transactions.

Section 7.5 RMT Partner Reports; Financial Statements.

(a) The consolidated balance sheets and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) as at and for the fiscal year ended December 31, 2019 and December 31, 2020 were prepared in accordance with GAAP, consistently applied, subject to normal year-end adjustments and except as may be noted therein or in the notes thereto.

(b) The consolidated balance sheets and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) as at and for the fiscal year ended December 31, 2019 and December 31, 2020 included in or incorporated by reference into the RMT Partner Reports (including the related notes and schedules) fairly present in all material respects the financial position of the RMT Partner and its Subsidiaries and the results of its operations as of the respective dates thereof and for the respective periods covered thereby.

(c) RMT Partner maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by RMT Partner in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of RMT Partner’s filings with the SEC under the Exchange Act. RMT Partner maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. RMT Partner has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to RMT Partner’s auditors and the audit committee of the RMT Partner Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect RMT Partner’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in RMT Partner’s internal control over financial reporting.

(d) Neither RMT Partner nor any of its Subsidiaries has incurred any Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of RMT Partner or any of its Subsidiaries, the terms of which, or the terms of any instrument under which such Indebtedness, debt securities or rights were issued, requires the public listing of such Indebtedness, debt securities or rights or the maintenance by RMT Partner or any of its Subsidiaries of registration under the Exchange Act. Neither RMT Partner nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K promulgated by the SEC) that is material to RMT Partner and its Subsidiaries, taken as a whole.

Section 7.6 Absence of Certain Changes.

(a) Since December 31, 2020 and through the date of this Agreement, there has not been any Effect which has had or would, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect.

(b) Since December 31, 2020 and through the date of this Agreement, (i) RMT Partner and its Subsidiaries have conducted their respective businesses in the Ordinary Course in all material respects, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by RMT Partner or any of its Subsidiaries, whether or not covered by insurance and (iii) there has not been any action taken by RMT Partner or any of its Subsidiaries that, if taken during the period between the date of this Agreement through the Effective Time, without Remainco’s consent, would constitute a breach of Section 8.1(a)(v) (Indebtedness), Section 8.1(b)(viii) (Sale of Assets), Section 8.1(b)(x) (Acquisitions), Section 8.1(b)(xii) (Accounting Policies), Section 8.1(b)(xv) (Investments) or Section 8.1(b)(xxi) (solely to the extent relating to the foregoing clauses Section 8.1(a)(v), Section 8.1(b)(viii), Section 8.1(b)(x), Section 8.1(b)(xii) and Section 8.1(b)(xv)).

Section 7.7 Litigation and Liabilities.

(a) As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of RMT Partner, threatened against RMT Partner or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect.

(b) There are no liabilities of RMT Partner or any of its Subsidiaries, whether or not accrued, contingent or otherwise other than liabilities (i) disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of RMT Partner as of December 31, 2020 and the notes thereto set forth in RMT Partner’s annual report on Form 10-K for the fiscal year ended December 31, 2020, (ii) incurred in the Ordinary Course since December 31, 2020, (iii) arising out of this Agreement (and which do not arise out of a breach by RMT Partner of any representation or warranty in this Agreement) or third-party service provider obligations incurred in connection with the Transactions or (iv) that would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect. As of the date of this Agreement, neither RMT Partner nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that would, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect.

Section 7.8 Employee Benefits and Labor Matters.

(a) Each material RMT Partner Plan as of the date of this Agreement is listed in Section 7.8 of the RMT Partner Disclosure Letter, and each such RMT Partner Plan which has received a favorable determination letter from the IRS National Office has been separately identified. True and complete copies of each of the material RMT Partner Plans (or, if unwritten, a written summary thereof), and all amendments thereto, have been provided or made available to Remainco on or prior to the date of this Agreement.

(b) All RMT Partner Plans are in compliance with applicable Laws (including, if applicable, ERISA and the Code), except as would not be reasonably likely to result in any liability that is material to RMT Partner and its Subsidiaries, taken as a whole.

(c) Each RMT Partner Plan other than any RMT Partner Non-U.S. Benefit Plan (collectively, the “RMT Partner U.S. Benefit Plans”), which is subject to ERISA (a “RMT Partner ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “RMT Partner Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS and, to the Knowledge of RMT Partner, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under an RMT Partner U.S. Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and RMT Partner is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Except as would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect, neither RMT Partner nor any of its Subsidiaries has engaged in a transaction with respect to any RMT Partner ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject RMT Partner or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither RMT Partner nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(d) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by RMT Partner or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with RMT Partner under Section 4001 of ERISA or Section 414 of the Code (an “RMT Partner ERISA Affiliate”), except as would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect.

(e) No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.33 or 4043.66, has been required to be filed for any RMT Partner Pension Plan or by any RMT Partner ERISA Affiliate within the 12-month period ending on the date of this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(f) Each Multiemployer Plan maintained, sponsored or contributed to by RMT Partner or any RMT Partner ERISA Affiliate (an “RMT Partner Multiemployer Plan”), as of the date of this Agreement, is listed in Section 7.8(f) of the RMT Partner Disclosure Letter, and true and complete copies of each such Multiemployer Plan and all amendments thereto have been provided or made available to Remainco on or prior to the date of this Agreement. With respect to any RMT Partner Multiemployer Plan, (i) neither RMT Partner nor any RMT Partner ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, except as would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect, and (ii) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not reasonably be likely to have an RMT Partner Material Adverse Effect.

(g) All contributions required to be made by RMT Partner or its Subsidiaries under each RMT Partner Plan and each RMT Partner Multiemployer Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each RMT Partner Plan and RMT Partner Multiemployer Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference into the RMT Partner Reports prior to the date of this Agreement, except as would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect.

(h) Neither any RMT Partner Pension Plan nor any single-employer plan of an RMT Partner ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, and no RMT Partner ERISA Affiliate has an outstanding funding waiver. Neither any RMT Partner Pension Plan nor any single-employer plan of an RMT Partner ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any RMT Partner Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither RMT Partner nor any of its Subsidiaries has provided, or is required to provide, security to any RMT Partner Pension Plan or to any single-employer plan of an RMT Partner ERISA Affiliate pursuant to Section 401(a)(29) of the Code. With respect to any RMT Partner Pension Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (1) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (2) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been, or is expected to be, incurred by RMT Partner or any of its Subsidiaries and (3) the PBGC has not instituted proceedings to terminate any such RMT Partner Pension Plan.

(i) Under each RMT Partner Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such RMT Partner Pension Plan’s most recent actuarial valuation), did not materially exceed the then current value of the assets of such RMT Partner Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such RMT Partner Pension Plan since the last day of the most recent plan year.

(j) As of the date of this Agreement, there is no pending or, to the Knowledge of RMT Partner, threatened litigation relating to the RMT Partner Plans, except as would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect.

(k) Neither RMT Partner nor any of its Subsidiaries has any obligation for material retiree health or life benefits under any of the RMT Partner ERISA Plans or any Collective Bargaining Agreement, except as required by Section 4980B of the Code or Section 601 of ERISA.

(l) Neither the execution of this Agreement, stockholder adoption of this Agreement, receipt of approval or clearance from any one or more Governmental Entities of the Transactions, nor the consummation of the Transactions will, either alone or in combination with any other event, (A) cause any employees of RMT Partner or any of its Subsidiaries to become eligible for any increase in severance pay (including any increase from zero) upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any of the RMT Partner Plans, (C) limit or restrict the right of RMT Partner or, after the consummation of the Transactions, Remainco to merge, amend or terminate any of the RMT Partner Plans or (D) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(m) Each RMT Partner Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (i) has been operated and administered in good faith compliance with Section 409A of the Code since July 1, 2018 and (ii) has been operated and administered in documentary compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder since July 1, 2018, in each case, except as would not be reasonably likely to result in any liability that is material to RMT Partner and its Subsidiaries, taken as a whole.

(n) Neither RMT Partner nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any taxes, interest or penalties incurred pursuant to Sections 409A, 280G or 4999 of the Code.

(o) Except as would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect, (i) RMT Partner and its Subsidiaries (A) are in compliance with applicable Laws that require amounts to be withheld, informed or paid with respect to earnings, salaries and other payments to employees, including applicable withholding Taxes, health and social security contributions and pension contributions, and (B) have no liability by reason of an individual who performs or performed services for RMT Partner or any of the Subsidiaries in any capacity being improperly excluded from participating in an RMT Partner Plan and (ii) to the Knowledge of RMT Partner, each of the employees of RMT Partner and its Subsidiaries has been properly classified by RMT Partner and its Subsidiaries as “exempt” or “non-exempt” under applicable Law.

(p) As of the date of this Agreement, except as would not result in any material liability to RMT Partner and its Subsidiaries, taken as a whole, (i) neither RMT Partner nor any of its Subsidiaries is a party to or otherwise bound by work rules or a Collective Bargaining Agreement, (ii) nor is RMT Partner or any of its Subsidiaries the subject of any proceeding asserting that RMT Partner or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel RMT Partner to bargain with any labor union or labor organization, (iii) nor is there pending or, to the Knowledge of RMT Partner, threatened, nor has there been since July 1, 2018 and prior to the date of this Agreement, any labor strike, walkout, work stoppage, slowdown or lockout affecting RMT Partner Employees. On and after the date of this Agreement, there has been no labor strike, walkout, work stoppage, slowdown or lockout affecting RMT Partner Employees, except as would not reasonably be likely to have, individually or in the aggregate, an RMT Partner Material Adverse Effect. Except as would not result in any material liability to RMT Partner and its Subsidiaries, taken as a whole, as of the date of this Agreement, none of the employees of RMT Partner or any of its Subsidiaries is represented by a labor union, and, to the Knowledge of RMT Partner, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened involving employees of RMT Partner or any of its Subsidiaries.

(q) RMT Partner is, and has been since July 1, 2018, in compliance with all applicable Laws governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, disability, human rights, fair labor standards, pay equity, civil rights, safety and health, plant closures and layoffs, notification under WARN, wrongful discharge and workers’ compensation, except as would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect. RMT Partner does not have any material requirement under Contract or Law to provide notice to, or to enter into any consultation procedure with, any labor union or other organization in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

Section 7.9 Compliance with Laws, Licenses.

(a) The businesses of each of RMT Partner and its Subsidiaries since July 1, 2018, have not been, and are not being, conducted in violation of any applicable federal, state, local, foreign or transnational Law or any Governmental Order, except for such violations that would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect. To the Knowledge of RMT Partner, there is no proceeding, notice of violation, order of forfeiture, inquiry, administrative action, complaint or investigation pending or threatened by the FCC or any other Governmental Entity with respect to RMT Partner or any of its Subsidiaries is pending or, as of the date of this Agreement, threatened, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect, RMT Partner and its Subsidiaries possess each License necessary to conduct their respective businesses.

(b) For each RMT Partner Communications License, Section 7.9(b) of the RMT Partner Disclosure Letter shows the issuance and expiration dates, the name of the Person holding such RMT Partner Communications License and the services authorized to be provided with such License. Each Person holding an RMT Partner Communications License is in compliance with the RMT Partner Communications Licenses and the rules and regulations of the Governmental Entities issuing such RMT Partner Communications Licenses, except for failures to comply that are, individually and in the aggregate, not material to RMT Partner and its Subsidiaries, taken as a whole. There is not pending or, to the Knowledge of RMT Partner, threatened before the FCC or a Foreign Regulator or any other Governmental Entity, any material proceeding, notice of violation, order of forfeiture, inquiry, administrative action, complaint or investigation (A) against RMT Partner or any of its Subsidiaries, (B) relating to any of the RMT Partner Communications Licenses, including any such proceeding, notice, order, inquiry, action, complaint or investigation reasonably likely to result in the revocation, suspension, cancellation, rescission or modification of any material RMT Partner Communications License or other impairment in any material respect of the operation of RMT Partner’s and its Subsidiaries’ business as it is conducted as of the date of this Agreement, except (x) proceedings to amend the Communications Laws not directed at RMT Partner or its Subsidiaries or (y) proceedings of general applicability to the broadcasting or audio-visual media services industries or (C) that would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect.

(c) Section 7.9(c) of the RMT Partner Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of, to the Knowledge of RMT Partner (i) all pending applications for Licenses by RMT Partner or any of its Subsidiaries that, if issued or granted, would be RMT Partner Communications Licenses, (ii) all pending applications by RMT Partner or any of its Subsidiaries for material modification, extension or renewal of any RMT Partner Communications Licenses, or material waiver of any condition thereto, except for any modification, extension, renewal or waiver in the Ordinary Course, (iii) any agreements to acquire a License that, upon acquisition by RMT Partner of one of its Subsidiaries, would become a RMT Partner Communications License and (iv) any agreements to acquire a Person to which a License has been issued or granted which upon the consummation of such acquisition would become a RMT Partner Communications License.

(d) Except for restrictions or conditions that appear on the face of the RMT Partner Communications Licenses, and except for restrictions or conditions that pertain to the FCC Licenses under generally applicable rules of the FCC, to the Knowledge of RMT Partner, no RMT Partner Communications License held by RMT Partner or any of its Subsidiaries is subject to any restriction or condition which would limit in any material respect the operation of RMT Partner’s and its Subsidiaries’ business as it is conducted as of the date of this Agreement.

(e) RMT Partner, its Subsidiaries and, to the Knowledge of RMT Partner, their respective officers, directors, employees and agents are in compliance in all material respects with and since July 1, 2018, have complied in all material respects with: (i) the provisions of the FCPA applicable to RMT Partner, its Subsidiaries and such officers, directors, employees and agents; and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which RMT Partner and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving RMT Partner or any of its Subsidiaries. Since July 1, 2018, RMT Partner, its Subsidiaries and, to the Knowledge of RMT Partner, their respective officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation of any material respect of the FCPA or any Laws described in clause (ii) of the foregoing sentence.

(f) RMT Partner and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which RMT Partner and its Subsidiaries operate.

(g) Neither RMT Partner nor any of its Subsidiaries, nor, to the Knowledge of RMT Partner, any director, manager or employee of RMT Partner or any of its Subsidiaries (in his or her capacity as a director, manager or employee of RMT Partner or any of its Subsidiaries), are, and, since July 1, 2018, have been, subject to any pending, or, to the Knowledge of RMT Partner, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving RMT Partner or any of its Subsidiaries relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws.

(h) Without limiting the generality of the foregoing, each of RMT Partner and its Subsidiaries, since July 1, 2018, has been and currently is in compliance in all material respects with the Export and Sanctions Regulations. RMT Partner and its Subsidiaries also have instituted and maintain policies and procedures reasonably designed to ensure compliance with the Export and Sanctions Regulations in each jurisdiction in which RMT Partner and its Subsidiaries operate or are otherwise subject to jurisdiction.

(i) Neither RMT Partner nor any of its Subsidiaries, nor, to the Knowledge of RMT Partner, any director, manager or employee of RMT Partner or any of its Subsidiaries (in his or her capacity as a director, manager or employee of RMT Partner or any of its Subsidiaries), are, and since July 1, 2018, have been, subject to any actual, pending or, to the Knowledge of RMT Partner, threatened Proceedings, demands, notices of violation, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving RMT Partner or any of its Subsidiaries relating to the Export and Sanctions Regulations.

(j) Except as would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect, RMT Partner and its Subsidiaries are in compliance with the rules and regulations of all performing rights societies and industry guilds applicable to their operations.

Section 7.10 Certain Contracts.

(a) Section 7.10(a) of the RMT Partner Disclosure Letter sets forth a list as of the date of this Agreement of each Contract to which either RMT Partner or any of its Subsidiaries is a party or bound, other than Contracts solely among RMT Partner and its wholly owned Subsidiaries (each such Contract required to be listed on Section 7.10(a) of the Spinco Disclosure Letter, an “RMT Partner Material Contract”), which:

(i) provides that any of them will not compete with any other Person, or which grants “most favored nation” protections to the counterparty to such Contract, that in each case after the Effective Time would be binding upon any of the Spinco Entities;

(ii) purports to limit in any material respect either the type of business in which RMT Partner or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, that in each case after the Effective Time would be binding upon any of the Spinco Entities;

(iii) requires RMT Partner or its Affiliates (or, after the Effective Time, the Spinco Entities) to deal exclusively with any Person or group of related Persons which Contract is reasonably likely to provide for annual revenues or expenses of $175,000,000 or more (other than any licenses or other Contracts related to film, television or game production or distribution, film financing or theme parks entered into in the Ordinary Course);

(iv) is material to the formation, creation, operation, management or control of any partnership or joint venture, the book value of RMT Partner’s investment in which exceeds $175,000,000, other than (A) partnerships or joint ventures formed by film, television and game production entities or (B) film financing partnerships or contractual arrangements for film financing treated as partnerships for Tax purposes, in each case in the Ordinary Course;

(v) is a Contract for the lease of real or personal property providing for annual payments of $20,000,000 or more;

(vi) contains a put, call or similar right pursuant to which RMT Partner or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets (excluding Intellectual Property) at a purchase price which exceeds, or the fair market value of the equity interests or assets (excluding Intellectual Property) of which would exceed, $80,000,000;

(vii) could by their terms require the disposition or loss of any material assets, properties (including Intellectual Property) or lines of business, or loss of any material privileges of RMT Partner or its Subsidiaries (including, after the Effective Time, the Spinco Entities) as a result of the Transactions;

(viii) with Affiliates of RMT Partner (other than RMT Partner and its Subsidiaries) other than (1) any Company Plan and (2) those Contracts entered into on arms’-length terms;

(ix) is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (i) through (ix) that has or would reasonably be likely to, either pursuant to its own terms or the terms of any related Contracts, involve payments or receipts in excess of $210,000,000 in any year;

provided that, notwithstanding the foregoing, RMT Partner Material Contracts shall not include any Affiliation Agreements or Contracts for the licensing, acquisition, production or development of content or video programming.

(b) Each of the RMT Partner Material Contracts, and each Contract entered into after the date hereof that would have been an RMT Partner Material Contract if entered into prior to the date hereof (each, an “RMT Partner Additional Contract”), is (or if entered into after the date hereof, will be) valid and binding on RMT Partner or its Subsidiaries, as the case may be, and, to the Knowledge of RMT Partner, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect. Neither RMT Partner nor any of its Subsidiaries nor, to the Knowledge of RMT Partner, any other party is in breach of or in default under any RMT Partner Material Contract or RMT Partner Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by RMT Partner or any of its Subsidiaries, in each case, except for such breaches and defaults as would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect. To the Knowledge of RMT Partner, as of the date of this Agreement, neither RMT Partner nor any of its Subsidiaries has received written notice alleging a breach of or default under any RMT Partner Material Contract.

Section 7.11 Takeover Statutes. Except for Section 203 of the DGCL, in respect of which the RMT Partner Board has taken the action described in Section 7.3, no Takeover Statute or any anti-takeover provision in the Organizational Documents of RMT Partner is applicable to RMT Partner, the Pre-Closing RMT Partner Capital Stock or the Transactions.

Section 7.12 Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be likely to have a RMT Partner Material Adverse Effect: (a) each of RMT Partner and its Subsidiaries has since July 1, 2018 been in compliance with all applicable Environmental Laws, (b) the environmental conditions at the properties currently owned, leased or operated by RMT Partner or any of its Subsidiaries (including soils, groundwater and surface water), and, to the Knowledge of RMT Partner, any formerly owned, leased or operated properties, are not contaminated with any Hazardous Substance that has or would reasonably be likely to result in RMT Partner or any of its Subsidiaries incurring liability or having to conduct or fund any cleanup or other remedial activity pursuant, directly or indirectly, to any applicable Environmental Law, (c) neither RMT Partner nor any of its Subsidiaries is subject to any Proceeding, or has otherwise received a written notice, alleging that it is liable for the release or threat of release of any Hazardous Substance that has or would reasonably be likely to result in RMT Partner or any Subsidiary incurring liability under any applicable Environmental Law, (d) neither RMT Partner nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that RMT Partner or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law, (e) neither RMT Partner nor any of its Subsidiaries is subject to any outstanding obligations under any orders, decrees or injunctions, or outstanding obligations or claims under any indemnities or other contractual agreements, concerning liability or obligations relating to any Environmental Law and (f) to the Knowledge of RMT Partner, there are no other environmental conditions involving RMT Partner or any of its Subsidiaries that would reasonably be likely to result in a liability to RMT Partner or any of its Subsidiaries pursuant to any Environmental Law.

Section 7.13 Taxes. Except as would not reasonably be likely to have, individually or in the aggregate, an RMT Partner Material Adverse Effect:

(a) All Tax Returns required to be filed by or with respect to RMT Partner and its Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete. All Taxes of or with respect to RMT Partner and its Subsidiaries, whether or not shown as due on such Tax Returns, have been paid, or adequate accruals or reserves therefor in accordance with GAAP have been provided on the books of RMT Partner and its Subsidiaries.

(b) All Taxes required to be withheld by RMT Partner or any of its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Taxing authority.

(c) No deficiency or other assessment or adjustment for any Taxes has been asserted or assessed by any Taxing authority in writing against RMT Partner or any of its Subsidiaries (or, to the Knowledge of RMT Partner, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn. No claim, audit or other proceeding by any Taxing authority is pending or ongoing (or, to the Knowledge of RMT Partner, has been threatened or proposed) with respect to any Taxes due from RMT Partner or any of its Subsidiaries.

(d) Neither RMT Partner nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) during the two-year period ending on the date of this Agreement.

(e) Neither RMT Partner nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding provision of state, local or foreign Tax Law).

(f) There are no Liens for Taxes (other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded) upon the assets of RMT Partner or any of its Subsidiaries.

(g) Neither RMT Partner nor any of its Subsidiaries (A) is, or since July 1, 2018 has been, a member of any affiliated, combined, consolidated, unitary or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which is RMT Partner or any of its Subsidiaries), (B) has any liability for the Taxes of any Person (other than RMT Partner or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by operation of Law or by Contract (other than customary commercial, leasing or employment Contracts entered into in the Ordinary Course, the primary purposes of which do not relate to Taxes) or (C) is party to (or will be liable in respect of) any Contract relating to the allocation, sharing or indemnification of Taxes, other than (i) the Tax Matters Agreement, (ii) customary commercial, leasing or employment Contracts entered into in the Ordinary Course, the primary purposes of which do not relate to Taxes, and (iii) Contracts solely between or among RMT Partner or one or more of its Subsidiaries.

(h) No Taxing authority has notified RMT Partner or any of its Subsidiaries in writing that it is or may be subject to taxation by a jurisdiction in which it does not presently file Tax Returns.

(i) Merger Sub was formed solely for the purpose of engaging in the Merger, and does not have any material assets and has not engaged in any business activities or conducted any operations other than in connection with the Merger.

(j) As of the date hereof, RMT Partner is not aware of the existence of any reason, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede (i) the Contribution, the Distribution, the Spinco Special Cash Payment, any Additional Amount Distribution, any Securities Issuance, any Securities Exchange or the Merger from qualifying for the Intended Tax Treatment or (ii) RMT Partner from delivering the RMT Partner Tax Representation Letters at the applicable time set forth in Section 8.14(d).

(k) Neither RMT Partner nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale, open transaction disposition or intercompany transaction made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Law) entered into on or prior to the Closing Date, (iv) a change in the method of accounting for a period ending prior to or including the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Tax Law), (v) an election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign Tax Law) or (vi) a ruling received from any Taxing authority on or prior to the Closing Date. Neither RMT Partner nor any of its Subsidiaries has made an election under Section 965(h) of the Code for which it has outstanding liability or will have liability after the Closing.

(l) RMT Partner is not and has not been, in the five-year period ending on the date hereof, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

Section 7.14 Intellectual Property.

(a) All material Registered IP owned by RMT Partner or any of its Subsidiaries is subsisting, and, except as would not reasonably be likely to have a material adverse impact on the business or operations of RMT Partner and its Subsidiaries, taken as a whole, in the jurisdiction(s) where such Registered IP is issued or registered, to the Knowledge of RMT Partner, any such issued Registered IP is valid and enforceable.

(b) Except as would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect, (i) RMT Partner and its Subsidiaries own, or have sufficient rights to use, all RMT Partner IP, and (ii) such ownership or other rights shall survive the consummation of the Transactions unchanged.

(c) To the Knowledge of RMT Partner, RMT Partner and its Subsidiaries have not since the Applicable Date, and do not, infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party (except as would not reasonably be likely to have a material adverse impact on the business or operations of RMT Partner and its Subsidiaries, taken as a whole), and, except as would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect, to the Knowledge of RMT Partner, no third party is infringing, misappropriating or otherwise violating any RMT Partner IP owned by or licensed to RMT Partner or any of its Subsidiaries. There are no pending, or, to the Knowledge of RMT Partner, threatened in writing, proceedings, administrative claims, litigation, suits, actions or investigations (i) alleging that the operation of the business of RMT Partner or any of its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person, (ii) alleging that RMT Partner and its Subsidiaries have defamed any Person or (iii) terminating or purporting to terminate copyright assignments pursuant to 17 U.S.C. §203 or §304 or their foreign equivalents relating to any RMT Partner Program, in each case of clauses (i), (ii) and (iii), that would reasonably be likely to have a materially adverse impact on the business or operations of RMT Partner and its Subsidiaries, taken as a whole.

(d) Except as would not reasonably be likely to have a material adverse impact on the business or operations of RMT Partner and its Subsidiaries, taken as a whole, RMT Partner and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect (i) their respective interests in the Intellectual Property material to the respective businesses of RMT Partner and its Subsidiaries and (ii) the confidentiality of the Trade Secrets owned by RMT Partner and its Subsidiaries. Except as would not reasonably be likely to have an RMT Partner Material Adverse Effect, there has not been any disclosure or other compromise of any confidential or proprietary information of RMT Partner or any of its Subsidiaries (including any such information of any other Person disclosed in confidence to RMT Partner or any of its Subsidiaries) to any third party in a manner that has resulted or would reasonably be likely to result in any liability to RMT Partner or any of its Subsidiaries.

(e) Except as would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect: (i) the Information Technology used in RMT Partner’s and any of its Subsidiaries’ businesses operates and performs in all respects as required to permit RMT Partner and its Subsidiaries to conduct their respective businesses as currently conducted, (ii) such Information Technology has not malfunctioned or failed since the Applicable Date and (iii) to the Knowledge of RMT Partner, since the Applicable Date, no Person has gained unauthorized access to the Information Technology of RMT Partner or any of its Subsidiaries in a manner that has resulted or would reasonably be likely to result in liability to RMT Partner or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect, to the Knowledge of RMT Partner, none of the software owned by RMT Partner or any of its Subsidiaries contains or is distributed with any shareware, open source code or other software for which use or distribution is under a license that requires either of RMT Partner or any of its Subsidiaries to do any of the following: (A) disclose or distribute the software owned by RMT Partner or any of its Subsidiaries in source code form; (B) authorize a licensee of the software owned by either RMT Partner or any of its Subsidiaries to make derivative works of such software owned by the same; or (C) distribute the software owned by either RMT Partner or any of its Subsidiaries at no cost to the recipient.

(f) Except as would not reasonably be likely to have a material adverse impact on the business or operations of RMT Partner or any of its Subsidiaries, (i) RMT Partner and its Subsidiaries have implemented backup, security and disaster recovery technology and procedures consistent with standard practices for the industries in which RMT Partner and its Subsidiaries operate in each applicable jurisdiction in which they do business, (ii) RMT Partner and its

Subsidiaries are in compliance with applicable Laws and Governmental Orders regarding the privacy and security of customer, employee and other Personal Data and are compliant in all respects with their respective privacy policies and (iii) to the Knowledge of RMT Partner, there have not been any incidents of, or third-party claims related to, any loss, theft, unauthorized access to or acquisition, modification, disclosure, corruption or other misuse of any Personal Data in RMT Partner’s or any of its Subsidiaries’ possession. To the Knowledge of RMT Partner, neither RMT Partner nor any of its Subsidiaries has received any notice of any claims, investigations (including investigations by any Governmental Entity) or alleged violations of any Laws and Governmental Orders with respect to Personal Data possessed by RMT Partner or any of its Subsidiaries.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have an RMT Partner Material Adverse Effect, each of RMT Partner and any of its Subsidiaries (i) stores and maintains in a commercially reasonable manner (A) each of the RMT Partner Library Pictures and (B) the RMT Partner Library Tangible Assets, in each case, in accordance with standard industry practices, and (ii) has the right to Exploit such RMT Partner Library Pictures and RMT Partner Library Tangible Assets in the ordinary course of business consistent with past practice.

(h) It is the standard policy of RMT Partner and its Subsidiaries that each employee and consultant of RMT Partner or any of its Subsidiaries who contributes to the production or development of any material RMT Partner IP owned or purported to be owned by RMT Partner or any of its Subsidiaries, executes a written agreement with an assignment of inventions and rights provision (such as certificate of authorship or certificate of results and proceeds) or work-made-for-hire provision or otherwise assigns such Intellectual Property rights to RMT Partner or any of its Subsidiaries by operation of law.

Section 7.15 Insurance. The insurance policies held by RMT Partner and its Subsidiaries provide adequate coverage for all normal risks incident to the business of RMT Partner and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such policies that would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid in all material respects and none of RMT Partner or its Subsidiaries is in default with respect to any obligations under such policies in any material respect. None of RMT Partner or its Subsidiaries has received any notice of cancellation or termination with respect to any such policies, except for cancellations or termination that would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect.

Section 7.16 Related-Party Transactions. To the Knowledge of RMT Partner, no stockholder of RMT Partner or any of its Subsidiaries or Affiliate thereof (other than RMT Partner and its Subsidiaries), no present or former director, executive officer, stockholder, partner, member or Affiliate of RMT Partner or any of its Subsidiaries or any of such Person’s Affiliates or immediate family members, is party to any Contract with or binding upon RMT Partner or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve months, in each case that is of a type that would be required to be disclosed in the RMT Partner Reports pursuant to Item 404 of Regulation S-K that has not been so disclosed. Except for the

Voting Agreements and the Consent Agreement, none of the Significant Stockholders are party to any agreement binding on RMT Partner or any of its Subsidiaries with respect to the Transactions or that would be binding on RMT Partner following the Transactions, whether or not of a type that would be required to be disclosed in the RMT Partner Reports pursuant to Item 404 of Regulation S-K.

Section 7.17 RMT Partner Real Property.

(a) Section 7.17(a) of the RMT Partner Disclosure Letter sets forth as of the date hereof a true, correct and complete list of all RMT Partner Owned Real Property with a market value in excess of $40,000,000 (the “Material RMT Partner Owned Real Properties”). RMT Partner or one of its Subsidiaries has good and marketable fee simple title to the Material RMT Partner Owned Real Properties, free and clear of all Liens other than RMT Partner Permitted Encumbrances. With respect to such Material RMT Partner Owned Real Properties, (i) neither RMT Partner not any of its Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy such Material RMT Partner Owned Real Properties or any portion thereof, in each case, which involved consideration or payments by or to RMT Partner or any of its Subsidiaries in excess of $20,000,000 during the calendar year ended December 31, 2020, or which is reasonably expected to involve consideration or payments by or to RMT Partner or any of its Subsidiaries in excess of $20,000,000 in any future calendar year and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Material RMT Partner Owned Real Properties or any material portion thereof or interest therein.

(b) Section 7.17(b) of the RMT Partner Disclosure Letter sets forth as of the date hereof a true, correct and complete list of all RMT Partner Leased Real Properties for which RMT Partner or any of its Subsidiaries made annual payments of $20,000,000 or more in 2020 (the “Material RMT Partner Leased Real Properties”). RMT Partner or one of its Subsidiaries has good and valid leasehold estate in and to the Material RMT Partner Leased Real Properties, free and clear of all Liens other than RMT Partner Permitted Encumbrances. With respect to each RMT Partner Lease with respect to the Material RMT Partner Leased Real Properties: (i) neither RMT Partner nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Material RMT Partner Leased Real Property or any portion thereof, in each case, which involved consideration or payments by or to RMT Partner or any of its Subsidiaries in excess of $20,000,000 during the calendar year ended December 31, 2020, or which is reasonably expected to involve consideration or payments by or to RMT Partner or any of its Subsidiaries in excess of $20,000,000 during any future calendar year and (ii) neither RMT Partner nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such RMT Partner Lease or any interest therein. Neither RMT Partner nor any of its Subsidiaries is in material breach of or material default under the terms of any RMT Partner Lease with respect to the Material RMT Partner Leased Real Properties. To the Knowledge of RMT Partner, as of the date hereof, no other party to any RMT Partner Lease with respect to a Material RMT Partner Leased Real Property is in material breach of or in material default under the terms of such RMT Partner Lease.

(c) No condemnation or eminent domain proceeding is pending or, to the Knowledge of RMT Partner, threatened, which could reasonably be expected to preclude or impair the use of any RMT Partner Owned Real Property by RMT Partner or any of its Subsidiaries.

Section 7.18 Financial Advisor Opinions. The RMT Partner Board has received the separate opinions of Allen & Company LLC and J.P. Morgan Securities LLC to the effect that, as of the date of such opinions and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration provided for pursuant to this Agreement is fair, from a financial point of view, to RMT Partner.

Section 7.19 Brokers and Finders. RMT Partner has not employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that RMT Partner has engaged Allen & Company LLC and J.P, Morgan Securities LLC as RMT Partner’s financial advisors and the RMT Partner Independent Committee has engaged Perella Weinberg Partners LP as the RMT Partner Independent Committee’s financial advisor.

Section 7.20 Information To Be Supplied. The information supplied or to be supplied by RMT Partner or any of its Subsidiaries for inclusion in the Securities Filings will not, on the date of filing of the applicable Securities Filing or, in the case of the Distribution Registration Statement or the RMT Partner Registration Statement, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the dates the Proxy Statement is mailed to the stockholders of RMT Partner, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 7.21 No Other Representations and Warranties. Except for the representations and warranties made by RMT Partner in this ARTICLE VII, none of RMT Partner, Merger Sub or any other Person makes any express or implied representation or warranty with respect to RMT Partner, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and each of RMT Partner and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing, none of RMT Partner, Merger Sub or any other Person makes or has made any representation or warranty to Remainco or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to RMT Partner, any of its Affiliates or any of their respective businesses, or (b) any oral or, except for the representations and warranties made by RMT Partner or Merger Sub in this ARTICLE VII, written information made available to Remainco, Spinco or any of their respective Affiliates or Representatives in the course of their evaluation of RMT Partner, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE VIII

COVENANTS

Section 8.1 Interim Operations.

(a) Interim Operations of Remainco and Spinco. During the period from the date of this Agreement until the Effective Time, solely with respect to Spinco, the Spinco Subsidiaries and the Spinco Business (and, for the avoidance of doubt, excluding the Remainco

Business, Remainco Transferred Assets and Remainco Assumed Liabilities) and except as otherwise expressly (A) contemplated by this Agreement, the Separation and Distribution Agreement or the other Transaction Documents (including, subject to the Parties’ obligations with respect thereto in the Tax Matters Agreement and other Transaction Documents, with respect to any actions taken to effect the Separation and the Distribution), (B) required by applicable Law, (C) approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed) by RMT Partner or (D) set forth in Section 8.1(a) of the Spinco Disclosure Letter, Remainco covenants and agrees as to itself and the Spinco Entities that Remainco shall use its reasonable best efforts (to the extent practicable based on its Voting and Procurement Rights) to conduct the Spinco Business in the Ordinary Course and, to the extent consistent therewith, (x) use its reasonable best efforts to preserve the Spinco Business’ business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and others having material business dealings with them (including material content providers, studios, authors, producers, directors, actors, performers, guilds, announcers and advertisers), (y) use its reasonable best efforts to keep available the services of Spinco Employees and agents of the Spinco Business and (z) in furtherance of the foregoing, not to and shall cause its Subsidiaries not to:

(i) (A) amend the certificate of incorporation or bylaws of any Significant Spinco Subsidiary that is wholly owned by Remainco (other than an amendment to the certificate of incorporation of Spinco to increase the number of authorized or outstanding shares of Spinco Common Stock in connection with the Distribution and any other immaterial amendments to any such documents that do not impact in any respect the economic benefits of the Merger of the other Transactions to RMT Partner’s stockholders) or (B) split, combine, subdivide or reclassify the outstanding shares of capital stock, voting securities or other equity interests of any Significant Spinco Subsidiary (except for any such transaction by a Spinco Entity which remains a direct or indirect wholly owned Subsidiary of Remainco after consummation of such transaction);

(ii) merge or consolidate any Spinco Entity with any other Person, or restructure, reorganize or completely or partially liquidate any Spinco Entity;

(iii) knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger or the other Transactions from qualifying for the Intended Tax Treatment;

(iv) except as set forth in any Remainco Plan, Spinco Plan or Collective Bargaining Agreement in effect as of the date hereof or as otherwise required by applicable Law, (A) with respect to each Spinco Employee who is not a Senior Executive, (1) change the compensation or benefits payable to such Spinco Employee other than in the Ordinary Course (provided that Remainco and RMT Partner shall mutually coordinate in good faith on the granting of transaction bonuses that are paid based on Closing and severance benefits to be provided on or after Closing), or (2) hire, promote or terminate the employment of such Spinco Employee other than in the Ordinary Course, and (B) with respect to each Spinco Employee who is a Senior Executive, (1) change the compensation or benefits payable to such Senior Executive other than (x) changes to Remainco Plans or Spinco Plans that apply generally and are not targeted at such Senior Executives and (y) to the extent Remainco or its Affiliates (other than Spinco and the Spinco Subsidiaries) retain responsibility for such amounts after Closing, (2) hire or promote such Senior

Executive other than to fill vacancies in the Ordinary Course or (3) terminate the employment of such Senior Executive other than terminations of employment for cause; provided that in the case of both (A) and (B) with respect to any Spinco Employee, Remainco shall (I) grant equity compensation awards in the Ordinary Course between the date hereof and Closing, and shall not delay such grants until after Closing, (II) not grant stock options, performance shares or performance restricted stock units between the date hereof and Closing and (III) not grant cash awards in lieu of equity awards between the date hereof and Closing;

(v) incur any Indebtedness, except (A) the Financing, (B) in replacement of existing Indebtedness which has matured or is scheduled to mature, in each case after the date of this Agreement, within the nine-month period following such incurrence of Indebtedness on then prevailing market terms or on terms substantially consistent with or more beneficial to the Spinco Business, taken as a whole, than the Indebtedness being replaced, (C) inter-company Indebtedness among the Spinco Entities (other than the Spinco JVs), (D) commercial paper issued in the Ordinary Course, (E) (i) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (ii) overdraft facilities or cash management programs, in each case issued, made or entered into in the Ordinary Course, (F) hedging in compliance with the hedging strategy of the Spinco Business as of the date of this Agreement in the Ordinary Course and not for speculative purposes; provided that (x) the Spinco Entities shall use commercially reasonable efforts to mitigate any material increase in their respective aggregate exposure to currency risk and (y) the Spinco Entities shall not be permitted to hedge any risks associated with the Financing without the prior written consent of the RMT Partner and (G) Indebtedness incurred in connection with film, television or game production or distribution, film financing or theme parks in the Ordinary Course;

(vi) (A) make or commit to make any capital expenditures, on an annualized basis, in the aggregate, in excess of 125% of the annual amounts of the capital expenditures in the budget set forth in Section 8.1(a)(vi) of the Spinco Disclosure Letter other than (x) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (if covered by insurance or the portion of which is not covered by insurance is less than $100,000,000) or (y) in the Ordinary Course or (B) fail to make, on an annualized basis, at least 90% of the annual amounts of the capital expenditures in the budget set forth in Section 8.1(a)(vi) of the Spinco Disclosure Letter;

(vii) (A) other than in the Ordinary Course, make or commit to make any marketing expenditures, on an annualized basis, in the aggregate, in excess of 110% of the annual amounts of the marketing expenditures in the budget set forth in Section 8.1(a)(vii) of the Spinco Disclosure Letter or (B) fail to make, on an annualized basis, at least 90% of the annual amounts of the marketing expenditures in the budget set forth in Section 8.1(a)(vii) of the Spinco Disclosure Letter;

(viii) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any Intellectual Property owned by the Spinco Entities, other than (A) in the Ordinary Course, (B) in the case of a license of Intellectual Property, involving payments that do not exceed $200,000,000 per license or (C) in the case of a sale of Intellectual Property, Intellectual Property with a fair market value that does not exceed $75,000,000 in the aggregate in any year (other than transactions among the Spinco Entities).

(ix) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any Spinco Assets (including capital stock of any Spinco Entities but not including any Intellectual Property, which is governed by Section 8.1(a)(viii)) with a fair market value in excess of $100,000,000 individually, other than transactions among Spinco Entities;

(x) issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of capital stock of any of the Spinco Entities or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except by a wholly owned Spinco Entity to any other wholly owned Spinco Entity;

(xi) spend or commit to spend in excess of (A) $200,000,000 if the transaction is not in the Ordinary Course or (B) more than $500,000,000 in the aggregate in any year, in each case to acquire any business, whether by merger, consolidation, purchase of property or assets, licenses or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that the Spinco Entities shall not enter into any such transaction that would, or would reasonably be likely to, prevent, materially delay or materially impair the consummation of the Transactions;

(xii) (A) other than in the Ordinary Course, spend or commit to spend on programming and production expenditures, in the aggregate, in excess of 110% of the annual amounts contemplated in the budget set forth on Section 8.1(a)(xi) of the Spinco Disclosure Letter or (B) fail to spend or commit to spend at least 90% of the annual amounts in respect of programming and production expenditures contemplated in the budget set forth on Section 8.1(a)(xi) of the Spinco Disclosure Letter;

(xiii) make any material change with respect to the financial accounting policies or procedures of the Spinco Entities, except as required by changes in GAAP (or any interpretation thereof) or by applicable Law;

(xiv) except as required by applicable Law or in the Ordinary Course, (A) change or rescind any Tax election that is material to the Spinco Business, taken as a whole, or take any position that is material to the Spinco Business, taken as a whole, on any material Tax Return filed on or after the date of this Agreement, in each case that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, except in each case as a result of, or in response to, any change in U.S. federal Tax laws or regulations or administrative guidance promulgated or issued thereunder, (B) change any method of Tax accounting, which change is material to the Spinco Business, taken as a whole, (C) amend any Tax Return with respect to an amount of Taxes that is material to the Spinco Business, taken as a whole, (D) settle or resolve any Tax controversy that is material to the Spinco Business, taken as a whole, (E) surrender any right to claim a refund of Taxes that is material to the Spinco Business, taken as a whole, or (F) enter into any closing agreement or similar agreement with any Tax authority in respect of an amount of Taxes that is material to the Spinco Business, taken as a whole;

(xv) enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business of the Spinco Business as of the date of this Agreement (provided that such entry would not require the receipt or transfer of any License that would constitute a Spinco Communications License if issued or granted prior to the date hereof and would not reasonably be likely to prevent, materially delay or materially impair the ability of the Parties to complete the Merger on a timely basis);

(xvi) make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions to a wholly owned Spinco Entity) in excess of $25,000,000 if the transaction is not in the Ordinary Course and $200,000,000 in any event, other than loans, advances or capital contributions to, or investments in, any Person incurred in connection with film, television or game production or distribution, film financing or theme parks in the Ordinary Course;

(xvii) (A) amend or modify in any material respect or terminate any Spinco Material Contract (other than amendments or modifications in the Ordinary Course or that are not adverse to Spinco and the Spinco Subsidiaries in any material respect with respect to the Contract and terminations upon the expiration of the term thereof in accordance with the terms thereof) or waive, release or assign any material rights, claims or benefits under any Spinco Material Contract, or (B) enter into any Contract that would have been a Spinco Material Contract of the type described in Section 6.11(a) had it been entered into prior to the date of this Agreement unless it is on terms substantially consistent with, or on terms more favorable to the Spinco Business than, either a Contract it is replacing or a standard form of such Spinco Material Contract; provided that for the avoidance of doubt, this Section 8.1(a)(xvii) shall not prohibit or restrict any Remainco Plans or Spinco Plans;

(xviii) settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a Governmental Entity, other than settlements (A) if the amount of any such settlement is not in excess of $25,000,000 individually or $100,000,000 in the aggregate in any year; provided that such settlements do not involve any non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of the Spinco Business or any Spinco Entities or (B) relating to Taxes (which shall be governed by Section 8.1(a)(xiv));

(xix) enter into any Collective Bargaining Agreement, other than renewals of any Collective Bargaining Agreements in the Ordinary Course;

(xx) enter into any Contract that obligates RMT Partner or any of its Subsidiaries (excluding the Spinco Entities) to grant licenses to any Intellectual Property as a result of being an Affiliate of Spinco;

(xxi) other than in the Ordinary Course, enter into, amend, renew, terminate or otherwise alter or modify any Contract for, or relating to, the licensing, distribution or creation of sports content with respect to which the Spinco Business is expected to make or receive annual payments in excess of $250,000,000; or

(xxii) agree, authorize or commit to do any of the foregoing.

(b) Interim Operations of RMT Partner. During the period from the date of this Agreement until the Effective Time, except as otherwise expressly (A) contemplated by this Agreement, the Separation and Distribution Agreement or the other Transaction Documents (including, subject to the Parties’ obligations with respect thereto in the Tax Matters Agreement and other Transaction Documents, with respect to any actions taken to effect the Separation and the Distribution), (B) required by applicable Law, (C) approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed) by Remainco or (D) set forth in Section 8.1(b) of the RMT Partner Disclosure Letter, RMT Partner covenants and agrees as to itself and its Subsidiaries that RMT Partner shall use its reasonable best efforts (to the extent practicable based on its Voting and Procurement Rights) to conduct the business of it and its Subsidiaries in the Ordinary Course and, to the extent consistent therewith, (x) use its reasonable best efforts to preserve its and its Subsidiaries’ business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and others having material business dealings with them (including material content providers, studios, authors, producers, directors, actors, performers, guilds, announcers and advertisers), (y) use its reasonable best efforts to keep available the services of it and its Subsidiaries’ present employees and agents and (z) in furtherance of the foregoing, not to and shall cause its Subsidiaries not to:

(i) (A) amend its certificate of incorporation or bylaws (or comparable governing documents) (other than any immaterial amendments to any such documents that do not impact in any respect the economic benefits of the Merger of the other Transactions to Spinco’s stockholders), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock, voting securities or other equity interests (except for any such transaction by a wholly owned Subsidiary of RMT Partner which remains a wholly owned Subsidiary after consummation of such transaction), (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock, voting securities or other equity interests (except for any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of RMT Partner to another direct or indirect wholly owned Subsidiary of RMT Partner or to RMT Partner), (D) enter into any agreement with respect to the voting of its capital stock, voting securities or other equity interests, or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock, voting securities or other equity interests or any securities or obligations convertible or exchangeable into or exercisable for any shares of its capital stock, voting securities or other equity interests (other than (1) pursuant to the cashless exercise of RMT Partner Options or the forfeiture of, or withholding of Taxes with respect to, RMT Partner Options, RMT Partner SARs, RMT Partner Restricted Stock Units and RMT Partner Performance Restricted Stock Units in connection with any taxable event related to such awards, in each case in accordance with past practice and with the terms of the applicable RMT Partner Stock Plan as in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement) or (2) purchases, repurchases, redemptions or other acquisitions of capital stock, voting securities or other equity interests of any wholly owned Subsidiary of RMT Partner by RMT Partner or any other wholly owned Subsidiary of RMT Partner);

(ii) merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Subsidiaries of RMT Partner that would not prevent, materially delay or materially impair the Transactions);

(iii) knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger or the other Transactions from qualifying for the Intended Tax Treatment;

(iv) except as set forth in any RMT Partner Plan or Collective Bargaining Agreement in effect as of the date hereof or as otherwise required by applicable Law, (A) with respect to each RMT Partner Employee who is not a Senior Executive, (1) change the compensation or benefits payable to such RMT Partner Employee other than in the Ordinary Course (provided that Remainco and RMT Partner shall mutually coordinate in good faith on the granting of transaction bonuses that are paid based on Closing and severance benefits to be provided on or after Closing) or (2) hire, promote or terminate the employment of such RMT Partner Employee other than in the Ordinary Course, and (B) with respect to each RMT Partner Employee who is a Senior Executive, (1) change the compensation or benefits payable to such Senior Executive other than changes to RMT Partner Plans that apply generally and are not targeted at such Senior Executives, (2) hire or promote such Senior Executive other than to fill vacancies in the Ordinary Course or (3) terminate the employment of such Senior Executive other than terminations of employment for cause; provided that in the case of both (A) and (B) with respect to any RMT Partner Employee, RMT Partner shall (I) grant equity compensation awards in the Ordinary Course between the date hereof and Closing, (II) not grant stock options, performance shares or RMT Partner Performance Restricted Stock Units between the date hereof and Closing (other than RMT Partner Performance Restricted Stock Units granted to the CEO of RMT Partner which do not flex above 100% of target) and (III) not grant cash awards in lieu of equity awards between the date hereof and Closing;

(v) incur any Indebtedness, except (A) in the Ordinary Course in a principal amount not to exceed $110,000,000 in the aggregate at any time outstanding and on prevailing market terms or on terms substantially consistent with or more beneficial to RMT Partner and its Subsidiaries, taken as a whole, than existing Indebtedness, (B) in replacement of existing Indebtedness which has matured or is scheduled to mature, in each case after the date of this Agreement, within the 12-month period following such incurrence of Indebtedness on then prevailing market terms or on terms substantially consistent with or more beneficial to RMT Partner and its Subsidiaries, taken as a whole, than the Indebtedness being replaced, (C) inter-company Indebtedness among RMT Partner and its wholly owned Subsidiaries, (D) commercial paper issued in the Ordinary Course, (E) (i) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (ii) overdraft facilities or cash management programs, in each case issued, made or entered into in the Ordinary Course, (F) hedging in compliance with the hedging strategy of RMT Partner as of the date of this Agreement in the Ordinary Course and not for speculative purposes; provided that RMT Partner and its Subsidiaries shall use commercially reasonable efforts to mitigate any material increase in their respective aggregate exposure to currency risk and (G) Indebtedness incurred in connection with film, television or game production or distribution, film financing or theme parks in the Ordinary Course;

(vi) make or commit to any capital expenditures other than (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (if covered by insurance or the portion of which is not covered by insurance is less than $90,000,000) or (B) in the Ordinary Course;

(vii) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any Intellectual Property owned by the RMT Partner and its Subsidiaries other than (A) in the Ordinary Course, (B) in the case of a license of Intellectual Property, involving payments that do not exceed $120,000,000 per license or (C) in the case of a sale of Intellectual Property, Intellectual Property with a fair market value that does not exceed $75,000,000 individually (other than transactions among RMT Partner and its Subsidiaries).

(viii) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any properties or assets (including capital stock of any of its Subsidiaries but not including any Intellectual Property, which is governed by Section 8.1(b)(vii)) with a fair market value in excess of $50,000,000 individually, other than transactions among RMT Partner and its Subsidiaries;

(ix) issue, deliver, sell, grant, transfer or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except (A) for any shares of Pre-Closing RMT Partner Capital Stock issued pursuant to RMT Partner Options, RMT Partner SARs, RMT Partner Restricted Stock Units and RMT Partner Performance Restricted Stock Units outstanding on the date of this Agreement in accordance with the existing terms of such awards and the RMT Partner Stock Plans, (B) for any profit participation rights relating to programs granted in the Ordinary Course or (C) by wholly owned Subsidiaries to RMT Partner or to any other wholly owned Subsidiary of RMT Partner;

(x) other than in the Ordinary Course, other than capital expenditures made in accordance with Section 8.1(b)(vi), spend or commit to spend in excess of (A) $90,000,000 or (B) more than $210,000,000 in the aggregate in any year, in each case to acquire any business, whether by merger, consolidation, purchase of property or assets, licenses or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that neither RMT Partner nor any of its Subsidiaries shall enter into any such transaction that would, or would reasonably be likely to, prevent, materially delay or materially impair the consummation of the Transactions;

(xi) other than in the Ordinary Course, spend or commit to spend on purchases and licensing of film and television programming from third parties or video game production in excess of $250,000,000 individually or $500,000,000 in the aggregate;

(xii) make any material change with respect to its financial accounting policies or procedures, except as required by changes in GAAP (or any interpretation thereof) or by applicable Law;

(xiii) except as required by applicable Law or in the Ordinary Course, (A) change or rescind any Tax election that is material to RMT Partner and its Subsidiaries, taken as a whole, or take any position that is material to RMT Partner and its Subsidiaries, taken as a whole, on any material Tax Return filed on or after the date of this Agreement, in each case that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, except in each case as a result of, or in response to, any change in U.S. federal Tax laws or regulations or administrative guidance promulgated or issued thereunder, (B) change any method of Tax accounting, which change is material to RMT Partner and its Subsidiaries, taken as a whole, (C) amend any Tax Return with respect to an amount of Taxes that is material to RMT Partner and its Subsidiaries, taken as a whole, (D) settle or resolve any Tax controversy that is material to RMT Partner and its Subsidiaries, taken as a whole, (E) surrender any right to claim a refund of Taxes that is material to RMT Partner and its Subsidiaries, taken as a whole, or (F) enter into any closing agreement or similar agreement with any Tax authority in respect of an amount of Taxes that is material to RMT Partner and its Subsidiaries, taken as a whole;

(xiv) enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business of RMT Partner and its Subsidiaries as of the date of this Agreement (provided that such entry would not require the receipt or transfer of any License that would constitute an RMT Partner Communications License if issued or granted prior to the date hereof and would not reasonably be likely to prevent, materially delay or materially impair the ability of the Parties to complete the Merger on a timely basis);

(xv) make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions to RMT Partner or any direct or indirect wholly owned Subsidiary of RMT Partner) in excess of $10,000,000 if the transaction is not in the Ordinary Course and $210,000,000 in any event, other than loans, advances or capital contributions to, or investments in, any Person incurred in connection with film, television or game production or distribution, film financing or theme parks in the Ordinary Course;

(xvi) (A) amend or modify in any material respect or terminate any RMT Partner Material Contract (other than amendments or modifications in the Ordinary Course or that are not adverse to RMT Partner and its Subsidiaries in any material respect with respect to the Contract and terminations upon the expiration of the term thereof in accordance with the terms thereof) or waive, release or assign any material rights, claims or benefits under any RMT Partner Material Contract, or (B) enter into any Contract that would have been an RMT Partner Material Contract of the type described in Section 7.10 had it been entered into prior to the date of this Agreement unless it is on terms substantially consistent with, or on terms more favorable to RMT Partner or its Subsidiaries than, either a Contract it is replacing or a standard form of such RMT Partner Material Contract; provided that for the avoidance of doubt, this Section 8.1(a)(xvii) shall not prohibit or restrict any RMT Partner Plans;

(xvii) settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a Governmental Entity, other than settlements (A) if the amount of any such settlement is not in excess of $10,000,000 individually or $30,000,000 in the aggregate in any year; provided that such settlements do not involve any non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of RMT Partner or its Subsidiaries or (B) relating to Taxes (which shall be governed by Section 8.1(a)(iv)).

(xviii) enter into any Collective Bargaining Agreement, other than renewals of any Collective Bargaining Agreements in the Ordinary Course;

(xix) enter into any Contract that obligates any Spinco Entity to grant licenses to any Intellectual Property as a result of being an Affiliate of RMT Partner or any Subsidiary thereof;

(xx) waive or release any rights, claims or benefits under, or fail to timely enforce any terms of, the Consent Agreement, in each case in a manner that would be reasonably likely to delay, impair or prevent the consummation of the Transactions; or

(xxi) agree, authorize or commit to do any of the foregoing.

(c) Notwithstanding the foregoing, (i) in the event of any action taken by RMT Partner or any of its Subsidiaries that would reasonably be expected to be material to RMT Partner and its Subsidiaries (taken as a whole) in connection with the COVID-19 Changes from the date hereof until the Closing, RMT Partner shall consult with Remainco prior to taking such action to the extent reasonably practicable, or if the prior consultation with Remainco is not reasonably practicable due to an urgent need to respond to the COVID-19 Changes, provide notice to Remainco, as promptly as reasonably practicable, after taking any such action, and (ii) in the event of any action taken by Remainco or any of its Subsidiaries (including the Spinco Entities) that would reasonably be expected to be material to the Spinco Business (taken as a whole) in connection with the COVID-19 Changes from the date hereof until the Closing, Remainco shall consult with RMT Partner prior to taking such action to the extent reasonably practicable, or if the prior consultation with RMT Partner is not reasonably practicable due to an urgent need to respond to the COVID-19 Changes, provide notice to RMT Partner, as promptly as reasonably practicable, after taking any such action.

(d) Nothing contained in this Agreement shall give Remainco or RMT Partner, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time. Prior to the Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 8.2 Spinco Acquisition Proposals.

(a) No Solicitation. Except as expressly permitted by this Section 8.2, from and after the date hereof, Remainco shall not, and none of its Subsidiaries nor any of the directors, officers or employees of it or its Subsidiaries shall, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i) initiate, solicit, propose or knowingly encourage or facilitate the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Spinco Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to any Spinco Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Spinco Acquisition Proposal;

(iii) provide any information to any Person in connection with any Spinco Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Spinco Acquisition Proposal;

(iv) otherwise knowingly facilitate any effort or attempt to make a Spinco Acquisition Proposal; or

(v) except as expressly permitted by, and after compliance with, Section 8.2(d)(ii) and termination pursuant to Section 10.3(a), enter into a Spinco Alternative Acquisition Agreement.

(b) Exceptions. Notwithstanding anything in this Section 8.2 to the contrary, if the Triggering Event occurs, then during the period beginning on the date the Triggering Event occurs and ending on the date the RMT Partner Stockholder Approval is obtained, in response to an unsolicited, bona fide written Spinco Acquisition Proposal that did not arise from or in connection with a breach of the obligations set forth in this Section 8.2, Remainco may:

(i) provide information in response to a request therefor (including non-public information regarding Remainco and its Subsidiaries (including the Spinco Entities)) to the Person who made such Spinco Acquisition Proposal, provided that such information has previously been made available to, or is made available to, RMT Partner prior to or concurrently with the time such information is made available to such Person and that, prior to furnishing any such information, Remainco receives from the Person making such Spinco Acquisition Proposal an executed confidentiality agreement with terms that are not materially less restrictive to the other party than the terms in the Confidentiality Agreement are on RMT Partner (it being understood that such confidentiality agreement need not prohibit the making or amending of a Spinco Acquisition Proposal to the extent such Spinco Acquisition Proposal is made directly to Remainco); provided, however, that if the Person making such Spinco Acquisition Proposal is a competitor of the Spinco Business, Remainco shall not provide any commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 8.2(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and

(ii) participate in any discussions or negotiations with any such Person regarding such Spinco Acquisition Proposal;

in each case, if, and only if, prior to taking any action described in clause (i) or (ii) above, the Remainco Board determines in good faith after consultation with Remainco’s financial advisor that based on the information then available such Spinco Acquisition Proposal either constitutes a Spinco Superior Proposal or would reasonably be expected to result in a Spinco Superior Proposal.

(c) Notice of Spinco Acquisition Proposals. Remainco shall promptly (and, in any event, within 24 hours) give notice to RMT Partner if (i) any proposals or offers with respect to a Spinco Acquisition Proposal are received by, (ii) any information is requested in connection with any Spinco Acquisition Proposal from, or (iii) any discussions or negotiations with respect to a Spinco Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep RMT Partner informed, on a reasonably current basis (and, in any event, within 24 hours), of the status and terms of any such proposals or offers (including any material amendments thereto).

(d) No Spinco Alternative Acquisition Agreement.

(i) Except as permitted by Section 8.2(d)(ii), Remainco agrees it shall not enter into, or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 8.2(b)(i) entered into in compliance with Section 8.2(b)(i)) relating to any Spinco Acquisition Proposal (a “Spinco Alternative Acquisition Agreement”).

(ii) Notwithstanding anything in this Agreement to the contrary, if the Triggering Event occurs, then during the period beginning on the date the Triggering Event occurs and ending on the date on which the RMT Partner Stockholder Approval is obtained, Remainco may enter into a Spinco Alternative Acquisition Agreement if an unsolicited, bona fide written Spinco Acquisition Proposal that did not arise from or in connection with a breach of the obligations set forth in Section 8.2(a) is received by Remainco and Remainco’s board of directors determines in good faith, after consultation with Remainco’s financial advisor, that such Spinco Acquisition Proposal constitutes a Spinco Superior Proposal; provided, however, Remainco may not enter into a Spinco Alternative Acquisition Agreement or action to terminate this Agreement pursuant to Section 10.3(a) unless and until Remainco has given RMT Partner written notice of such action and the basis thereof five Business Days in advance, which notice shall set forth in writing that Remainco intends to consider whether to take such action, and comply in form, substance and delivery with the provisions of Section 8.2(c). After giving such notice and prior to taking such action to terminate the Agreement pursuant to Section 10.3(a), Remainco shall, and shall cause its employees, financial advisor and outside legal counsel to, negotiate in good faith with RMT Partner (to the extent RMT Partner wishes to negotiate) to make such revisions to the terms of this Agreement as would not permit Remainco to take such action to terminate this Agreement pursuant to Section 10.3(a) in response thereto. At the end of the five Business Day period, prior to taking action to terminate this Agreement pursuant to Section 10.3(a), the Remainco board of directors shall take into account any changes to the terms of this Agreement proposed by RMT Partner in writing and any other information offered by RMT Partner in response to the notice, and shall have determined in good faith after consultation with its financial advisor that the Spinco Superior Proposal would continue to constitute a Spinco Superior Proposal. Any material amendment to any Spinco Acquisition Proposal will be deemed to be a new Spinco Acquisition Proposal for purposes of Section 8.2(c) and this Section 8.2(d)(ii), except that the advance written notice obligation set forth in this Section 8.2(d)(ii) shall be reduced to three Business Days.

(e) Existing Discussions. Remainco shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Spinco Acquisition Proposal or proposal that would reasonably be expected to lead to a Spinco Acquisition Proposal. Remainco shall promptly deliver a written notice to each such Person providing only that Remainco is ending all discussions and negotiations with such Person with respect to any Spinco Acquisition Proposal or proposal or transaction that would reasonably be expected to lead to a Spinco Acquisition Proposal, and informing such Persons of the obligations undertaken in this Section 8.2 and in the Confidentiality Agreement, which notice shall, to the extent such Person has executed a confidentiality agreement in connection with its consideration of a Spinco Acquisition Proposal, also request the prompt return or destruction of all confidential information concerning the Spinco Business and any Spinco Entities heretofore furnished to such Person by or on behalf of Remainco or any of its Subsidiaries, as applicable. Remainco will promptly terminate all physical and electronic data access previously granted to such Persons.

Section 8.3 RMT Partner Acquisition Proposals; Change of Recommendation.

(a) No Solicitation. Except as expressly permitted by this Section 8.3, RMT Partner shall not, and none of its Subsidiaries nor any of the directors, officers or employees of it or its Subsidiaries shall, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i) initiate, solicit, propose or knowingly encourage or facilitate the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an RMT Partner Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to any RMT Partner Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an RMT Partner Acquisition Proposal;

(iii) provide any information to any Person in connection with any RMT Partner Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an RMT Partner Acquisition Proposal;

(iv) otherwise knowingly facilitate any effort or attempt to make an RMT Partner Acquisition Proposal; or

(v) except as expressly permitted by, and after compliance with, Section 8.3(d)(ii) and termination pursuant to Section 10.4(a), cause or permit RMT Partner to enter into an RMT Partner Alternative Acquisition Agreement.

(b) Exceptions. Notwithstanding anything in this Section 8.3 to the contrary, prior to the time, but not after, the RMT Partner Stockholder Approval is obtained, in response to an unsolicited, bona fide written RMT Partner Acquisition Proposal that did not arise from or in connection with a breach of the obligations set forth in this Section 8.3, RMT Partner may:

(i) provide information in response to a request therefor (including non-public information regarding RMT Partner or any of its Subsidiaries) to the Person who made such RMT Partner Acquisition Proposal, provided that such information has previously been made available to, or is made available to, Remainco prior to or concurrently with the time such information is made available to such Person and that, prior to furnishing any such information,

RMT Partner receives from the Person making such RMT Partner Acquisition Proposal an executed confidentiality agreement with terms that are not materially less restrictive to the other party than the terms in the Confidentiality Agreement are on Remainco (it being understood that such confidentiality agreement need not prohibit the making or amending of an RMT Partner Acquisition Proposal to the extent such RMT Partner Acquisition Proposal is made directly to RMT Partner); provided, however, that if the Person making such RMT Partner Acquisition Proposal is a competitor of RMT Partner, RMT Partner shall not provide any commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 8.3(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and

(ii) participate in any discussions or negotiations with any such Person regarding such RMT Partner Acquisition Proposal;

in each case, if, and only if, prior to taking any action described in clause (i) or (ii) above, the RMT Partner Board determines in good faith after consultation with RMT Partner’s outside legal counsel that (A) based on the information then available and after consultation with RMT Partner’s financial advisor that such RMT Partner Acquisition Proposal either constitutes a RMT Partner Superior Proposal or would reasonably be expected to result in a RMT Partner Superior Proposal and (B) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(c) Notice of RMT Partner Acquisition Proposals. RMT Partner shall promptly (and, in any event, within 24 hours) give notice to Remainco if (i) any proposals or offers with respect to an RMT Partner Acquisition Proposal are received by, (ii) any information is requested in connection with any RMT Partner Acquisition Proposal from, or (iii) any discussions or negotiations with respect to an RMT Partner Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Remainco informed, on a reasonably current basis (and, in any event, within 24 hours), of the status and terms of any such proposals or offers (including any material amendments thereto).

(d) No RMT Partner Change of Recommendation.

(i) Except as permitted by Section 8.3(d)(ii) and Section 8.3(e), the RMT Partner Board, including any committee thereof, agrees it shall not:

(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the RMT Partner Recommendation in a manner adverse to Remainco;

(B) fail to include the RMT Partner Recommendation in the Proxy Statement;

(C) fail to recommend, within 10 Business Days after the commencement of such RMT Partner Acquisition Proposal through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Pre-Closing RMT Partner Capital Stock (other than by Remainco or an Affiliate of Remainco), against acceptance of such tender offer or exchange offer by its stockholders; or

(D) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 8.3(b)(i) entered into in compliance with Section 8.3(b)(i)) relating to any RMT Partner Acquisition Proposal (an “RMT Partner Alternative Acquisition Agreement,” and any of the actions set forth in the foregoing clauses (A), (B), (C) and (D), a “RMT Partner Change of Recommendation”).

(ii) Notwithstanding anything in this Agreement to the contrary, prior to the time the RMT Partner Stockholder Approval is obtained, the RMT Partner Board may effect a RMT Partner Change of Recommendation if (A)(1) an unsolicited, bona fide written RMT Partner Acquisition Proposal that did not arise from or in connection with a breach of the obligations set forth in Section 8.3(a) is received by RMT Partner and the RMT Partner Board determines in good faith, after consultation with RMT Partner’s outside legal counsel and financial advisor, that such RMT Partner Acquisition Proposal constitutes a RMT Partner Superior Proposal or (2) an Intervening Event has occurred, and (B) the RMT Partner Board determines in good faith, after consultation with RMT Partner’s outside legal counsel, that failure to effect a RMT Partner Change of Recommendation in response to such RMT Partner Superior Proposal or Intervening Event, as applicable, would violate the directors’ fiduciary duties under applicable Law; provided, however, that a RMT Partner Change of Recommendation or action to terminate this Agreement pursuant to Section 10.4(a) may not be made unless and until RMT Partner has given Remainco written notice of such action and the basis thereof five Business Days in advance, which notice shall set forth in writing that the RMT Partner Board intends to consider whether to take such action and (x) in the case of a RMT Partner Superior Proposal, comply in form, substance and delivery with the provisions of Section 8.3(c) and (y) in the case of an Intervening Event, include a reasonable description of such Intervening Event. After giving such notice and prior to effecting such RMT Partner Change of Recommendation or taking such action to terminate this Agreement pursuant to Section 10.4(a), RMT Partner shall, and shall cause its employees, financial advisor and outside legal counsel to, negotiate in good faith with Remainco (to the extent Remainco wishes to negotiate) to make such revisions to the terms of this Agreement as would permit the RMT Partner Board not to effect a RMT Partner Change of Recommendation or to take such action to terminate this Agreement pursuant to Section 10.4(a) in response thereto. At the end of the five Business Day period, prior to taking action to effect a RMT Partner Change of Recommendation or taking action to terminate this Agreement pursuant to Section 10.4(a), the RMT Partner Board shall take into account any changes to the terms of this Agreement proposed by Remainco in writing and any other information offered by Remainco in response to the notice, and shall have determined in good faith (I) after consultation with RMT Partner’s outside legal counsel and financial advisor, that, in the case of a RMT Partner Superior Proposal, the RMT Partner Superior Proposal would continue to constitute a RMT Partner Superior Proposal or (II) after consultation with RMT Partner’s outside legal counsel, that, in the case of an Intervening Event, the failure to effect an RMT Partner Change of Recommendation in response to such Intervening Event would violate the directors’ fiduciary duties under applicable Law, in each case, if such changes offered in writing were to be given effect. Any material amendment to any RMT Partner Acquisition Proposal will be deemed to be a new RMT Partner Acquisition Proposal for purposes of Section 8.3(c) and this Section 8.3(d)(ii) except that the advance written notice obligation set forth in this Section 8.3(d)(ii) shall be reduced to three Business Days.

(e) Certain Permitted Disclosure. Nothing contained in this Section 8.3 shall prohibit RMT Partner from complying with its disclosure obligations under United States federal or state Law with regard to an RMT Partner Acquisition Proposal; provided, however, that this Section 8.3(e) shall not be deemed to permit RMT Partner or the RMT Partner Board to effect a RMT Partner Change of Recommendation except in accordance with Section 8.3(d).

(f) Existing Discussions. RMT Partner shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any RMT Partner Acquisition Proposal or proposal that would reasonably be expected to lead to an RMT Partner Acquisition Proposal. RMT Partner shall promptly deliver a written notice to each such Person providing only that RMT Partner is ending all discussions and negotiations with such Person with respect to any RMT Partner Acquisition Proposal or proposal or transaction that would reasonably be expected to lead to an RMT Partner Acquisition Proposal, and informing such Persons of the obligations undertaken in this Section 8.3 and in the Confidentiality Agreement, which notice shall, to the extent such Person has executed a confidentiality agreement in connection with its consideration of an RMT Partner Acquisition Proposal, also request the prompt return or destruction of all confidential information concerning RMT Partner and any of its Subsidiaries heretofore furnished to such Person by or on behalf of RMT Partner or any of its Subsidiaries, as applicable. RMT Partner will promptly terminate all physical and electronic data access previously granted to such Persons.

(g) Standstill Provisions. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE X and the Effective Time, RMT Partner shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement, in each case relating to a RMT Partner Acquisition Proposal or a potential RMT Partner Acquisition Proposal, to which RMT Partner or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything in this Agreement to the contrary, RMT Partner shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person if the RMT Partner Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

Section 8.4 Securities Filings; Information Supplied.

(a) As promptly as practicable after the date of this Agreement, (i)(A) the Parties shall jointly prepare and Spinco shall file with the SEC the Distribution Registration Statement and (B) if the Distribution is effected in whole or in part as an exchange offer, Remainco shall prepare and file with the SEC, when and as required, a Tender Offer Statement on

Schedule TO and other filings pursuant to Rule 13e-4 of the Exchange Act (collectively, the “Split Off TO”) and (ii) the Parties shall jointly prepare and RMT Partner shall file with the SEC (A) a proxy statement relating to the RMT Partner Stockholder Approval and RMT Partner Stockholders Meeting (together with all supplements and amendments thereto, the “Proxy Statement”) and (B) an RMT Partner Registration Statement (in which the Proxy Statement will be included as a prospectus) (the securities filings described in clauses (i) and (ii), collectively, the “Securities Filings”).

(b) Each Party shall use its reasonable best efforts to have the Distribution Registration Statement and the RMT Partner Registration Statement declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and to keep the Distribution Registration Statement and the RMT Partner Registration Statement effective for as long as is necessary to consummate the Merger, the Transactions and the transactions contemplated by the other Transaction Documents. RMT Partner shall cause the Proxy Statement to be mailed to the holders of Pre-Closing RMT Partner Voting Capital Stock as promptly as practicable following the date on which the SEC clears (whether orally or in writing) the Proxy Statement and, if required by the SEC as a condition to the mailing of the Proxy Statement, the RMT Partner Registration Statement is declared effective. Each of Remainco and RMT Partner shall also take any action required to be taken under any applicable state securities Laws in connection with, in the case of RMT Partner, the RMT Partner Share Issuance and, in the case of Remainco, the issuance and distribution of the Spinco Common Stock in the Distribution and, if applicable, the exchange of Spinco Common Stock pursuant to the Exchange Offer.

(c) The Parties shall cooperate in preparing and filing with the SEC the Securities Filings and any necessary amendments or supplements thereto. RMT Partner and Merger Sub shall furnish all information concerning RMT Partner and its Subsidiaries, and Remainco and Spinco shall furnish all information concerning Remainco, the Spinco Business and the Spinco Entities, in each case, as may be reasonably requested by the other Parties in connection with, or as required by applicable Law in order to complete, the preparation, filing and distribution of the Securities Filings and any necessary amendments or supplements thereto. Each of the Parties shall provide the other Parties (and their Representatives) with a reasonable opportunity to review and comment on the Securities Filings (or any amendment or supplement thereto) prior to the filing of any such document with the SEC. Each Party will include in the Securities Filings all comments reasonably and promptly proposed by the other Party or its legal counsel and each agrees that all information relating to RMT Partner and its Subsidiaries included in the Securities Filings shall be in form and content satisfactory to RMT Partner, acting reasonably, and all information relating to Remainco and its Subsidiaries (including the Spinco Entities) included in the Securities Filings shall be in form and content satisfactory to Remainco, acting reasonably. For the avoidance of doubt, any ordinary course communications filed pursuant to Rule 425 under the Securities Act or any other disclosures or statements with respect to the Transactions contained in any filing required under securities Laws, other than the Securities Filings, shall be subject to Section 8.12.

(d) Each Party shall, as promptly as practicable after receipt thereof, provide the other Parties copies of any written comments, and advise the other Parties of any oral comments, received from the SEC with respect to the Securities Filings and shall provide the other Parties with copies of all correspondence between it and its Affiliates, on the one hand, and the

SEC, on the other hand. Each Party shall provide the other Parties with a reasonable opportunity to review and comment on the Securities Filings (and such comments shall be reasonably considered in good faith by the filing Party), or any amendment or supplement to any of the foregoing and any communications with the SEC prior to filing such with the SEC, and will promptly provide the other Parties with a copy of all such filings and communications made with the SEC. RMT Partner and Remainco, as applicable, shall advise the other promptly after receiving oral or written notice of (i) the time when the Distribution Registration Statement or RMT Partner Registration Statement has become effective or any supplement or amendment to any Securities Filing has been filed, (ii) the issuance of any stop order and (iii) the suspension of the qualification for offering or sale in any jurisdiction of the RMT Partner Common Stock issuable in connection with the Merger or the Spinco Common Stock issuable in connection with the Distribution.

(e) If at any time prior to the Effective Time, any information relating to any of the Parties, or any of their respective Affiliates, officers or directors, is discovered by such Party, which information should be set forth in an amendment or supplement to any of the Securities Filings so that such Securities Filing would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and disseminated to the applicable stockholders.

(f) In connection with the filing of the Securities Filings and any other SEC filings requiring such information, each of Remainco and RMT Partner shall use its reasonable best efforts to (i) cooperate with the other to prepare financial statements (including audited, unaudited and pro forma financial statements as required by the SEC and applicable Law) that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X and (ii) provide and make reasonably available upon reasonable notice the senior management employees of Remainco or RMT Partner, as the case may be, to discuss the materials prepared and delivered pursuant to this Section 8.4(f).

Section 8.5 RMT Partner Stockholders Meeting.

(a) Subject to Section 8.2, RMT Partner will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene and hold a meeting of its stockholders for the purpose of obtaining the RMT Partner Stockholder Approval (the “RMT Partner Stockholders Meeting”) as promptly as practicable following the date on which the SEC advises it has no further comments on the Proxy Statement and, if required by the SEC as a condition to the mailing of the Proxy Statement, the RMT Partner Registration Statement is declared effective, and in any event within 45 days thereafter, and to cause such vote to be taken, and shall not postpone or adjourn such meeting except to the extent required by Law or, if as of the time for which the RMT Partner Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Pre-Closing RMT Partner Voting Capital Stock represented (either in person or by proxy) and voting to approve the RMT Partner Share Issuance and the RMT Partner Charter Amendment or to constitute a quorum necessary to conduct the business of the RMT Partner Stockholders Meeting. Subject to Section 8.3, the RMT Partner Board shall recommend that the stockholders of RMT Partner approve the RMT Partner Share

Issuance and the RMT Partner Charter Amendment and shall take all lawful action to solicit such approval. Without limiting the generality of the foregoing, RMT Partner agrees that, unless this Agreement is terminated in accordance with its terms, and, to the extent required by the terms of this Agreement, RMT Partner pays to Remainco the RMT Partner Termination Fee in accordance with Section 10.5(b), its obligations to hold the RMT Partner Stockholders Meeting pursuant to this Section 8.5 shall not be affected by the making of an RMT Partner Change of Recommendation by the RMT Partner Board and its obligations pursuant to this Section 8.5 shall not be affected by the commencement of or announcement or disclosure of or communication to RMT Partner of any RMT Partner Acquisition Proposal.

(b) RMT Partner agrees (i) to provide Remainco with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports) and (ii) to give written notice to Remainco one day prior to the RMT Partner Stockholders Meeting and on the day of, but prior to the RMT Partner Stockholders Meeting, indicating whether as of such date sufficient proxies representing the RMT Partner Stockholder Approval have been obtained. Notwithstanding the foregoing, if, on a date that is two Business Days prior to the date the RMT Partner Stockholders Meeting is scheduled (the “Original Date”), (A) RMT Partner has not received proxies representing the RMT Partner Stockholder Approval, whether or not a quorum is present, or (B) it is necessary to ensure that any supplement or amendment to the Proxy Statement is required to be delivered, RMT Partner shall postpone or adjourn, or make one or more successive postponements or adjournments of, the RMT Partner Stockholders Meeting as long as the date of the RMT Partner Stockholders Meeting is not postponed or adjourned more than 10 days in connection with any one postponement or adjournment or more than an aggregate of 20 days from the Original Date in reliance on the preceding sentence.

(c) Notwithstanding anything to the contrary in this Agreement, nothing will prevent RMT Partner from postponing or adjourning the RMT Partner Stockholders Meeting (i) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure that the RMT Partner Board reasonably determines, after consultation with outside legal counsel, is necessary to comply with applicable Law and for such supplemental or amended disclosure to be reviewed by the RMT Partner stockholders in advance of the RMT Partner Stockholders Meeting; or (ii) if Remainco provides its prior written consent to such postponement or adjournment.

Section 8.6 Approval of Sole Stockholder of Merger Sub. Immediately following execution of this Agreement, RMT Partner shall execute and deliver, in accordance with applicable Law and its Organizational Documents, in its capacity as sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

Section 8.7 Approval of Sole Stockholder of Spinco. Immediately following execution of this Agreement, Remainco shall execute and deliver, in accordance with applicable Law and its Organizational Documents, in its capacity as sole stockholder of Spinco, a written consent adopting the plan of merger contained in this Agreement.

Section 8.8 Cooperation; Efforts to Consummate.

(a) Remainco and RMT Partner shall, subject to Section 8.2, Section 8.3 and Section 8.8(e), cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on each of their part under this Agreement and the other Transaction Documents and applicable Laws and Governmental Orders to consummate and make effective the Merger and the other Transactions, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as promptly as reasonably practicable after the date of this Agreement the notifications, filings, reports and other information required to be filed (i) under the HSR Act, (ii) under any other applicable Antitrust Laws, (iii) with the Governmental Entity described in Section 8.8(a)(ii) of the Spinco Disclosure Letter (subject to the process described therein), (iv) under applicable Utilities Laws (to the extent required) and (v) with Foreign Regulators pursuant to applicable Foreign Regulatory Laws, in each case, with respect to the Merger and the other Transactions (including the filing of the notifications, filings, reports and other information set forth on Section 9.1(d) of the Spinco Disclosure Letter)) and to obtain all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers and the other Transactions. In furtherance and not in limitation of the covenants of the parties contained in this Section 8.8 (but subject to Section 8.8(e) below), each of the Parties shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity in connection with the HSR Act, any other applicable Antitrust Laws, any Communications Laws or any Foreign Regulatory Laws with respect to the Merger and the other Transactions and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the Merger and the other Transactions (including by defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Merger or the other Transactions).

(b) Remainco and RMT Partner shall each, upon request by the other, furnish the other with all information, subject to Section 8.10, concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Remainco or RMT Partner or any of their respective Affiliates to any Governmental Entity in connection with the Transactions.

(c) Remainco and RMT Partner shall promptly provide all non-privileged information and documents requested by any Governmental Entity to the extent necessary or advisable to resolve any inquiry or investigation and to obtain as promptly as practicable all permits, clearances, and approvals necessary or advisable to be obtained from such Governmental Entity in order to consummate the Merger and the other Transactions.

(d) Remainco and RMT Partner shall (i) jointly determine timing and strategy and be jointly responsible for the final content of any substantive oral or written joint communications with any applicable Governmental Entity and (ii) jointly coordinate all activities with respect to seeking any permits, clearances or approvals of any Governmental Entity under any

U.S. or non-U.S. Antitrust Laws, the Communications Act or Foreign Regulatory Laws; provided, however, that, subject to the matters described in Section 9.1(d)D.2 of the Spinco Disclosure Letter, in the event of any disagreement between Remainco and RMT Partner with respect to the matters described in the foregoing clause (i) or (ii), the General Counsel of Remainco and the General Counsel of RMT Partner shall cooperate and consult with one another and seek to resolve such disagreement reasonably and in good faith; provided, further, that if the General Counsel of Remainco and the General Counsel of RMT Partner cannot resolve any such disagreement, the Chief Executive Officer of Remainco and the Chief Executive Officer of RMT Partner shall cooperate and consult with one another and seek to resolve such disagreement reasonably and in good faith. Remainco and RMT Partner shall have the right to review in advance (subject to, as necessary, redactions of commercially sensitive terms or the privileged information of such party or the exchange of information on an “outside counsel only” basis) and each shall consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Remainco and RMT Partner, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transaction. Neither Remainco nor RMT Partner shall permit any of its officers or any other representatives or agents to participate in any meeting or substantive communication with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the Transaction unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat (and to the extent such other Party did not participate in any communication with a Governmental Entity promptly, and in no event later than 24 hours thereafter, provide such other Party with a reasonably detailed summary of such communication).

(e) For the purposes of this Section 8.8, “reasonable best efforts” shall include taking any and all actions necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Merger and the other Transactions as promptly as reasonably practicable (including (i) divest, transfer, sell or otherwise dispose of or hold separate (or agree to do any of the foregoing) any of their respective businesses, assets or any portions thereof, (ii) effect any conditions, commitments or restrictions (or agree to do any of the foregoing) on or related to the conduct of their respective businesses, including with respect to the individuals designated to serve as directors on the RMT Partner Board pursuant to Section 2.8 and (iii) implement the strategies and actions determined pursuant to this Section 8.8 and Section 9.1(d)D.2 of the Spinco Disclosure Letter) provided that notwithstanding anything to the contrary set forth in this Agreement:

(i) neither Remainco nor RMT Partner, or their respective Subsidiaries (including the Spinco Entities), shall be required to, and neither of them shall, without the prior written consent of the other Party (which may or may not be granted in the sole discretion of such other Party), take or refrain from taking, or agree to take or refrain from taking, any action or actions that, individually or in the aggregate, would, or would be reasonably expected to, materially and adversely affect (A) the assets, business, results of operation or financial condition of RMT Partner and its Subsidiaries (including Spinco and the Spinco Subsidiaries), taken as a whole, after the consummation of the Transactions or (B) the Intended Tax Treatment of the Transactions (any such action, a “Detriment”).

(ii) Remainco and its Affiliates (other than the Spinco Entities) shall not be required to (x) divest, transfer, sell or otherwise dispose of or hold separate (or agree to do any of the foregoing) any of their respective businesses, assets or any portions thereof or (y) effect any conditions, commitments or restrictions (or agree to do any of the foregoing) on or related to the conduct of their respective businesses, except with respect to Remainco’s right to designate directors on the RMT Partner Board pursuant to Section 2.8 (any action described in clause (x) or (y), a “Remainco Detriment”).

(iii) Remainco, Spinco or their respective Affiliates shall not be required by this Agreement or any other Transaction Document to take or refrain from taking, or agree to take or refrain from taking, any action or actions to the extent that taking or refraining from taking such action or actions would constitute a breach by Remainco, Spinco or any of their respective Affiliates of the Agreement of Contribution and Subscription, dated as of February 25, 2021, by and among AT&T Services, Inc., V Holdco LLC, DIRECTV Entertainment Holdings LLC and TPG VIII Merlin Investment Holdings, L.P.

(iv) No Party’s good faith position to continue to contest any objection to this Agreement, the Merger or the other Transactions in an effort to achieve a more favorable resolution of such objections shall be a breach of such Party’s obligations under this Section 8.8 unless and until it would cause or be reasonably expected to cause, the Merger and the other Transactions not to be consummated prior to the earlier of (1) 18 months following the date of this Agreement and (2) 45 days prior to the one-year anniversary of the expiration or termination of the waiting period under the HSR Act with respect to the Transactions.

(f) Notwithstanding anything to the contrary set forth in this Agreement, RMT Partner shall enforce the terms of Section 6 of the Voting Agreement with Advance/Newhouse.

(g) Each of Remainco and RMT Partner shall provide the other Party with all information requested by such Party that is reasonably necessary to identify any Regulatory Approvals required under any Antitrust Law (other than the HSR Act), Utilities Law or Foreign Regulatory Law applicable to the consummation of the Merger or the RMT Partner Share Issuance (including the applicability of those potential Regulatory Approvals marked with an asterisk on Section 9.1(d) of the Spinco Disclosure Letter) (“Additional Consents”). The Parties shall use reasonable best efforts to promptly, and in no event no later than 45 days after the date hereof, identify any Additional Consents. To the extent the Parties identify any Additional Consents, such Additional Consents shall be added to Section 9.1(d) of the Spinco Disclosure Letter as if the Parties had included them in Section 9.1(d) of the Spinco Disclosure Letter as of the date of this Agreement, applying for this purpose the same standards of legal and business significance as were used by the parties in agreeing Section 9.1(d) of the Spinco Disclosure Letter as of the date of this Agreement. In the event the Parties disagree about whether the Additional Consents would have been included, they shall first have their General Counsels meet to attempt to resolve any differences. In the event the Parties are unable to agree whether any amendment to Section 9.1(d) of the Spinco Disclosure Letter is required by this Section 8.8(g), such dispute shall be settled by arbitration to be held in New York, New York in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Such arbitration shall be conducted by one arbitrator with at least 10 years’ experience in complex mergers and acquisitions transactions mutually agreed upon by each Party. Any decision rendered thereby shall be final and binding on each of the Parties and judgment may be entered thereon in the appropriate state or federal court. The arbitrators shall be bound to strict interpretation and observation of the terms of this Agreement. Each Party shall pay its own costs of arbitration.

Section 8.9 Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Entity, Remainco and RMT Partner each shall keep the other apprised of the status of matters relating to the consummation of the Transactions. Remainco and RMT Partner each shall give prompt notice to the other of any Effect that has had or would reasonably be expected to have a Remainco Material Adverse Effect, Spinco Material Adverse Effect or an RMT Partner Material Adverse Effect, as applicable, or of any failure of any condition to the other Party’s obligation to consummate the Transactions; provided that the delivery of any notice pursuant to this Section 8.9 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy or condition to any obligation of any Party or update the Spinco Disclosure Letter or RMT Partner Disclosure Letter, as applicable.

Section 8.10 Information; Access and Reports.

(a) Subject to applicable Law and the other provisions of this Section 8.10, (i) Remainco shall, and shall cause the Spinco Entities to, upon request by RMT Partner, furnish RMT Partner with all information concerning the Spinco Business, the Spinco Entities and the Spinco Entities’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with furthering the Transactions, including in connection with the Securities Filings or any other statement, filing, notice or application made by or on behalf of Remainco, Spinco, RMT Partner or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions, and shall (and shall cause the Spinco Entities to), upon giving of reasonable notice by RMT Partner, afford RMT Partner’s officers and other authorized Representatives reasonable access, during normal business hours following reasonable advance notice throughout the period prior to the Effective Time, to the Spinco Entities’ officers, employees, agents, contracts, books and records (including the work papers of the Spinco Entities’ independent accountants upon receipt of any required consents from such accountants), as well as properties, offices and other facilities, and, during such period, Remainco shall (and shall cause the Spinco Entities to) furnish promptly to RMT Partner all information concerning its business, properties and personnel as may reasonably be requested by RMT Partner in furtherance of the Transaction or integration of the Spinco Business with RMT Partner and its Subsidiaries and (ii) RMT Partner shall, and shall cause its Subsidiaries to, upon request by Remainco, furnish Remainco with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Securities Filings or any other statement, filing, notice or application made by or on behalf of Remainco, Spinco, RMT Partner or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions, and shall (and shall cause its Subsidiaries to), upon giving of reasonable notice by Remainco, afford Remainco’s officers and other authorized Representatives reasonable access, during normal business hours following reasonable advance notice throughout the period prior to the Effective Time, to its officers, employees, agents, contracts, books and records (including the work papers of RMT Partner’s independent accountants upon receipt of any required consents from such accountants), as well as properties, offices and other facilities, and, during such period, RMT Partner shall (and shall cause its Subsidiaries to) furnish promptly to Remainco all information concerning its business, properties and personnel as may reasonably be requested by Remainco in furtherance of the Transaction or integration of the Spinco Business with RMT Partner and its Subsidiaries.

(b) The foregoing provisions of this Section 8.10 shall not require and shall not be construed to require either Remainco or RMT Partner to permit any access to any of its officers, employees, agents, contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of Remainco or RMT Partner, as applicable, would (i) result in the disclosure of any trade secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement if the Party shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure, (ii) result in a violation of applicable Law, including any fiduciary duty, (iii) waive the protection of any attorney-client privilege or (iv) result in the disclosure of any personal information that would expose the Party to the risk of liability. In the event that Remainco or RMT Partner, as applicable, objects to any request submitted pursuant to and in accordance with this Section 8.10 and withholds information on the basis of the foregoing clauses (i) through (iv), Remainco or RMT Partner, as applicable, shall inform the other Party as to the general nature of what is being withheld and Remainco or RMT Partner shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Each of Remainco or RMT Partner, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties as the parties may mutually agree. All requests for information made pursuant to this Section 8.10 shall be directed to the executive officer or other Person designated by Remainco or RMT Partner, as applicable. All information exchanged or made available shall be governed by the terms of the Confidentiality Agreement.

(c) To the extent that any of the information or material furnished pursuant to this Section 8.10 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d) No exchange of information or investigation by RMT Partner or its Representatives or by Remainco, Spinco or their respective Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of any of the Parties set forth in this Agreement.

Section 8.11 Stock Exchange Listing. RMT Partner shall use its best efforts to cause, and Remainco shall reasonably cooperate with RMT Partner in connection with, (a) the shares of RMT Partner Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date and (b) there to be a period of “when issued” trading of RMT Partner Common Stock on NASDAQ prior to the Closing (which efforts shall include potentially delaying the Closing for no more than 5 Business Days if required by NASDAQ or deemed advisable by RMT Partner and Remainco).

Section 8.12 Publicity. The initial press release with respect to the Transactions shall be a joint press release and thereafter Remainco and RMT Partner shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the NYSE and NASDAQ, (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law or (iii) with respect to any RMT Partner Change of Recommendation made in accordance with this Agreement or Remainco’s response thereto. Each of RMT Partner and Remainco may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by RMT Partner and Remainco.

Section 8.13 Employee Matters.

(a) Remainco, Spinco and RMT Partner shall cooperate in good faith (including by providing the other Party with reasonable opportunity to review and comment) with respect to any written broad-based notices or communications materials (including website postings) from RMT Partner or its Affiliates to the current or former employees of RMT Partner or its Affiliates or Spinco Employees or former Spinco Employees, or from Remainco, Spinco or its Affiliates to Spinco Employees or former Spinco Employees or to the current or former employees of RMT Partner or its Affiliates, with respect to the transactions contemplated by the Transaction Documents or employment, compensation or benefits matters of such employees that relate to the transactions contemplated by the Transaction Documents or the period following the Closing Date.

(b) Nothing in this Agreement shall confer upon any Person any right to continue in the employ or service of Spinco, RMT Partner or any of their respective Affiliates, or shall interfere with or restrict in any way the rights of Spinco or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Person at any time for any reason whatsoever, with or without cause, in accordance with any Collective Bargaining Agreements. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 8.13(b) shall (i) be deemed or construed to be an amendment or other modification of any Spinco Plan, RMT Partner Plan or any plan, program or arrangement of Remainco, Spinco, RMT Partner or any of their respective Affiliates, or (ii) create any third-party rights in any current or former service provider or employee of Remainco, Spinco, RMT Partner or any of their respective Affiliates (or any beneficiaries or dependents thereof).

(c) Each Remainco Equity Award held by a Spinco Employee as of the Effective Time shall be treated as set forth in the Employee Matters Agreement.

Section 8.14 Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” for purposes of Section 368 of the Code and the Parties hereby adopt it as such. From and after the date hereof and until the Merger occurs, each Party shall use its reasonable best efforts to ensure that the Contribution, the Distribution, the Spinco Special Cash Payment, any Additional Amount Distribution, any Securities Issuance, any Securities Exchange and the Merger qualify for the Intended Tax Treatment and shall not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent or impede the Contribution, the Distribution, the Spinco Special Cash Payment, any Additional Amount Distribution, any Securities Issuance, any Securities Exchange or the Merger from qualifying for the Intended Tax Treatment.

(b) Unless the Alternative Transaction Structure is adopted pursuant to Section 2.9, each of RMT Partner and Remainco shall cooperate in good faith and use its reasonable best efforts to take or cause to be taken any action within its control reasonably necessary to (i) agree upon and finalize the Remainco Tax Representation Letters, the Spinco Tax Representation Letters and the RMT Partner Tax Representation Letters and (ii) obtain the Private Letter Ruling and Remainco Tax Opinions.

(c) Unless the Alternative Transaction Structure is adopted pursuant to Section 2.9, immediately prior to the Closing, Remainco shall execute and deliver to Remainco Tax Counsel the Remainco Tax Representation Letters and Spinco shall execute and deliver to Remainco Tax Counsel the Spinco Tax Representation Letters, in each case to the extent such tax representation letters have been finalized. As soon as possible after receipt of the Private Letter Ruling, Remainco shall provide RMT Partner with a true copy of the Private Letter Ruling. Prior to the Closing, Remainco shall provide RMT Partner with a true copy of the Remainco Tax Opinions, the Remainco Tax Representation Letters and the Spinco Tax Representation Letters.

(d) Unless the Alternative Transaction Structure is adopted pursuant to Section 2.9, immediately prior to the Closing, RMT Partner shall execute and deliver to Remainco Tax Counsel the RMT Partner Tax Representation Letters, to the extent such tax representation letters have been finalized.

Section 8.15 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, RMT Partner agrees that, to the fullest extent permitted under applicable Law and the Organizational Documents of the Spinco Entities in effect as of the date of this Agreement, each of RMT Partner and the Surviving Corporation shall indemnify and hold harmless each present and former (determined as of the Effective Time) director and officer of the Spinco Entities, in each case, when acting in such capacity (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case, in connection with their roles as a director or officer, as applicable, of the Spinco Entities, including in connection with (i) the Transactions and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and RMT Partner or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted to do so under applicable Law and the Organizational Documents of the applicable Spinco Entity in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification. RMT Partner shall not be required to indemnify any Indemnified Party pursuant hereto if it shall be determined that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party believed to be in or not opposed to the best interests of the Spinco Entities.

(b) Prior to the Effective Time, the Spinco Entities shall and, if the Spinco Entities are unable to, RMT Partner shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Spinco Entities’ existing directors’ and officers’ insurance policies, and (ii) the Spinco Entities’ existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Spinco Entities’ insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable, taken as a whole, to the insureds as the Spinco Entities’ existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions). If the Spinco Entities and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and RMT Partner shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable, taken as a whole, to the insureds as provided in the Spinco Entities’ existing policies as of the date of this Agreement, or the Surviving Corporation shall, and RMT Partner shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable, taken as a whole, as provided in the Spinco Entities’ existing policies as of the date of this Agreement; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period an amount equal to six multiplied by 300 percent of the current aggregate annual premium paid by the Spinco Entities for such purpose; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) Any Indemnified Party wishing to claim indemnification under this Section 8.15, upon learning of any such Proceeding, shall promptly notify RMT Partner thereof in writing, but the failure to so notify shall not relieve RMT Partner or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any Proceeding: (i) RMT Partner or the Surviving Corporation shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, neither RMT Partner nor the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if RMT Partner or the Surviving Corporation elects not to assume such defense or legal counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between RMT Partner or the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to them, and RMT Partner or the Surviving Corporation shall pay all reasonable and documented out-of-pocket fees and expenses of such legal counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that RMT Partner and the Surviving Corporation shall be obligated pursuant to this Section 8.15(c) to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (provided that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used); (ii) the Indemnified Parties shall cooperate in the defense of any such matter if RMT Partner or the Surviving Corporation elects to assume such defense and RMT Partner and the Surviving Corporation shall cooperate in the defense of any such matter if RMT Partner or the Surviving Corporation elects not to assume such defense; (iii) the Indemnified Parties shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if RMT Partner or the Surviving Corporation elects to assume such defense and RMT Partner and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if RMT Partner or the Surviving Corporation elects not to assume such defense; (iv) RMT Partner and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnified action of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law; and (v) all rights to indemnification in respect of any such Proceedings shall continue until final disposition of all such Proceedings.

(d) During the Tail Period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of the Spinco Entities or any indemnification agreement between such Indemnified Party and the Spinco Entities, in each case, as in effect on the date of this Agreement, shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(e) If RMT Partner or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of RMT Partner or the Surviving Corporation shall assume all of the obligations set forth in this Section 8.15.

(f) The rights of the Indemnified Parties under this Section 8.15 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of the Spinco Entities, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Spinco Entities for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 8.15 is not prior to or in substitution of any such claims under such policies).

(g) This Section 8.15 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 8.15.

Section 8.16 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, each of Remainco (including the Remainco Board) and RMT Partner (including the RMT Partner Board), respectively, shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 8.17 Section 16 Matters. RMT Partner, Remainco and Spinco, and the RMT Partner Board and the Remainco Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of Remainco or Spinco (including derivative securities) or acquisitions of equity securities of RMT Partner (including derivative securities) in connection with the Transactions by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Remainco or will become subject to such reporting requirements with respect to RMT Partner, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 8.18 Transaction Litigation.

(a) In the event that any litigation related to this Agreement or the Transactions is brought, or, to RMT Partner’s Knowledge, threatened, against RMT Partner, any members of the RMT Partner Board or a Significant Stockholder from and following the date of this Agreement (such litigation, “RMT Partner Transaction Litigation”), RMT Partner shall promptly notify Remainco of such RMT Partner Transaction Litigation and shall keep Remainco reasonably informed with respect to the status thereof. RMT Partner shall give Remainco a reasonable opportunity to participate in the defense or settlement (at Remainco’s sole expense and subject to a customary joint defense agreement) of any RMT Partner Transaction Litigation and shall consider in good faith Remainco’s advice with respect to such RMT Partner Transaction Litigation; provided that RMT Partner shall in any event control such defense in its sole discretion and the disclosure of information to Remainco in connection therewith shall be subject to the provisions of Section 8.10; provided, further, that RMT Partner shall not settle or agree to settle any RMT Partner Transaction Litigation without prior written consent of Remainco.

(b) In the event that any litigation related to this Agreement or the Transactions is brought or to Remainco’s Knowledge, is threatened, against Remainco or any members of the Remainco Board from and following the date of this Agreement and prior to the Effective Time for which a Spinco Entity is liable (such litigation, “Spinco Transaction Litigation”), Remainco shall promptly notify RMT Partner of such Spinco Transaction Litigation and shall keep RMT Partner reasonably informed with respect to the status thereof. Remainco shall give RMT Partner a reasonable opportunity to participate in the defense or settlement (at RMT Partner’s sole expense and subject to a customary joint defense agreement) of any Spinco Transaction Litigation and shall consider in good faith RMT Partner’s advice with respect to such Spinco Transaction Litigation; provided that Remainco shall in any event control such defense in its sole discretion and the disclosure of information to RMT Partner in connection therewith shall be subject to the provisions of Section 8.10; provided, further, that Remainco shall not settle or agree to settle any Spinco Transaction Litigation without prior written consent of RMT Partner (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.19 Financing.

(a) Spinco shall use reasonable best efforts to (i) maintain in effect, until the earlier of the initial funding of the Spinco Financing (as defined below) and the replacement of the Spinco Financing with the Permanent Financing (as defined below), in each case, in an amount sufficient to fund (and in any event not to exceed) the sum of the Spinco Special Cash Payment and the Additional Amount (the “Spinco Consideration Amount”), the bridge commitment letter, dated as of the date of this Agreement (including: (A) all exhibits, schedules, annexes and amendments to such agreement in effect as of the date hereof; and (B) any associated fee letters (together, as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and thereof, the “Spinco Commitment Letter”)), from the financing sources party thereto (together with all additional lenders, agents and financing sources added to the Spinco Commitment Letter, the “Spinco Lenders”), pursuant to which, among other things, the Spinco Lenders have committed to provide Spinco with debt financing in the amount set forth therein (the debt financing contemplated by the Spinco Commitment Letter, together with any amendment, modification, supplement, restatement, substitution or waiver thereof in accordance with the terms of this Agreement being referred to as the “Spinco Financing”), (ii) negotiate definitive agreements with respect to the Spinco Financing, on the terms and conditions contained in the Spinco Commitment Letter or on such other terms as are reasonably acceptable to Remainco and RMT Partner (the “Spinco Financing Agreements”) and negotiate definitive agreements with respect to the Permanent Financing (as defined below) as directed by the RMT

Partner in accordance with the immediately following sentence (the “Permanent Financing Agreements” and, together with the Spinco Financing Agreements, collectively, the “Financing Agreements”), (iii) materially comply with the obligations that are set forth in the Spinco Commitment Letter and the Financing Agreements that are applicable to Spinco and satisfy (or if deemed advisable by Spinco and RMT Partner, seek a waiver of) on a timely basis all conditions precedent in the Spinco Commitment Letter and the Financing Agreements that are within its control, and (iv) in the event that all conditions to funding in the Spinco Commitment Letter or the Financing Agreements are satisfied at or prior to the Distribution, consummate the Financing (as defined below) at or prior to the Distribution (subject to Section 8.19(k) with respect to the Additional Amount). Notwithstanding anything to the contrary in this Section 8.19, RMT Partner shall have the right to direct Spinco to replace all or a portion of the Spinco Financing with (x) the proceeds of consummated capital markets debt or equity (including preferred or other hybrid equity) financing and/or (y) commitments in respect of other long term debt from the same and/or alternative bona fide third-party financing sources (any such financing (which may include any sale or exchange of Spinco Debt Securities), the “Permanent Financing” and, together with the Spinco Financing, the “Financing”) so long as (1) all conditions precedent to effectiveness of definitive documentation for such financing have been satisfied and the conditions precedent to funding of such financing are in the aggregate, in respect of certainty of funding, substantially equivalent to (or more favorable to Spinco than) the conditions precedent set forth in the Spinco Commitment Letter and (2) the terms thereof shall be (A) consistent with the Intended Tax Treatment of the transactions contemplated by the Transaction Documents (as determined by Remainco in good faith in consultation with RMT Partner) and (B) reasonably acceptable to Remainco and Spinco; provided that, if any Financing is proposed to be consummated prior to the earlier of (i) February 14, 2022 and (ii) the date of obtaining the Private Letter Ruling, RMT Partner and Remainco shall jointly agree on when to consummate such Financing and no such Financing shall be issued or incurred prior to the satisfaction of the conditions set forth in ARTICLE IX (other than those that would be satisfied by action at the Closing and other than the condition in Section 9.3(h)) without the consent of each of RMT Partner and Remainco, which in each case shall not be unreasonably withheld, conditioned or delayed.

(b) In the event any funds in the amounts set forth in the Spinco Commitment Letter or the Financing Agreements, as applicable, or any portion thereof, become unavailable on the terms and conditions contemplated in the Spinco Commitment Letter or the Financing Agreements, as applicable, Spinco (in consultation in good faith with RMT Partner, and, with respect to any Alternative Financing (as defined below) that is in the form of the Permanent Financing, at the direction of RMT Partner) shall use its reasonable best efforts to arrange and obtain promptly any such portion from the same or alternative sources, in an amount sufficient, when added to the portion of the Financing that is available, to allow Spinco to fund the Spinco Consideration Amount (the “Alternative Financing”; it being understood that the amount of any Alternative Financing shall not exceed the Spinco Consideration Amount), and obtain a new financing commitment that provides for such financing; provided that, in each case, (i) the terms of the Alternative Financing must (A) be consistent with the Intended Tax Treatment of the transactions contemplated by the Transaction Documents (including Section 8.19(k) to the extent applicable) (as determined by Remainco in good faith in consultation with RMT Partner) and (B) be customary and reasonable in light of then-prevailing market terms, (ii) the terms and conditions of the Alternative Financing, taking into account and after giving effect to the Spinco Special Cash Payment, the Securities Exchange, the Merger and the other transactions contemplated hereby, would not reasonably be expected to result in any of Spinco (as the survivor of the Merger) or the RMT Partner having a Below Investment Grade Rating (in each case, as determined by RMT Partner in good faith in consultation with Remainco), (iii) the terms and conditions of the Alternative Financing shall not be materially less favorable, taken as a whole, to Spinco or RMT Partner than those in the Spinco Commitment Letter as in effect on the date hereof and (iv) none of Spinco or any of its Affiliates shall agree (without the consent of RMT Partner (such consent not to be unreasonably withheld, conditioned or delayed)) to any Alternative Financing that would result in the payment of fees or interest rates applicable to Spinco Financing in excess of those contemplated by the Spinco Commitment Letter. As used herein, the term “Spinco Commitment Letter” shall be deemed to include any new commitment letters entered into in accordance with this Section 8.19(b) and the term “Financing” shall be deemed to include any Alternative Financing obtained in accordance with this Section 8.19(b).

(c) Each of Spinco and RMT Partner shall give the other Party prompt written notice upon it obtaining knowledge of (i) any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Spinco Commitment Letter or the Permanent Financing Agreements, as applicable, (ii) any actual or threatened withdrawal, repudiation or termination of the Financing by any of the Financing Sources and (iii) any material dispute or disagreement between or among any of the parties to the Spinco Commitment Letter or the Permanent Financing Agreements, as applicable; provided that in no event shall Spinco or RMT Partner be under any obligation to disclose any information pursuant to clauses (i), (ii) or (iii) that would waive the protection of attorney-client or similar privilege if Spinco or RMT Partner shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege. Neither Spinco nor RMT Partner shall, without the prior written consent of the other Party, amend, modify, supplement, restate, substitute, replace, terminate, or agree to any waiver under the Spinco Commitment Letter or the Permanent Financing Agreements, as applicable, in a manner that (i) (A) reduces the aggregate amount of the Financing such that the aggregate funds that would be available to Spinco on the date of Distribution would not be sufficient to provide the funds required to fund the Spinco Consideration Amount or (B) increases the aggregate amount of the Financing such that the aggregate funds would exceed the Spinco Consideration Amount, (ii) adds or expands on the conditions precedent to the funding of the Financing as set forth in the Spinco Commitment Letter as in effect on the date hereof or the Permanent Financing Agreements, as applicable, in a manner that could materially delay or prevent or make materially less likely the funding of the Financing on the date of Distribution or (iii) materially adversely affects the ability of Spinco to enforce its rights against the Spinco Lenders under the Spinco Commitment Letter as in effect on the date hereof or against the Financing Sources with respect to the Permanent Financing under the Permanent Financing Agreements, as applicable; provided that notwithstanding the foregoing, Spinco may (in consultation with RMT Partner) (i) implement or exercise any of the “market flex” provisions exercised by the Spinco Lenders in accordance with the Spinco Commitment Letter as of the date hereof or (ii) amend and restate the Spinco Commitment Letter or otherwise execute joinder agreements to the Spinco Commitment Letter solely to add additional Spinco Lenders.

(d) Until the earliest of the Closing, the valid termination of this Agreement in accordance with Article X and the replacement of the Spinco Financing with Permanent Financing, each of RMT Partner and Merger Sub shall provide to Spinco and the Spinco Lenders, and shall use reasonable best efforts to cause RMT Partner’s Subsidiaries and RMT Partner’s Representatives to provide to Spinco and the Spinco Lenders, on a timely basis, such cooperation that may be reasonably requested by Spinco or the Spinco Lenders in connection with the arrangement and consummation of the Spinco Financing, including: (i) participation in, and assistance with, the marketing efforts related to the Spinco Financing, including causing its management team, with appropriate seniority and expertise, and other representatives and advisors to assist in preparation for and to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with the Spinco Lenders, other prospective financing sources and rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times, provided that any such meeting or communication may be conducted virtually by videoconference or other media; (ii) delivery to Spinco and the Spinco Lenders as promptly as reasonably practicable and in any event at least four Business Days before the date of the Distribution of documentation and other information reasonably requested by the Spinco Lenders with respect to applicable “know-your-customer” and anti-money laundering rules and regulations at least nine Business Days before the date of the Distribution; (iii) as promptly as reasonably practicable after the date hereof, providing (A) financial statements of RMT Partner necessary for the satisfaction of the conditions set forth in paragraphs 5(c) and 5(d) of Exhibit B of the Spinco Commitment Letter (as in effect on the date hereof) (it being understood that RMT Partner’s public filing with the SEC of any such financial statements will satisfy such requirements), (B) pro forma financial statements referred to in paragraph 5(e) of Exhibit B of the Spinco Commitment Letter (as in effect on the date hereof) (with the cooperation of Remainco and Spinco and their respective Subsidiaries (including the Spinco Subsidiaries) pursuant to clause (e)(iii)(B) below) and (C) such financial and other information of RMT Partner customarily required in connection with the execution of financings of a type similar to the Spinco Financing as Spinco or the Spinco Lenders shall reasonably request and using commercially reasonable efforts to update such information from time to time as necessary to ensure such information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading; (iv) assisting Spinco and the Spinco Lenders in the preparation of (A) syndication documents and materials, including bank information memoranda (confidential and public), lender and investor presentations and similar documents for the Spinco Financing and (B) materials for rating agency presentations, and similar documents in connection with the Spinco Financing, and in each case, providing reasonable and customary authorization letters to the Spinco Lenders authorizing the distribution of information to prospective lenders and other financing sources; (v) requesting that its independent accountants provide, and using commercially reasonable efforts to cause them to provide, customary comfort letters (including “negative assurance” comfort), customary agreed upon procedures letters (if required) and consents for use of their reports, on customary terms and consistent with customary practice in connection with any Spinco Financing; and (vi) consulting in good faith on the terms and conditions of any Spinco Financing.

(e) Until the earlier of the Closing and the valid termination of this Agreement in accordance with Article X, each of Remainco and Spinco and their respective Subsidiaries (including the Spinco Subsidiaries) shall provide to RMT Partner and the Financing Sources, and shall use reasonable best efforts to cause the Spinco Subsidiaries and Spinco’s and Remainco’s Representatives to provide to RMT Partner and the Financing Sources, on a timely basis, such cooperation that may be reasonably requested by RMT Partner or the Financing Sources in connection with the arrangement and consummation of the Permanent Financing and (if applicable)

the RMT Equity Financing, including: (i) participation in, and assistance with, the marketing efforts related to the Permanent Financing and (if applicable) the RMT Equity Financing, including causing its management team, with appropriate seniority and expertise, and other representatives and advisors to assist in preparation for and to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with the Financing Sources, other prospective financing sources and rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times, provided that any such meeting or communication may be conducted virtually by videoconference or other media; (ii) delivery to RMT Partner and the Financing Sources as promptly as reasonably practicable and in any event at least four Business Days before the date of the Distribution of documentation and other information reasonably requested by the Financing Sources with respect to applicable “know-your-customer” and anti-money laundering rules and regulations at least nine Business Days before the date of the Distribution; (iii) as promptly as reasonably practicable after the date hereof, providing (A) financial statements of the Spinco Entities necessary for the satisfaction of the conditions set forth in paragraphs 5(a) and 5(b) of Exhibit B of the Spinco Commitment Letter (as in effect on the date hereof), (B) historical financial information regarding Spinco and the Spinco Subsidiaries reasonably requested by RMT Partner or the Financing Sources to permit RMT Partner to prepare the pro forma financial statements referred to in paragraph 5(e) of Exhibit B of the Spinco Commitment Letter (as in effect on the date hereof) and (c) such other financial and other information of Spinco customarily required in connection with the execution of financings of a type similar to the Permanent Financing or the RMT Equity Financing, as applicable, as RMT Partner or the Financing Sources shall reasonably request and using commercially reasonable efforts to update such information from time to time as necessary to ensure such information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading; (iv) assisting RMT Partner and the Financing Sources in the preparation of (A) syndication documents and materials, including bank information memoranda (confidential and public), lender and investor presentations, offering memoranda, exchange offer documentation, private placement memoranda, prospectuses and similar documents for the Permanent Financing and (if applicable) the RMT Equity Financing and (B) materials for rating agency presentations, and similar documents in connection with the Permanent Financing and (if applicable) the RMT Equity Financing, and in each case, providing reasonable and customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and other financing sources; (v) solely with respect to Spinco and the Spinco Subsidiaries, causing the taking of corporate actions reasonably necessary to permit the completion of the Permanent Financing and (if applicable) the RMT Equity Financing; (vi) solely with respect to Spinco and the Spinco Subsidiaries, executing and delivering definitive financing documents, including guarantee documents (if applicable) as may be reasonably requested by RMT Partner or the Financing Sources in connection with the Permanent Financing and (if applicable) the RMT Equity Financing; (vii) requesting that its independent accountants provide, and using commercially reasonable efforts to cause them to provide, customary comfort letters (including “negative assurance” comfort), customary agreed upon procedures letters (if required) and consents for use of their reports, on customary terms and consistent with customary practice in connection with any Permanent Financing and (if applicable) the RMT Equity Financing; (viii) cooperating with any customary due diligence requests by RMT Partner, the Financing Sources and their respective legal counsel; and (ix) consulting in good faith on the terms and conditions of the Permanent Financing.

(f) Notwithstanding anything to the contrary in this Section 8.19, no action contemplated in this Section 8.19 shall be required if any such action shall: (A) require Remainco or any of its Subsidiaries or any of their respective Representatives to provide (or to have provided on its behalf) any certificates, legal opinions or negative assurance letters (other than, in the case of Spinco, the Spinco Subsidiaries and their respective Representatives, certificates, opinions or letters delivered at the closing of the Financing (or “pricing” of any capital markets offerings)); (B) cause any director, officer or employee of RMT Partner, Remainco, Spinco or any of their respective Subsidiaries (including the Spinco Subsidiaries) to incur any personal liability; (C) without limiting clause (A) above, require Remainco, Spinco or any of their Subsidiaries (including the Spinco Subsidiaries) to execute and deliver any documentation related to the Financing other than (w) documentation executed and delivered by Spinco and the Spinco Subsidiaries with respect to the Spinco Financing, (x) documentation reasonably requested by RMT Partner in connection with the Permanent Financing to be executed and delivered by Spinco and the Spinco Subsidiaries in accordance with this Section 8.19, (y) customary comfort letters and customary representation letters relating to Spinco and (z) customary authorization letters relating to Spinco; (D) (x) jeopardize (in RMT Partner’s reasonable determination) any attorney-client privilege of RMT Partner or any of its Subsidiaries (in which case RMT Partner and such Subsidiaries shall use reasonable best efforts to take such action in a manner that would not jeopardize such attorney-client privilege) or (y) jeopardize (in Remainco’s reasonable determination) any attorney-client privilege of Remainco or any of its Subsidiaries (in which case Remainco and such Subsidiaries shall use reasonable best efforts to take such action in a manner that would not jeopardize such attorney-client privilege); or (E) result in a material violation or breach of, or a default under any applicable Law or the organizational documents of RMT Partner, Remainco, Spinco, or any of their respective Subsidiaries.

(g) All non-public or otherwise confidential information regarding the businesses of RMT Partner and its Subsidiaries obtained by Remainco, Spinco or any of their respective Representatives pursuant to this Section 8.19 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

(h) All non-public or otherwise confidential information regarding the Spinco Business and the Remainco Business obtained by RMT Partner or its Representatives pursuant to this Section 8.19 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

(i) Notwithstanding any other provision set forth herein or in any other agreement between Remainco and RMT Partner (or their respective Affiliates), Remainco agrees that RMT Partner may, and RMT Partner agrees that Remainco may, share information with respect to RMT Partner, Spinco and the Spinco Business, as applicable, with the Financing Sources, and that RMT Partner, Remainco and such Financing Source may share such information with other potential financing sources in connection with any marketing efforts for the Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by RMT Partner, Remainco, Spinco or any of their respective Subsidiaries pursuant to this Section 8.19, agree to customary confidentiality arrangements, including “click through”

confidentiality agreements and/or confidentiality provisions contained in customary bank books and offering memoranda, as applicable. Each of Remainco, Spinco and RMT Partner hereby consents to the use of all of its and its Subsidiaries’ (including the Spinco Subsidiaries’) logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Remainco, Spinco, RMT Partner or their respective Subsidiaries (including the Spinco Subsidiaries) or the reputation or goodwill of Remainco, Spinco, RMT Partner or any of their respective Subsidiaries (including the Spinco Subsidiaries).

(j) The Commitment Fees, whether incurred prior to or subsequent to Closing shall be borne by the Party or Parties responsible therefor pursuant to Section 11.11. To the extent required by Section 11.11, each of RMT Partner and Remainco shall, and shall cause its Subsidiaries to promptly upon request by the other Party, reimburse such Party or any of its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by Remainco, Spinco or any of their respective Subsidiaries (including the Spinco Subsidiaries) in connection with cooperation provided for in this Section 8.19. RMT Partner shall indemnify, defend and hold harmless Remainco, its Subsidiaries and their respective Representatives from and against any and all Costs suffered or incurred by them in connection any information provided by or behalf of RMT Partner or its Subsidiaries utilized in connection with the arrangement of the Financing, except in instances of gross negligence or willful misconduct on the part of Remainco, its Subsidiaries and their respective Representatives (as determined in a final and nonappealable judgment). Remainco shall indemnify, defend and hold harmless RMT Partner, its Subsidiaries and their respective Representatives from and against any and all Costs suffered or incurred by them in connection with any information provided by or on behalf of Remainco or its Subsidiaries utilized in connection with the arrangement of the Financing, except in instances of gross negligence or willful misconduct on the part of RMT Partner, its Subsidiaries and their respective Representatives (as determined in a final and nonappealable judgment). Any amount to be paid or reimbursed by RMT Partner or Remainco, as applicable, pursuant to this Section 8.19 shall be paid or reimbursed within thirty days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(k)

(i) Without limiting RMT Partner’s, Remainco’s and Spinco’s rights and obligations under this Section 8.19 and Section 8.23, RMT Partner shall have the right to direct Spinco to issue Spinco Debt Securities and to determine the terms and conditions of any such Spinco Debt Securities in respect of the Additional Amount to be issued to Remainco pursuant to the Separation and Distribution Agreement in accordance with the last sentence of Section 8.19(a); provided that the terms and conditions of such Spinco Debt Securities would reasonably be expected to result in the fair market value of such Spinco Debt Securities being equal to the face value of such Spinco Debt Securities such that such Spinco Debt Securities may be resold to the public at par on the date of issuance (such requirement, the “Par Exchange Requirement”; it being understood that the Par Exchange Requirement shall not fail to be satisfied as a result of any customary underwriting or other customary discount associated with an exchange of Spinco Debt Securities). An Approved Investment Bank selected by Remainco shall determine the satisfaction of the Par Exchange Requirement pursuant to its customary valuation procedures (a “Spinco Debt Securities Valuation”). Remainco shall not be required to accept any Spinco Debt Securities that do not satisfy the Par Exchange Requirement.

(ii) If (x) the conditions set forth in ARTICLE IX (other than those that would be satisfied by action at the Closing and other than the condition in Section 9.3(h)) shall be satisfied, (y) the terms of any Spinco Debt Securities proposed by RMT Partner are such that the Approved Investment Bank selected by Remainco is unable to confirm that the Par Exchange Requirement is satisfied with respect to all or a portion of such Spinco Debt Securities proposed to be issued in respect of the Additional Amount and (z) the Additional Bridge Funding Tax Liability does not exceed the Additional Tax Liability Cap, Spinco shall be required to (A) borrow an amount equal to the amount by which the Additional Amount exceeds the principal amount of any such Spinco Debt Securities directed to be issued by RMT Partner that satisfy the Par Exchange Requirement pursuant to and on the terms and conditions set forth in the Spinco Financing Agreements entered into in accordance with Section 8.19(a) and (B) (1) distribute to Remainco all or a portion of the cash proceeds of such borrowing substantially concurrently with the Spinco Special Cash Payment, (2) use all or a portion of the cash proceeds of such borrowing to purchase assets of the Spinco Business from Remainco, or (3) use a combination of (1) and (2). The conditions set forth in Section 9.2(e) and Section 9.3(f), in each case, solely to the extent it relates to the tax treatment of any indebtedness issued in respect of the Additional Amount in excess of the principal amount of the Spinco Debt Securities, if any, and of any distribution of proceeds thereof, shall be deemed waived by RMT Partner and Remainco, respectively, upon any borrowing by Spinco and receipt of the proceeds of such borrowing as contemplated in the immediately preceding sentence.

(iii) RMT Partner and Remainco agree to bear the Additional Bridge Funding Tax Liability equally up to but not to exceed $4,000,000,000 in the aggregate (the “Additional Tax Liability Cap”; the amount of the Additional Bridge Funding Tax Liability in excess of the Additional Tax Liability Cap, the “Excess Tax Liability Amount”).

(iv) If (x) the conditions set forth in ARTICLE IX (other than those that would be satisfied by action at the Closing and other than the condition in Section 9.3(h)) shall be satisfied, (y) the terms of any Spinco Debt Securities proposed by RMT Partner are such that the Approved Investment Bank selected by Remainco is unable to confirm that the Par Exchange Requirement is satisfied with respect to all or a portion of such Spinco Debt Securities proposed to be issued in respect of the Additional Amount and (z) the Additional Bridge Funding Tax Liability exceeds the Additional Tax Liability Cap, either RMT Partner or Remainco may either elect to (A) proceed to Closing by (in the case of RMT Partner (an “RMT Partner Special Election”)) increasing the Final Spinco Special Cash Payment by the Excess Tax Liability Amount or by (in the case of Remainco) (a “Remainco Special Election”) assuming or remaining liable for such Excess Tax Liability Amount or (B) defer the Closing (subject to the satisfaction of the conditions set forth in ARTICLE IX on such deferred Closing Date) until the final Business Day of the next calendar month (a “Financial Market Deferral”; such period, a “Financial Market Deferral Period”). A Financial Market Deferral may be elected on one or more occasions but no more than three times in total by RMT Partner and Remainco, and, notwithstanding the foregoing, the period of such deferral shall in no event extend past the Outside Date.

Section 8.20 Intellectual Property Matters.

(a) Pursuant to the Separation and Distribution Agreement, Remainco (or one or more other member(s) of the Remainco Group) and Spinco (or one or more other Spinco Entities) shall enter into an intellectual property matters agreement (the “Intellectual Property Matters Agreement”) that will set forth the following licenses, to be effective as of the Distribution Date, in each case under terms and conditions mutually acceptable to Remainco, Spinco and RMT Partner (consent not to be unreasonably withheld or delayed):

(i) non-exclusive, royalty-free, irrevocable and perpetual cross-license with respect to any Technology owned by the grantor party and used in the grantee party’s business (other than pursuant to commercial Intercompany Contracts) within the twelve month period prior to the Distribution Date, in order to continue using (including to reproduce, modify and create derivative works of) such Technology in substantially the same manners;

(ii) non-exclusive, royalty-free, irrevocable (other than (A) if the underlying license is terminated or expires, to the extent the sublicense thereunder does not survive or (B) in the case of material breach of the sublicense by the grantee party, or any other action or inaction by or on behalf of the grantee party that would, in each case, result in a material negative impact to the grantor party under the license agreement) and perpetual cross-sublicense with respect to any third-party Technology sublicensable (without payment of any fees to any unaffiliated third party) to the grantee party (immediately following the Closing) by the grantor party and used in the grantee party’s business (other than pursuant to commercial Intercompany Contracts) within the twelve month period prior to the Distribution Date, in order to continue using (including to reproduce, modify and create derivative works of) such third-party Technology in substantially the same manner;

(iii) non-exclusive, royalty-free, irrevocable and perpetual cross-license with respect to any Patents filed after June 14, 2018 and prior to the Closing Date, for which the named inventors include at least one employee of the Spinco Entities and one employee of the Remainco Entities, in each case where the conception or reduction to practice of the relevant invention took place during the period of employment for any and all purposes; and

(iv) a non-exclusive license, with respect to any Trademarks owned by the grantor party and used or displayed in the grantee party’s business as of the Closing Date (outside the scope of any separate agreement directly or indirectly between the grantor party and grantee party), which will allow for the transitional use and display of such Trademarks in the same manner as used immediately prior to Closing, for a period not to exceed sixty days (or such shorter period, as appropriate) or to the extent such period is not reasonably practicable, such longer period as Remainco and RMT Partner will negotiate in good faith not to exceed one hundred twenty days, and subject to good faith rebranding efforts during such period.

(v) For clarity, (1) the Technology referred to in the immediately preceding sub-section (i) and sub-section (ii) will be specifically identified, to the extent reasonably practicable, in the Intellectual Property Matters Agreement and (2) the licenses referred to in the immediately preceding sub-section (i) and sub-section (ii) do not include any right to use Intellectual Property, except to the extent embodied in the licensed Technology.

(b) Remainco, on behalf of itself and its Affiliates (including the Spinco Entities), hereby consents to RMT Partner or its Affiliates obtaining any domain name registration set forth in Section 8.20(b) of the Spinco Disclosure Letter (solely for purposes of reserving rights in and to such domain names). RMT Partner shall not use such domain names prior to Closing without Remainco’s prior written consent (such consent not to be unreasonably withheld or delayed). In the event Remainco and Spinco do not consummate the Merger or this Agreement is terminated and the Merger and the other Transactions are abandoned in accordance with the terms herein, promptly following the request of Remainco, RMT Partner shall (and shall cause its applicable Affiliates to) cancel such domain name registrations.

Section 8.21 Transaction Documents.

(a) RMT Partner shall, or shall cause its applicable Subsidiaries to, execute and deliver to Remainco, at or prior to the Closing, each of the Transaction Documents to which it is or will be a party as of the Effective Time. Each of Remainco and Spinco shall, or shall cause its applicable Subsidiaries to, execute and deliver, at or prior to the Closing, each of the Transaction Documents to which each is or will be a party as of the Effective Time.

(b) As promptly as practicable following the date of this Agreement, Remainco and RMT Partner shall negotiate in good faith, finalize and agree upon the terms and conditions of:

(i) a transition services agreement with such terms and conditions as set forth on Exhibit I (the “Transition Services Agreement”);

(ii) the Intellectual Property Matters Agreement; and

(iii) any attachments, schedules or exhibits to any of the forms of Transaction Documents attached hereto that have not been finalized as of the date of this Agreement.

(c) Notwithstanding the foregoing or anything to the contrary set forth herein, this Section 8.20 shall not be deemed to require any of the Parties to accept or agree to any economic or other terms or conditions that are adverse to such Party other than in any de minimis respect (as measured with respect to and in the context of the applicable Transaction Document) to terms and conditions in the form of Transaction Document or term sheet, if any, attached hereto.

Section 8.22 Spinco Financial Information.

(a) As promptly as practicable following the date hereof, Remainco shall engage its auditors to perform an audit of the financial statements of (x) the Spinco Business and (y) to the extent required by applicable Law, Spinco (before giving effect to the Separation). Remainco will provide RMT Partner with the audited consolidated financial statements of (i) the Spinco Business and (ii) to the extent required by applicable Law, Spinco (before giving effect to the Separation) (except that for Spinco, only an opening balance sheet shall be required), including the combined and consolidated balance sheets of (1) the Spinco Business and (2) to the extent required by applicable Law, Spinco (before giving effect to the Separation) as of the Required Periods, and the combined and consolidated statements of earnings, cash flows and parent equity of (A) the Spinco Business and (B) to the extent required by applicable Law, Spinco (before giving effect to the Separation) for the years ended of the Required Periods, together with an audit report, without qualification or exception thereto, on the financial statements from the independent accountants for the Spinco Business and Spinco (collectively, the “Audited Financial Statements”) (it being understood, however, that the Spinco Business has not been operating historically as a separate “standalone” entity and, therefore, the Audited Financial Statements will reflect certain cost and other allocations made that may not reflect what would have been incurred if the Spinco Business had been a standalone business). Remainco shall deliver the Audited Financial Statements prepared on a GAAP basis as promptly as reasonably practicable after the date hereof. Remainco will, as promptly as practicable, procure, at its expense, the delivery of the consents of the independent accountants required to be filed with the RMT Partner Registration Statement.

(b) Remainco shall, from the date hereof until the Closing Date, deliver to RMT Partner, (i) as promptly as reasonably practicable after the end of any fiscal quarter (other than any fourth fiscal quarter) ending after the date hereof copies of the unaudited combined balance sheet of the Spinco Business as of the Required Periods and the related unaudited combined statements of income, comprehensive income, equity and cash flows of the Spinco Business for the Required Periods, together with comparable financial statements for the corresponding periods of the prior fiscal year, in each case, to the extent required to be included or incorporated by reference in the Securities Filings or in connection with the Financing or RMT Equity Financing (collectively, the “Subsequent Unaudited Spinco Financial Statements”), which Subsequent Unaudited Spinco Financial Statements shall have been reviewed by the independent accountant for Spinco in accordance with the procedures specified by the Public Company Accounting Oversight Board (United States) in AS 4105, Reviews of Interim Financial Information, and (i) following the delivery of the Audited Financial Statements and for periods subsequent thereto, as promptly as reasonably practicable after the end of each fiscal year, copies of (1) the audited combined balance sheet of the Spinco Business as of the end of each fiscal year of Spinco and the related audited combined statements of income, comprehensive income, equity and cash flows of the Spinco Business for such fiscal year, together with comparable financial statements for the prior fiscal year, in each case, to the extent required to be included or incorporated by reference in the Securities Filings and subject to the requirements thereof and Spinco’s determination of its fiscal year as permitted in accordance therewith or in connection with the Financing or RMT Equity Financing (collectively, the “Subsequent Audited Spinco Financial Statements”) and (2) an audit report, without qualification or exception thereto, on each of the Subsequent Audited Spinco Financial Statements from the independent accountant for Spinco.

(c) In connection with the filing of the Securities Filings, as well as the Financing, Remainco shall use its commercially reasonable efforts prior to and after the Closing to (i) cooperate with RMT Partner in connection with RMT Partner’s preparation of pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for the Securities Filings, including the requirements of Regulation S-X, and for the twelve month period ending on the last day of the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to this Section 8.22, and (ii) provide and make reasonably available upon reasonable notice and during regular business hours the appropriate senior management employees of Remainco to discuss the materials prepared and delivered pursuant to this Section 8.22(c).

Section 8.23 Securities Exchange. Without limiting the requirements of Section 8.19, Remainco shall use its reasonable best efforts to cause the Securities Exchange to be consummated prior to the Distribution. Each of Remainco and Spinco and their Subsidiaries (including the Spinco Subsidiaries) on the one hand, and the RMT Partner and its Subsidiaries on the other hand, shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all other things reasonably necessary to facilitate the Securities Exchange. RMT Partner shall provide Remainco with an opportunity to participate in all discussions and negotiations with the ultimate investors, investment banks, managers or other third parties relating to the terms and conditions of the Spinco Debt Securities. Each Party hereto shall use its reasonable best efforts to cooperate with each other Party in connection with the preparation of all documents and the making of all filings required by each Party in connection with the issuance of the Spinco Debt Securities and the consummation of the Securities Exchange. Remainco and RMT Partner shall coordinate their activities with respect to the Securities Exchange and the other components of the Financing or the Alternative Financing, as applicable, with the intent of optimizing the marketing and execution thereof.

Section 8.24 Data Rights Agreement. Prior to the Separation Date, Spinco, Remainco and RMT Partner will negotiate and agree on the terms and conditions that will govern Spinco’s and Remainco’s (and their respective Affiliates’, as applicable) access to and Processing of Shared Data, in a manner intended to provide continuity (following the Separation Date) with respect to permitted access to and use of Shared Data (as compared to the period commencing on June 14, 2018 and ending on the Separation Date), subject to reasonable and appropriate limitation as a result of Spinco and Remainco no longer being Affiliates following Closing. Such terms and conditions will also allocate (between Spinco and Remainco and their respective Affiliates) ownership and control of datasets and derived data Processed in the operation of the Remainco Business or the Spinco Business (“Business Data”), as reasonably appropriate and subject to applicable Law. The Parties’ intention is that, to the extent permitted by applicable Law, such terms and conditions will provide that Business Data first collected (or in the case of derived data first Processed) by the Spinco Entities and primarily related to the Spinco Business will be owned by Spinco, and that Business Data first collected (or in the case of derived data first Processed) by the Remainco Group and primarily related to the Remainco Business will be owned by Remainco.

ARTICLE IX

CONDITIONS

Section 9.1 Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Distribution and Separation. The Distribution and the Separation shall have been consummated in accordance with the terms of the Separation and Distribution Agreement.

(b) Stockholder Approval. The RMT Partner Stockholder Approval shall have been obtained.

(c) Listing. The shares of RMT Partner Common Stock issuable to the holders of shares of Spinco Common Stock pursuant to this Agreement shall have been authorized for listing on NASDAQ upon official notice of issuance.

(d) Regulatory Approvals. (i) If applicable, the statutory waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated and, to the extent applicable, any agreement between the Parties, on the one hand, and the Federal Trade Commission or the Antitrust Division of the United States Department of Justice or any other applicable Governmental Entity, on the other hand, not to consummate the Transactions shall have expired or otherwise been terminated and (ii) all other authorizations, consents, orders, approvals, filings and declarations of, and all expirations of waiting periods required from, any Governmental Entity set forth on Section 9.1(d) of the Spinco Disclosure Letter required for the consummation of the Transactions shall have been filed, occurred or been obtained (all such authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, including under the HSR Act, being the “Requisite Regulatory Approvals”). All such Requisite Regulatory Approvals shall be in full force and effect. None of the Regulatory Approvals, including the Requisite Regulatory Approvals, shall have had, or would reasonably be expected to have a Detriment.

(e) Laws or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Transactions.

(f) Registration Statements. Each of the Distribution Registration Statement and the RMT Partner Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Distribution Registration Statement or the RMT Partner Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or be threatened in writing by the SEC, unless subsequently withdrawn.

(g) Consent Agreement. The Consent Agreement shall continue to be valid and in full force and effect as of the Closing Date and the Charter Amendment Effective Time.

Section 9.2 Conditions to Obligation of RMT Partner and Merger Sub. The respective obligation of RMT Partner and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver by RMT Partner at or prior to the Closing of the following conditions:

(a) Representations and Warranties. On the date of this Agreement and at the Closing (in each case except to the extent that any representation and warranty speaks as of a particular date, in which case as of such particular date) the representations and warranties of Remainco set forth in (i) Section 5.1 (Organization, Good Standing and Qualification), Section 6.1 (Organization, Good Standing and Qualification), Section 5.2 (Corporate Authority and Approval), Section 6.2(a) (Capital Structure), Section 6.3 (Corporate Authority and Approval), Section 5.6 (Brokers and Finders) and Section 6.18 (Brokers and Finders) shall be true and correct in all material respects (without giving effect to any materiality, Remainco Material Adverse Effect, Spinco Material Adverse Effect or similar qualification), (ii) Section 6.6(a)

(Absence of Certain Changes) shall be true and correct in all respects and (iii) the other sections and subsections of ARTICLE V and ARTICLE VI shall be true and correct unless the failure of such representations and warranties of Remainco referred to in this clause (iii) to be so true and correct (without giving effect to any materiality, Remainco Material Adverse Effect, Spinco Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Spinco Material Adverse Effect.

(b) Performance of Obligations of Remainco and Spinco. Each of Remainco and Spinco shall have performed in all material respects all obligations required to be performed by it under this Agreement and the other Transaction Documents at or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Spinco Material Adverse Effect.

(d) Closing Certificate. RMT Partner and Merger Sub shall have received a certificate signed on behalf of Remainco and Spinco by an executive officer of Remainco and Spinco certifying that the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied.

(e) Tax Opinions. RMT Partner shall have received a true copy of the Remainco Tax Opinions, and the Remainco Tax Opinions shall not have been withdrawn or rescinded.

(f) Private Letter Ruling. RMT Partner shall have received a true copy of the Private Letter Ruling, and the Private Letter Ruling shall continue to be valid and in full force and effect as of the Closing Date.

(g) Remainco Special Election. If the Additional Bridge Funding Tax Liability exceeds the Additional Tax Liability Cap, a Remainco Special Election shall have been made.

Section 9.3 Conditions to Obligation of Remainco and Spinco. The obligation of Remainco and Spinco to consummate the Merger is also subject to the satisfaction or waiver by Remainco at or prior to the Closing of the following conditions:

(a) Representations and Warranties. On the date of this Agreement and at the Closing (in each case except to the extent that any representation and warranty speaks as of a particular date, in which case as of such particular date) the representations and warranties of RMT Partner set forth in (i) Section 7.1 (Organization, Good Standing and Qualification), Section 7.2(a), Section 7.2(b) and Section 7.2(c) (Capital Structure), Section 7.3 (Corporate Authority and Approval) and Section 7.19 (Brokers and Finders) shall be true and correct in all material respects (without giving effect to any materiality, RMT Partner Material Adverse Effect or similar qualification), (ii) Section 7.6(a) (Absence of Certain Changes) shall be true and correct in all respects and (iii) the other sections and subsections of ARTICLE VII shall be true and correct unless the failure of such representations and warranties of RMT Partner referred to in this clause (iii) to be so true and correct (without giving effect to any materiality, RMT Partner Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have an RMT Partner Material Adverse Effect.

(b) Performance of Obligations of RMT Partner and Merger Sub. Each of RMT Partner and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement and the other Transaction Documents at or prior to the Closing Date.

(c) No RMT Partner Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have an RMT Partner Material Adverse Effect.

(d) Regulatory Approvals. None of the Regulatory Approvals, including the Requisite Regulatory Approvals, shall have had, or would reasonably be expected to have a Remainco Detriment.

(e) RMT Partner and Merger Sub Closing Certificate. Remainco shall have received a certificate signed on behalf of RMT Partner and Merger Sub by an executive officer of RMT Partner and Merger Sub certifying that the conditions set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been satisfied.

(f) Tax Opinions. Remainco shall have received the Remainco Tax Opinions, and the Remainco Tax Opinions shall not have been withdrawn or rescinded.

(g) Private Letter Ruling. Remainco shall have received the Private Letter Ruling, and the Private Letter Ruling shall continue to be valid and in full force and effect as of the Closing Date.

(h) Spinco Debt Securities. Remainco shall have received (i) Spinco Debt Securities that satisfy the Par Exchange Requirement, (ii) cash proceeds from the borrowing by Spinco under the Spinco Financing Agreements pursuant to Section 8.19(k) or (iii) a combination of the foregoing, such that the aggregate principal amount of such Spinco Debt Securities, together with such cash proceeds, shall be equal to the Additional Amount.

(i) Spinco Special Cash Payment. The Spinco Special Cash Payment shall have been consummated in accordance with the terms of the Separation and Distribution Agreement.

(j) RMT Partner Special Election. If the Additional Bridge Funding Tax Liability exceeds the Additional Tax Liability Cap, a RMT Partner Special Election shall have been made.

ARTICLE X

TERMINATION

Section 10.1 Termination by Mutual Written Consent. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Remainco and RMT Partner.

Section 10.2 Termination by Either Remainco or RMT Partner. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by either RMT Partner or Remainco, if:

(a) the Merger shall not have been consummated by July 15, 2023 (the “Outside Date”);

(b) the RMT Partner Stockholder Approval shall not have been obtained at the RMT Partner Stockholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement; or

(c) any Law or Governmental Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.2(c) shall not be available to any Party that has breached in any material respect its obligations under this Agreement or the other Transaction Documents if such breach is the primary cause of such Law or Governmental Order to have been enacted or issued.

Section 10.3 Termination by Remainco. This Agreement may be terminated and the Merger may be abandoned by Remainco:

(a) following a Triggering Event but prior to the time the RMT Partner Stockholder Approval is obtained, if Remainco enters into a Spinco Alternative Acquisition Agreement in response to a Spinco Superior Proposal, to the extent permitted by and in accordance with the terms and subject to the conditions of Section 8.2(d)(ii), and Remainco, immediately prior to or concurrently with such termination, pays to RMT Partner in immediately available funds any fees required to be paid pursuant to Section 10.5;

(b) prior to the time the RMT Partner Stockholder Approval is obtained, if the RMT Partner Board shall have made an RMT Partner Change of Recommendation or at any time following receipt of an Acquisition Proposal that has been publicly disclosed, the RMT Partner Board shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger and the other Transactions within ten Business Days of such public disclosure (and if the RMT Partner Stockholder Meeting is scheduled to be held within ten Business Days, then within two Business Days of such public disclosure); or

(c) if at any time prior to the Effective Time, there has been a breach by RMT Partner or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of RMT Partner or Merger Sub shall have become untrue, in either case, such that the conditions in Section 9.3(a) or Section 9.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of notice thereof by Remainco to RMT Partner or (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 10.3(c) shall not be available to Remainco if it has breached in any material respect its obligations set forth in this Agreement or any other Transaction Document if such breach is the primary cause of the occurrence of the failure of a condition to the consummation of the Merger.

Section 10.4 Termination by RMT Partner. This Agreement may be terminated and the Merger may be abandoned by the RMT Partner:

(a) Following a Triggering Event but prior to the time the RMT Partner Stockholder Approval is obtained, if the RMT Partner Board authorizes RMT Partner to enter into an RMT Partner Alternative Acquisition Agreement in response to a RMT Partner Superior Proposal, to the extent permitted by and in accordance with the terms and subject to the conditions of Section 8.3(d)(ii), and the RMT Partner, immediately prior to or concurrently with such termination, pays to Remainco in immediately available funds any fees required to be paid pursuant to Section 10.5; or

(b) if at any time prior to the Effective Time, there has been a breach by Remainco or Spinco of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Remainco or Spinco shall have become untrue, in either case, such that the conditions in Section 9.2(a) or Section 9.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of notice thereof by RMT Partner to Remainco or (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 10.4(b) shall not be available to RMT Partner if it has breached in any material respect its obligations set forth in this Agreement or any other Transaction Document if such breach is the primary cause of the occurrence of the failure of a condition to the consummation of the Merger.

Section 10.5 Effect of Termination and Abandonment.

(a) Except to the extent provided in Section 10.5(b) below, in the event of termination of this Agreement and the abandonment of the Merger and the other Transactions pursuant to this ARTICLE X, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything in this Agreement to the contrary, (i) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any Willful Breach of this Agreement and (ii) the provisions set forth in this Section 10.5 and ARTICLE XI (other than Section 11.12 thereof) shall survive the termination of this Agreement.

(b) In the event that this Agreement is terminated:

(i) (x)(1) by Remainco or RMT Partner pursuant to (A) Section 10.2(a) under circumstances under which this Agreement could have been terminated pursuant to Section 10.3(c) or (B) Section 10.2(b) or (2) by Remainco pursuant Section 10.3(c), (y) prior to such termination, in the case of subclause (x)(1)(B) of this clause (b), a RMT Partner Acquisition Proposal shall have been publicly announced or otherwise becomes publicly known after the date of this Agreement and prior to the RMT Partner Stockholder Meeting, or, in the case of subclause (x)(1)(A) and (x)(2) of this clause (b), a RMT Partner Acquisition Proposal shall have been publicly announced or otherwise becomes publicly known or shall have been communicated to the RMT Partner Board after the date of this Agreement and prior to such termination and, in the case of subclause (x)(1)(A) is not withdrawn at least 60 days prior to such termination, and (z) on or prior to the date that is twelve months after the date of such termination, a RMT Partner

Acquisition Proposal is consummated or RMT Partner enters into RMT Partner Alternative Acquisition Agreement, then RMT Partner shall be obligated to pay a termination fee of $720,000,000 (the “RMT Partner Termination Fee”) on the third (3rd) Business Day following the earlier of the date (1) RMT Partner enters into a RMT Partner Alternative Acquisition Agreement and (2) consummates such RMT Partner Acquisition Proposal; provided that, solely for purposes of this Section 10.5(b), the term “RMT Partner Acquisition Proposal” shall have the meaning set forth in Annex A, except that all references to 20% shall be changed to 50%; or

(ii) by RMT Partner pursuant to Section 10.4(a), then immediately prior to or concurrently with such termination, RMT Partner shall pay the RMT Partner Termination Fee to Remainco by wire transfer of immediately available cash funds.

(c) In the event that this Agreement is terminated by Remainco pursuant to Section 10.3(a), then immediately prior to or concurrently with such termination, Remainco shall pay the termination fee of $1,770,000,000 (the “Spinco Termination Fee”) to RMT Partner by wire transfer of immediately available cash funds.

(d) In no event shall RMT Partner be required to pay the RMT Partner Termination Fee on more than one occasion. In no event shall Remainco be required to pay the Spinco Termination Fee on more than one occasion.

(e) The Parties hereby acknowledge and agree that the agreements contained in this Section 10.5 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if RMT Partner fails to promptly pay the amount due pursuant to this Section 10.5, and, in order to obtain such payment, Remainco or Spinco commences a suit that results in a judgment against RMT Partner for the fees set forth in this Section 10.5 or any portion of such fees, RMT Partner shall pay to Remainco or Spinco its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

ARTICLE XI

MISCELLANEOUS AND GENERAL

Section 11.1 Survival. The representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement, including rights arising out of any breach of such representations, warranties, covenants and agreements, shall not survive the Effective Time or the termination of this Agreement pursuant to ARTICLE X, except as set forth in Section 8.18(a), Section 10.5 and except for those covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part after the Effective Time (or termination of this Agreement, as applicable), which shall survive until they are fully effectuated or performed.

Section 11.2 Modification or Amendment; Waiver.

(a) Subject to the provisions of applicable Law and the provisions of Section 8.15, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that any amendments or modifications to this Section 11.2(a), Section 11.4(b), Section 11.4(c), Section 11.8 and Section 11.9, to the extent materially adversely affecting any of the Spinco Lenders or any of the other Financing Sources, shall not be effective with respect to such affected Spinco Lenders or Financing Sources unless such affected Financing Sources party to the Spinco Commitment Letter or any other applicable Financing Agreement provide their prior written consent to such amendment or modification. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.4 Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen

Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 11.4(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts. Notwithstanding anything to the contrary contained in this Agreement, each Party on behalf of itself and its controlled Affiliates: (i) agrees that it will not bring or support any legal proceeding against any of the Spinco Lenders or any of the other Financing Sources in any way relating to the Financing in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (ii) agrees that, except as specifically set forth in the Spinco Commitment Letter or the other Financing Agreements, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Spinco Lenders or any of the other Financing Sources relating to this Agreement, the Merger, or any of the transactions contemplated by this Agreement or the performance of services related hereto, including any dispute arising out of or relating in any way to the Financing, shall be exclusively governed by and construed in accordance with the internal Laws of the State of New York; (iii) agrees to waive and hereby waives, irrevocably and unconditionally, any right to a trial by jury in any such legal action, suit or proceeding against any of the Spinco Lenders or any of the other Financing Sources relating to the Financing; and (iv) agrees to waive and hereby waives, to the fullest extent permitted by applicable Law, any objection which such Party may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal action, suit or proceeding against any of the Spinco Lenders or any of the other Financing Sources relating to the Financing in any such court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence any Proceeding or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 11.4(b).

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO

ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.4(c).

Section 11.5 Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 11.6 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that the email transmission is promptly confirmed by telephone or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses). Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 11.6:

If to Remainco or Spinco:

AT&T Inc.

208 S. Akard St.

Dallas, Texas 75202

Attention: SVP – Corporate Strategy and Development

Email:       sm3763@att.com

AT&T Inc.

208 S. Akard St.

Dallas, Texas 75202

Attention: Senior Executive Vice President and General Counsel

Email:       dm952g@att.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:     Eric M. Krautheimer

                     Melissa Sawyer

Email:           krautheimere@sullcrom.com

                      sawyerm@sullcrom.com

If to RMT Partner or Merger Sub:

Discovery, Inc.

230 Park Avenue South

New York, New York

Attention: Bruce Campbell

Email:       bruce_campbell@discovery.com

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Jeffrey J. Rosen

                  Jonathan E. Levitsky

                  Sue Meng

Email:       jrosen@debevoise.com

                  jelevitsky@debevoise.com

                  smeng@debevoise.com

Section 11.7 Entire Agreement.

(a) This Agreement (including the exhibits and annexes hereto), the Spinco Disclosure Letter, the RMT Partner Disclosure Letter, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters.

(b) Each Party acknowledges and agrees that the provisions set forth in Section 6.20 and Section 7.21 and, without limiting such provisions, additionally acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement, (i) no Party has made or is making any other representations, warranties, statements, information or inducements, (ii) no Party has relied on or is relying on any other representations, warranties, statements, information or inducements and (iii) each Party hereby disclaims reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made by, or made available by, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions, and notwithstanding the distribution, disclosure or other delivery to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing, and waives any claims or causes of action relating thereto, other than those for intentional fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

Section 11.8 Third-Party Beneficiaries. Except, from and after the Effective Time, the Indemnified Parties with respect to the provisions of Section 8.15, the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including, without limiting the generality of Section 11.7(b), the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding the foregoing, the Spinco Lenders and the other Financing Sources are third-party beneficiaries of Section 11.2(a), Section 11.4(b), Section 11.4(c), this Section 11.8 and Section 11.9.

Section 11.9 Non-Recourse. Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, or any instrument or other document delivered pursuant to this Agreement or the Transactions, may only be brought against the Persons expressly named as Parties (or any of their respective successors, legal representatives and permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such Party. No (i) past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, Spinco Lenders or other Financing Sources controlling person, Affiliate or other Representative of any Party or any of their respective successors and permitted assigns or (ii) past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any of the Persons set forth in the foregoing clause (i) or any of their respective successors and permitted assigns (unless, for the avoidance of doubt, such Person is a Party), shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, or any instrument or other document delivered pursuant to this Agreement or the Transactions; provided, however, that nothing in this Section 11.9 shall limit any liability or other obligation of the Parties for breaches of the terms and conditions of this Agreement. This Section 11.9 shall not affect the rights of any Person as a party to the Spinco Commitment Letter to enforce the Spinco Commitment Letter or any other applicable Financing Agreement in accordance with its terms.

Section 11.10 Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Remainco to take any action, such requirement shall be deemed to include an undertaking on the part of Remainco to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Spinco to take any action, such requirement shall be deemed to include an undertaking on the part of Spinco to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of RMT Partner (including after the Effective Time, the Surviving Corporation and its Subsidiaries) to take any action, such requirement shall be deemed to include an undertaking on the part of RMT Partner to cause such Subsidiary (including after the Effective Time, the Surviving Corporation and its Subsidiaries) to take such action. Any obligation of one Party to any other Party under this Agreement or any of the other Transaction Documents, which obligation is performed, satisfied or properly fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 11.11 Expenses. If this Agreement has not been terminated in accordance with its terms, except as otherwise provided in this Agreement and the other Transaction Documents and whether or not the Transactions are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses. If this Agreement has been terminated in accordance with its terms, (a) all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses; provided that (i) if this Agreement is terminated by RMT Partner pursuant to Section 10.4(b), the Commitment Fees (including fees for prepayment in respect of any incurred Financing) shall be borne entirely by Remainco, (ii) if this Agreement is terminated by Remainco pursuant to Section 10.3(c), the Commitment Fees (including fees for prepayment in respect of any incurred Financing) shall be borne entirely by RMT Partner and (iii) if this Agreement is terminated by either RMT Partner or Remainco pursuant to Section 10.1, Section 10.2 or any other provision of Section 10.3 or Section 10.4, the Commitment Fees (including fees for prepayment in respect of any incurred Financing) shall be borne 71% by Remainco and 29% by RMT Partner, and (b) in the event that (i) any costs and expenses required to be paid by Remainco pursuant to this Section 11.11 have been paid by RMT Partner, Remainco shall reimburse RMT Partner for such amount paid and (ii) any costs and expenses required to be paid by RMT Partner pursuant to this Section 11.11 have been paid by Remainco, RMT Partner shall reimburse Remainco for such amount paid, in each case, as promptly as reasonable practicable following the termination of this Agreement in accordance with its terms.

Section 11.12 Transfer Taxes. All sales, use, privilege, transfer (including real property transfer), intangible, recordation, registration, documentary, stamp, duty or similar Taxes (“Transfer Taxes”) imposed on Spinco or Merger Sub upon the consummation of the Merger shall be borne equally by Remainco and Spinco. Remainco and Spinco shall reasonably cooperate to prepare and timely file any Tax Returns relating to Transfer Taxes. This Section 11.12 shall not apply to Transfer Taxes the payment or reimbursement of which is expressly addressed by any Transaction Document or to Transfer Taxes imposed in respect of the Internal Restructuring, the Separation, the Contribution or the Distribution, which shall be the sole responsibility of Remainco.

Section 11.13 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 11.14 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). Except as may be required to satisfy the obligations contemplated by Section 8.15, no Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, except as provided for in Section 11.10, and any attempted or purported assignment or delegation in violation of this Section 11.14 shall be null and void.

Section 11.15 Definitions.

(a) Certain Definitions. For purposes of this Agreement, the capitalized terms (including, with correlative meaning, their singular and plural variations) have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

(b) Terms Defined Elsewhere. For purposes of this Agreement, the following terms shall have the meaning specified in the Section set forth opposite to such term:

Term	Section
Additional Tax Liability Cap	8.19(k)
Advance/Newhouse	Recitals
Agreement	Preamble
Alternative Financing	8.19(b)
Alternative Transaction Structure	2.9
Amended RMT Partner Charter	1.1
Applicable Date	ARTICLE V
Bankruptcy and Equity Exception	5.2
Bylaws	2.5
Certificate of Merger	2.3
CEO Designee	2.8(a)
Charter	2.4
Charter Amendment Effective Time	1.2

Term	Section
Chosen Courts	11.4(b)
Closing	2.2
Closing Date	2.2
Consent Agreement	Recitals
Costs	8.15(a)
Delayed RMT	2.9
D&O Insurance	8.15(b)
DGCL	1.2
Effective Time	2.3
Excess Tax Liability Amount	8.19(k)
Exchange Agent	4.2
Exchange Fund	4.2
Exchange Offer	Recitals
Financial Market Deferral	8.19(k)
Financial Market Deferral Period	8.19(k)
Financing	8.19(a)
Financing Agreements	8.19(a)
Indemnified Parties	8.15(a)
Intellectual Property Matters Agreement	8.20(a)
Material Spinco Owned Real Property	6.17(b)
Material Spinco Leased Real Property	6.17(a)
Material RMT Partner Owned Real Properties	7.17(b)
Material RMT Partner Leased Real Properties	7.17(a)
Merger Consideration	3.1
Merger Sub	Preamble
Merger Sub Board	Recitals
Original Date	8.5(b)
Outside Date	10.2(a)
Parties	Preamble
Party	Preamble
Permanent Financing Agreements	8.19(a)
Proxy Statement	8.4(a)
Remainco	Preamble
Remainco Board	Recitals
Remainco Designees	2.8(a)
Remainco Reports	ARTICLE V
Remainco Special Election	8.19(k)
Remainco Transaction Litigation	8.18(b)
Requisite Regulatory Approvals	9.1(c)
RMT Partner	Preamble
RMT Partner Additional Contract	7.10(b)
RMT Partner Alternative Acquisition Agreement	8.3(d)(i)
RMT Partner Board	Recitals
RMT Partner Change of Recommendation	8.3(d)(i)
RMT Partner Charter Amendment	1.1

Term	Section
RMT Partner Designees	2.8(a)
RMT Partner Disclosure Letter	ARTICLE VII
RMT Partner ERISA Affiliate	7.8(d)
RMT Partner ERISA Plan	7.8(c)
RMT Partner Independent Committee	Recitals
RMT Partner Material Contract	7.10(a)
RMT Partner Multiemployer Plan	7.8(f)
RMT Partner Options	7.2(a)
RMT Partner Pension Plan	7.8(c)
RMT Partner Performance Restricted Stock Units	7.2(a)
RMT Partner Reports	ARTICLE VII
RMT Partner Restricted Stock Units	7.2(a)
RMT Partner Series Preferred Stock	7.2(a)
RMT Partner Special Election	8.19(k)
RMT Partner Stockholders Meeting	8.5(a)
RMT Partner Stock Plans	7.2(a)
RMT Partner Termination Fee	10.5(b)(i)
RMT Partner Transaction Litigation	8.18(a)
RMT Partner U.S. Benefit Plans	7.8(c)
Securities Filings	8.4(a)
Significant Stockholder	Preamble
Spinco	Preamble
Spinco Additional Contract	6.11(b)
Spinco Board	Recitals
Spinco Commitment Letter	8.19(a)
Spinco Consideration Amount	8.19(a)
Spinco Debt Securities Valuation	8.19(k)
Spinco Disclosure Letter	ARTICLE V
Spinco ERISA Affiliate	6.8(d)
Spinco ERISA Plan	6.8(c)
Spinco Financial Statements	6.5(a)
Spinco Financing	8.19(a)
Spinco Financing Agreements	8.19(a)
Spinco Lenders	8.19(a)
Spinco Material Contract	6.11(a)
Spinco Multiemployer Plan	6.8(f)
Spinco Pension Plan	6.8(c)
Spinco Termination Fee	10.5(c)
Spinco Transaction Litigation	8.18(b)
Spinco U.S. Benefit Plans	6.8(c)
Spin-Off	Recitals
Split Off TO	8.4(a)
Surviving Corporation	2.1
Tail Period	8.15(b)
Transactions	Recitals
Voting Agreements	Recitals
WARN	6.8(q)

Section 11.16 Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Preamble, and all Recital, Article, Section, Subsection, Schedule, Annex and Exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules, annexes and exhibits to this Agreement unless otherwise specified herein.

(c) Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.

(f) Except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(g) The Spinco Disclosure Letter and RMT Partner Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in ARTICLE V, ARTICLE VI or ARTICLE VII, as applicable, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Spinco Disclosure Letter or RMT Partner Disclosure Letter, as applicable, shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have a Spinco Material Adverse Effect, Remainco Material Adverse Effect or RMT Partner Material Adverse Effect, as applicable, or to affect the interpretation of such term for purposes of this Agreement.

(h) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties to this Agreement as of the date first written above.

AT&T INC.

By	/s/ Stephen McGaw
	Name:	Stephen McGaw
	Title:	Senior Vice President, Corporate Strategy and Development

MAGALLANES, INC.

By	/s/ Stephen McGaw
	Name:	Stephen McGaw
	Title:	President

[Signature Page to Agreement and Plan of Merger]

DISCOVERY, INC.

By	/s/ Bruce Campbell
	Name:	Bruce Campbell
	Title:	Chief Development, Distribution & Legal Officer

[Signature Page to Agreement and Plan of Merger]

DRAKE SUBSIDIARY, INC.

By	/s/ Bruce Campbell
	Name:	Bruce Campbell
	Title:	Chief Development, Distribution & Legal Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

“Additional Amount” has the meaning set forth in the Separation and Distribution Agreement.

“Additional Amount Distribution” means any distribution of the “Additional Amount” as defined in the Separation and Distribution Agreement.

“Additional Bridge Funding Tax Liability” means any income tax on gain recognized by Remainco as a result of any borrowing under the Spinco Financing Agreements pursuant to Section 8.19(k) as determined by Remainco and RMT Partner in good faith (including, for the avoidance of doubt, any income tax on (x) any gain recognized by Remainco upon the receipt of the cash proceeds of such borrowing, or (y) any gain recognized by Remainco or the Remainco Group as a result of the use of the proceeds of such borrowing to fund a purchase by Spinco of assets of the Spinco Business from Remainco or the Remainco Group).

“Additional Bridge Funding Tax Sharing Amount” means 50% of the Additional Bridge Funding Tax Liability; provided that in no event shall the Additional Bridge Funding Tax Sharing Amount exceed $2,000,000,000.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of capital stock, voting securities or other equity interests, by Contract or otherwise). It is expressly agreed that, solely for purposes of this Agreement and the other Transaction Documents, (a) from and after the Distribution (i) each Spinco Entity shall be deemed not to be an Affiliate of any member of the Remainco Group and (ii) each member of the Remainco Group shall be deemed not to be an Affiliate of any Spinco Entity, (b) any efforts required by Remainco with respect to DIRECTV Entertainment Holdings LLC, and any successor entity thereto or Subsidiary thereof, shall be limited to the extent practicable based on Remainco’s Voting and Procurement Rights with respect to such entity and (c) (i) neither RMT Partner not any of its Subsidiaries shall be deemed an Affiliate of any of the Significant Stockholders or Charter Communications, Inc. or any of its Subsidiaries and (ii) neither of the Significant Stockholders or Charter Communications, Inc. or any of its Subsidiaries shall be deemed an Affiliate of RMT Partner or any of its Subsidiaries.

“Affiliation Agreements” means affiliation, distribution or similar Contracts for the distribution of video programming services with a video distributor, including cable systems, SMATV, open video systems and MMDS, MDS and DBS systems, wireless and broadband, or a video-on-demand or “over the top” service provider, in each case, for the distribution of programming services, and any correspondence or writings amending the foregoing.

Annex A-1

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other United States or non-United States antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approved Investment Bank” means Goldman Sachs Bank USA, JPMorgan Chase Bank, USA or such other bank as may be mutually agreed by Remainco and RMT Partner.

“Base Cash Dividend Amount” has the meaning set forth in the Separation and Distribution Agreement.

“Below Investment Grade Rating” means a corporate family rating (CFR) of below “Baa3” (or the equivalent) from Moody’s Investors Services, Inc. or a long-term issuer credit rating of below “BBB-” (or the equivalent) from Standard & Poor’s Financial Services LLC.

“Benefit Plan” has the meaning set forth in the Employee Matters Agreement.

“Business” has the meaning set forth in the Separation and Distribution Agreement.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks in the City of New York, New York or the City of Wilmington, Delaware is required or authorized by Law to close.

“Clean-Up Spin-Off” has the meaning set forth in the Separation and Distribution Agreement.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means a collective bargaining agreement or other similar Contract with a labor union or labor organization.

“Commitment Fees” means fees and expenses related to the Financing, including (a) any underwriting fee, upfront fee, commitment fee, takedown fee, placement fees or discounts, underwriting fees or discounts, purchase fees or discounts or similar fees or discounts payable in connection with the Financing or any debt securities issued in lieu of the bridge loan facility contemplated in the Spinco Commitment Letter, (b) any interest payable with respect to the Financing funded prior to the Closing Date, (c) prepayment or redemption premiums with respect to the Financing funded prior to the Closing Date required to be prepaid or redeemed in the event the Closing does not occur and (d) those related to any reimbursement and indemnification obligations set forth in the Financing or any related agreement (including (i) any underwriting or purchase agreement and (ii) any such fees and expenses paid prior to the Closing).

“Communications Act” means the Communications Act of 1934, as amended.

“Communications Laws” means the Communications Act and the applicable rules and regulations, orders and policies promulgated thereunder.

Annex A-2

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, entered into between Remainco and RMT Partner, dated March 30, 2021.

“Contract” means any written contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“Contribution” has the meaning set forth in the Separation and Distribution Agreement.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any resurgence, mutation or variation thereof) and the resulting disease.

“COVID-19 Changes” means (a) with respect to Remainco, Spinco, the Spinco Business and their respective Subsidiaries, any action taken (or not taken) that is required to comply with COVID-19 Measures and any commercially reasonable action taken (or not taken) in good faith to mitigate the risk on the Spinco Business of COVID-19 or the COVID-19 Measures and (b) with respect to RMT Partner and its Subsidiaries, any action taken (or not taken) that is required to comply with COVID-19 Measures and any commercially reasonable action taken (or not taken) in good faith to mitigate the risk on the business of RMT Partner and its Subsidiaries of COVID-19 or the COVID-19 Measures.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

“Distribution” means the “Spinco Distribution” as defined in the Separation and Distribution Agreement.

“Distribution Date” means the “Spinco Distribution Date” as defined in the Separation and Distribution Agreement.

“Distribution Record Date” means the “Record Date” as defined in the Separation and Distribution Agreement.

“Distribution Registration Statement” means the registration statement on Form 10 or on Forms S-1/S-4, as applicable, to be filed by Spinco with the SEC to effect the registration under the Securities Act or the Exchange Act, as applicable, of the shares of Spinco Common Stock that will be received by holders of Remainco Common Stock in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence.

Annex A-3

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, among Remainco, Spinco and RMT Partner, attached as Exhibit C to this Agreement.

“Environmental Law” means any Law or Governmental Order relating to the protection, investigation or restoration of the environment or natural resources or, as it relates to any exposure to any hazardous or toxic substance in the environment, to the protection of human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the New Issuance divided by the number of shares of Spinco Common Stock issued and outstanding immediately prior to the Effective Time, subject to adjustment as set forth herein.

“Existing RMT Partner Charter” means the certificate of incorporation of RMT Partner, as amended as of the date of this Agreement.

“Exploit” means the release, exhibition, performance, projection, broadcast, telecast, transmission, promotion, publicizing, advertisement, rental, lease, licensing, sublicensing, sale, transfer, disposition, distribution, sub-distribution, commercializing, merchandising, creation, development, production, marketing, use, exercise, trading in, turning to account, dealing with and in and otherwise exploiting in any form and in any and all media now known or hereafter devised of any asset or portions thereof, or any rights therein or relating thereto, including the right to develop, produce and distribute subsequent and/or derivative productions based thereon.

“Export and Sanctions Regulations” means sanctions and export control Laws and regulations where such Person does business or is otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, U.S. sanctions Laws and regulations administered by the Department of the Treasury’s Office of Foreign Assets Control and the anti-boycott regulations administered by the U.S. Department of Commerce and U.S. Department of Treasury.

“FCC” means the Federal Communications Commission.

“FCC License” means a License that is issued or granted by the FCC.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Financing Sources” means any agent, arranger, lender, underwriter, initial purchaser, placement agent or other entity that has committed to provide, arrange, underwrite or place, or has entered into definitive agreements related to, any Financing, including the Spinco Lenders and the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates and their and their Affiliates’ respective officers, directors, employees, agents, representatives and their respective successors or permitted assigns, in each case, solely in their respective capacities as such.

Annex A-4

“Foreign License” means a License that is issued or granted by a Foreign Regulator.

“Foreign Regulators” means foreign and transnational Governmental Entities with jurisdiction over Foreign Regulatory Laws.

“Foreign Regulatory Laws” mean foreign and transnational Laws regarding (a) the provision of broadcasting or audio-visual media services or (b) foreign direct investments Laws.

“Fully Diluted RMT Partner Shares” means the number of outstanding shares of RMT Partner Common Stock as of immediately prior to the Effective Time (but following the conversion of RMT Partner Series A Common Stock, RMT Partner Series B Common Stock, RMT Partner Series C Common Stock, RMT Partner Series A-1 Preferred Stock and RMT Partner Series C-1 Preferred Stock into RMT Partner Common Stock at the Charter Amendment Effective Time) on a fully diluted, as converted and as exercised basis in accordance with the treasury stock method, including shares of RMT Partner Common Stock underlying outstanding RMT Partner Options, RMT Partner SARs, RMT Partner Restricted Stock Units, RMT Partner Performance Restricted Stock Units and any other outstanding securities or obligations of RMT Partner and its Subsidiaries convertible into or exercisable for shares of RMT Partner Common Stock.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization.

“Governmental Entity” means any United States, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction, in each case, excluding the IRS or any other Taxing authority.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.

“Hazardous Substance” means any substance regulated under Environmental Law as being harmful or hazardous to human health or the environment including those listed, classified or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect pursuant to any Environmental Law and also including any petroleum product or by-product, asbestos-containing material, lead-containing paint, mold, polychlorinated biphenyls or radioactive materials.

Annex A-5

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“Indebtedness” has the meaning set forth in the Separation and Distribution Agreement.

“Information Technology” means computers, software, databases, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines, and all other information technology equipment and associated documentation.

“Intellectual Property” means, collectively, all U.S. and foreign intellectual property rights, including all rights in: (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, designs, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (“Trademarks”); (b) all patents, patent applications, including divisions, continuations, continuations-in-part, extensions, reissues, reexaminations, and any other governmental grant for the protection of inventions or industrial designs (“Patents”); (c) trade secrets and all other confidential and proprietary information, including, know-how, processes, schematics, business methods, formulae, technical data, specifications, operating and maintenance manuals, drawings, prototypes, models, designs, customer lists and supplier lists (“Trade Secrets”); (d) published and unpublished works of authorship in any media, whether copyrightable or not (including software, source code, object code, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (“Copyrights”); (e) all derivative, compilation and ancillary rights of every kind, whether now known or hereafter recognized, related to Copyrights; and (f) moral rights, rights of publicity and rights of privacy.

“Intended Additional Tax Treatment” means the following U.S. federal income Tax consequences in connection with any Additional Amount Distribution, any Securities Issuance and any Securities Exchange:

(a) the qualification of any Securities Issuance, any Additional Amount Distribution and any Securities Exchange, taken together with the Contribution, Spinco Special Cash Payment and the Distribution, as a “reorganization” under Section 368(a)(1)(D) of the Code;

(b) the nonrecognition of gain or loss by Remainco on the receipt of any Additional Amount Distribution or on any Securities Issuance, except to the extent the amount of any Additional Amount Distribution exceeds Remainco’s adjusted tax basis in Spinco Common Stock (after reduction by the Spinco Special Cash Payment) and assuming Remainco transfers to creditors or distributes to stockholders any Spinco Debt Securities pursuant to a Securities Exchange in pursuance of the plan of reorganization within the meaning of Section 361(b)(1) of the Code; and

Annex A-6

(c) the nonrecognition of income, gain or loss by Remainco on the distribution of the proceeds of any Additional Amount Distribution or the distribution of any Spinco Debt Securities in connection with any Securities Exchange, in each case, to creditors or stockholders of Remainco under Section 361(c) of the Code.

“Intended Spin Tax Treatment” means the following U.S. federal income Tax consequences in connection with the Contribution, the Distribution, the Spinco Special Cash Payment, any Additional Amount Distribution, any Securities Issuance, any Securities Exchange, the Merger and certain related transactions:

(a) the qualification of the Contribution, Spinco Special Cash Payment, and the Distribution, taken together, as a “reorganization” under Section 368(a)(1)(D) of the Code;

(b) the nonrecognition of gain or loss by Remainco on the receipt of the Spinco Special Cash Payment, except to the extent the amount of the Spinco Special Cash Payment exceeds Remainco’s adjusted tax basis in Spinco Common Stock and assuming Remainco transfers to creditors or distributes to stockholders any cash received in the Spinco Special Cash Payment in pursuance of the plan of reorganization within the meaning of Section 361(b)(1) of the Code;

(c) the qualification of the Distribution as a transaction in which the Spinco Common Stock distributed to holders of Remainco Common Stock is “qualified property” for purposes of Sections 355 and 361(c) of the Code (and neither Section 355(d) nor Section 355(e) of the Code causes such Spinco Common Stock to be treated as other than “qualified property” for such purposes);

(d) the nonrecognition of income, gain or loss by Remainco and Spinco on the Contribution and the Distribution under Sections 355, 361 or 1032 of the Code, as applicable, other than intercompany items or excess loss accounts, if any, taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code or the triggering or recapturing of any deferred gain or similar items (e.g., including pursuant to a gain recognition agreement or dual consolidated loss election) that is not excludable by reason of the tax-free status of the Contribution and Distribution;

(e) the nonrecognition of income, gain or loss by holders of Remainco Common Stock upon the receipt of Spinco Common Stock in the Distribution (except with respect to the receipt of cash in lieu of fractional shares of Spinco Common Stock, if any) under Section 355 of the Code; and

(f) the nonrecognition of income, gain or loss by Remainco on the distribution of the proceeds of the Spinco Special Cash Payment to creditors or stockholders of Remainco under Section 361(c) of the Code.

“Intended Merger Tax Treatment” means the qualification of the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code in which no income, gain or loss will be recognized by Remainco, Spinco, RMT Partner, Merger Sub, or the holders of Spinco Common Stock (except with respect to the receipt of cash in lieu of fractional shares of RMT Partner Common Stock).

Annex A-7

“Intended Tax Treatment” means the Intended Merger Tax Treatment and the Intended Spin Tax Treatment and the Intended Additional Tax Treatment.

“Intercompany Contract” means any Contract between one or more of the Spinco Entities, on the one hand, and Remainco or one or more of its Affiliates (other than the Spinco Entities), on the other hand.

“Internal Restructuring” has the meaning set forth in the Tax Matters Agreement.

“Intervening Event” means any Effect that was not known by nor was reasonably foreseeable to the RMT Partner Board as of the date of this Agreement; provided, that in no event shall any Effect that (a) involves or relates to an RMT Partner Acquisition Proposal or a RMT Partner Superior Proposal or any inquiry or communications or matters relating thereto, (b) results from the announcement or pendency of this Agreement or any actions expressly required to be taken or to be refrained from being taken pursuant to this Agreement or (c) relates to the fact that Remainco, the Spinco Business or RMT Partner, as applicable, meets or exceeds any internal or analysts’ expectations or projections be taken into account for purposes of determining whether an Intervening Event has occurred (it being understood that, with respect to the foregoing clause (b), the facts or occurrences giving rise or contributing to such Effect may be taken into account when determining whether an Intervening Event has occurred).

“Investment Grade Rating” means a corporate family rating (CFR) of “Baa3” (or the equivalent) or higher from Moody’s Investors Services, Inc. or a long-term issuer credit rating of “BBB-” (or the equivalent) or higher from Standard & Poor’s Financial Services LLC.

“IRS” means the United States Internal Revenue Service.

“Knowledge” when used in this Agreement (i) with respect to Remainco, means the actual knowledge of the Persons listed on Section 11.15(a) of the Spinco Disclosure Letter and (ii) with respect to RMT Partner, means the actual knowledge of the Persons listed on Section 11.15(a) of the RMT Partner Disclosure Letter.

“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license, permit, requirement or rule of law (including common law) or other binding directives, in each case, enacted, promulgated, issued, entered into or taken by any Governmental Authority or any rule or requirement of any securities exchange.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy land and/or buildings, structures or improvements thereon or fixtures affixed thereto as a lessee or sublessee.

Annex A-8

“Licenses” means permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, concessions, exemptions and orders issued or granted by a Governmental Entity.

“Lien” means a lien, charge, pledge, security interest, claim or other encumbrance.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Stock Market.

“New Issuance” means (a) the Fully Diluted RMT Partner Shares multiplied by (b) the quotient of 71 divided by 29.

“NYSE” means the New York Stock Exchange, Inc.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person, excluding any deviations therefrom due to action taken consistent with trends in the industry in which the Spinco Business operates or COVID-19 Changes.

“Organizational Documents” means (i) with respect to any person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (ii) with respect to any person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (v) with respect to any other Person that is not an individual, its comparable organizational documents.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, that is owned.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, firm, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, joint stock company, estate, trust, incorporated or unincorporated association, organization, Governmental Entity or other entity of any kind or nature.

Annex A-9

“Personal Data” means, with respect to a Party, any data or information in any media that is linked to the identity of a particular individual, browser, or device and any other data or information that constitutes personal data or personal information under any applicable Law or such Party or any of its Subsidiaries’ privacy policies (including an individual’s combined first and last name, home address, telephone number, fax number, email address, Social Security number or other Governmental Entity-issued identifier (including state identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser or device-specific number or identifier and any web or mobile browsing or usage information that is linked to the foregoing).

“Pre-Closing RMT Partner Capital Stock” means the Pre-Closing RMT Partner Common Stock and the Pre-Closing RMT Partner Preferred Stock.

“Pre-Closing RMT Partner Common Stock” means the RMT Partner Series A Common Stock, the RMT Partner Series B Common Stock and the RMT Partner Series C Common Stock.

“Pre-Closing RMT Partner Preferred Stock” means the RMT Partner Series A Preferred Stock, the RMT Partner Series A-1 Preferred Stock, the RMT Partner Series C Preferred Stock and the RMT Partner Series C-1 Preferred Stock.

“Pre-Closing RMT Partner Voting Capital Stock” means the RMT Partner Series A Common Stock, RMT Partner Series B Common Stock, RMT Partner Series A Preferred Stock and RMT Partner Series A-1 Preferred Stock.

“Preferred A Consent” means the consent delivered by the holders of RMT Partner Series A-1 Preferred Stock pursuant to the Consent Agreement.

“Private Letter Ruling” means a private letter ruling from the IRS regarding the qualification of the Contribution, the Distribution, the Spinco Special Cash Payment and any Securities Exchange for the Intended Spin Tax Treatment, which may be subject to reasonable and customary assumptions, representations or covenants (or, in the case of a Delayed RMT, such other private letter ruling (if any) as may be requested from the IRS in accordance with the penultimate sentence of Section 2.9).

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Processing” (and its cognates) shall mean any operation or set of operations performed upon data or sets of data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“PUC” means local and state public utility commissions or similar local and state regulatory bodies.

Annex A-10

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity.

“Registered IP” means Registered Intellectual Property.

“Regulatory Approvals” shall mean all consents, approvals, permits, expirations of waiting periods and authorizations required to be obtained prior to the Effective Time by any of the Parties or their respective Affiliates from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Transactions, excluding for the avoidance of doubt, any Tax Ruling.

“Remainco Assumed Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Remainco Business” has the meaning set forth in the Separation and Distribution Agreement.

“Remainco Common Stock” means the common shares, par value of $1 per share, of Remainco.

“Remainco Entities” means Remainco and its Subsidiaries (but, following the Effective Time, other than the Spinco Entities).

“Remainco Equity Awards” means, collectively, the Remainco Option Awards, Remainco PSU Awards, Remainco Restricted Stock Awards and Remainco RSU Awards (in each case, as defined in the Employee Matters Agreement).

“Remainco Group” has the meaning set forth in the Separation and Distribution Agreement.

“Remainco Material Adverse Effect” means any Effect that prevents or would reasonably be expected to prevent, materially delay or materially impair the ability of Remainco to consummate the Transactions.

“Remainco Merger Tax Opinion” means the opinion of Remainco Tax Counsel (or other nationally recognized counsel reasonably acceptable to Remainco and RMT Partner), addressed to Remainco and dated as of the Closing Date, substantially in the form attached hereto as Exhibit H, to the effect that the Merger will qualify for the Intended Merger Tax Treatment.

“Remainco Plan” has the meaning set forth in the Employee Matters Agreement.

“Remainco Spin Tax Opinion” means the opinion of Remainco Tax Counsel (or other nationally recognized counsel reasonably acceptable to Remainco and RMT Partner), addressed to Remainco and dated as of the Closing Date, to the effect that: (i) the Contribution, the Distribution and the Spinco Special Cash Payment will qualify for the Intended Spin Tax Treatment and (ii) any Additional Amount Distribution, any Securities Issuance and any Securities Exchange will qualify for the Intended Additional Tax Treatment.

Annex A-11

“Remainco Tax Counsel” means Sullivan & Cromwell LLP.

“Remainco Tax Opinions” mean the Remainco Spin Tax Opinion and the Remainco Merger Tax Opinion.

“Remainco Tax Representation Letters” means one or more Tax representation letters containing customary representations and covenants relevant to the qualification of the Contribution, the Distribution, the Spinco Special Cash Payment, any Additional Amount Distribution, any Securities Issuance, any Securities Exchange and the Merger for the Intended Tax Treatment, and with customary assumptions, exceptions and modifications thereto, reasonably satisfactory in form and substance to Remainco Tax Counsel, executed by Remainco and dated and effective as of the Closing Date.

“Remainco Transferred Assets” has the meaning set forth in the Separation and Distribution Agreement.

“Representative” means, with respect to any Person, any director, officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, legal counsel, attorneys-in-fact, accountant or other advisor, agent or other representative of such person, in each case acting in their capacity as such.

“Required Periods” means, in the case of a balance sheet, such date or dates, or, in the case of statements of earnings, cash flows and equity, such periods or periods, as are required to be provided by applicable Law (in each case, after giving effect to any waiver, amendment, modification, interpretation, guidance, or other form of relief made available by the applicable Governmental Entity) in connection with the Securities Filings and to effectuate the transactions contemplated by this Agreement.

“RMT Equity Financing” means any equity (including preferred or other hybrid equity) financing incurred or issued, as applicable, by RMT Partner and/or its Subsidiaries in connection with RMT Partner and/or its Subsidiaries achieving or maintaining an Investment Grade Rating in contemplation of, or upon, or following, consummation of any or all of the Transactions (as determined by RMT Partner in good faith in consultation with Remainco).

“RMT Partner Acquisition Proposal” means any proposal or offer relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving RMT Partner or any of its Subsidiaries or any acquisition by any Person or group, or any proposal or offer that if consummated would, in each case, result in, any Person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of RMT Partner or 20% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of RMT Partner, in each case other than the Transactions.

Annex A-12

“RMT Partner Common Stock” means the Common Stock, par value $0.01 per share, of a single class designated as Series A Common Stock of RMT Partner as of immediately following the Charter Amendment Effective Time.

“RMT Partner Communications Licenses” means (i) each FCC License made, issued or granted to RMT Partner or any of its Subsidiaries, (ii) each Foreign License made, issued or granted to RMT Partner or any of its Subsidiaries and (iii) all Licenses (other than the FCC Licenses and the Foreign Licenses) issued or granted to RMT Partner or any of its Subsidiaries by any Governmental Entity, authorizing RMT Partner or any of its Subsidiaries to provide broadcasting or audio-visual media services, or own, operate or install broadcasting or audio-visual media networks and facilities, including satellites, or to use radio frequencies.

“RMT Partner Employee” means each individual employed by the RMT Partner or any of its Subsidiaries immediately prior to the Effective Time.

“RMT Partner IP” means all Intellectual Property and Information Technology used in or necessary for the business of RMT Partner and its Subsidiaries.

“RMT Partner Leased Real Property” means all Leased Real Property held by the RMT Partner or any of its Subsidiaries.

“RMT Partner Leases” means any real property leases, subleases, licenses or other occupancy agreements with respect to any RMT Partner Leased Real Property, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto.

“RMT Partner Library Pictures” means any and all completed audio, visual and/or audiovisual works which RMT Partner and its Subsidiaries Exploit or have the right to Exploit, including any motion pictures, films, movies-of-the-week, television programs, shows, series, mini-series, episodes, pilots, specials, documentaries, cartoons, compilations, promotional films, clips, trailers and shorts and any other programs or audio-visual works, whether animated, live action or both, in any form or any medium, whether now known or hereafter developed (including theatrical, videocassette, videodisc and other home video, network, free, cable, pay, satellite, syndication, and/or any other television medium, pay-per-view, video-on-demand, advertising-supported-video-on-demand, subscription on-demand, subscription video-on-demand, electronic sell through, Internet, mobile device and other new media), in each case whether recorded digitally, on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device, whether now known or hereafter developed.

“RMT Partner Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, operations, liabilities, business or results of operations of RMT Partner and its Subsidiaries taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether an RMT Partner Material Adverse Effect has occurred or would reasonably be expected to occur:

(A) Effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in any jurisdiction in which RMT Partner or its Subsidiaries has material operations or in which products or services of RMT Partner or its Subsidiaries are sold;

Annex A-13

(B) Effects that are the result of factors generally affecting the industries, markets or geographical areas in which RMT Partner or its Subsidiaries have material operations;

(C) any changes in the relationship of the RMT Partner or its Subsidiaries, contractual or otherwise, with customers, employees, talent, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting Effect that was caused by the entry into, announcement, pendency or performance of the Transactions, or resulting or arising from the identity of Remainco or the Spinco Entities or the Spinco Business or any actions expressly required to be taken or to be refrained from being taken pursuant to this Agreement (provided that this clause (C) does not apply in the context of any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the other Transaction Documents, the consummation of the Merger or the other Transactions contemplated hereby);

(D) changes or modifications in accounting standards applicable to RMT Partner or its Subsidiaries, including GAAP, or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Agreement;

(E) any failure by RMT Partner or its Subsidiaries to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, an RMT Partner Material Adverse Effect;

(F) any Effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness or other public health event (including, for the avoidance of doubt, the existence and impact of COVID-19 on RMT Partner or its Subsidiaries) or any other force majeure event, or any national or international calamity or crisis or the escalation or worsening of any of the foregoing;

(G) any actions expressly required to be taken or omitted by RMT Partner or its Subsidiaries pursuant to this Agreement; or

(H) any Effect or announcement of an Effect affecting the credit rating or other rating of financial strength of RMT Partner or any of its Subsidiaries or any of their respective securities; provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any Effect underlying such Effect, announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, an RMT Partner Material Adverse Effect;

Annex A-14

provided, further that, with respect to clauses (A), (B), (D) and (F) (excluding any Effect arising from, resulting from or related to COVID-19 or COVID-19 Measures), such Effect shall be taken into account in determining whether an “RMT Partner Material Adverse Effect” has occurred or is occurring to the extent it materially and disproportionately adversely affects RMT Partner and its Subsidiaries (taken as a whole) compared to other companies operating in the industries or markets in which RMT Partner and its Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition).

“RMT Partner Merger Tax Representation Letter” means the representation letter substantially in the form of Exhibit G, with such changes, updates or refinements, consented to by RMT Partner and Remainco (such consent not to be unreasonably withheld, conditioned or delayed), as may be reasonably necessary to reflect any changes in, or clarifications of, facts or Law prior to the Closing, executed by RMT Partner and Merger Sub and dated and effective as of the Closing Date.

“RMT Partner Non-U.S. Benefit Plan” means the RMT Partner Plans maintained outside of the United States primarily for the benefit of RMT Partner Employees working outside of the United States.

“RMT Partner Owned Real Property” means any Owned Real Property owned by RMT Partner or its Subsidiaries.

“RMT Partner Permitted Encumbrances” means the following Liens: (a) Liens disclosed on the RMT Partner Reports; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith or that may thereafter be paid without penalty; (c) statutory and contractual Liens of landlords, lessors or renters and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens incurred in the Ordinary Course securing obligations or liabilities that are not material to the operations of RMT Partner and its Subsidiaries taken as a whole; (f) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein); (g) Liens not created by RMT Partner or any of its Subsidiaries that affect the underlying fee interest of any leased real property, including master leases or ground leases; (h) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; and (i) any set of facts that an accurate up-to-date survey would show; provided, however, that any item described in clause (f) or (i) of this paragraph is only to be considered an RMT Partner Permitted Encumbrance if it does not materially interfere, individually or in the aggregate, with the ordinary conduct of the operations of the RMT Partner and its Subsidiaries taken as a whole.

Annex A-15

“RMT Partner Plan” means any Benefit Plan sponsored or maintained by RMT Partner or any of its Subsidiaries.

“RMT Partner Preferred Stock” means the preferred stock, par value $0.01 per share, of RMT Partner as of immediately following the Charter Amendment Effective Time.

“RMT Partner Programs” means any and all RMT Partner Library Pictures, RMT Partner Works in Progress and RMT Partner Unproduced Properties of RMT Partner and its Subsidiaries.

“RMT Partner Recommendation” means the recommendation by the RMT Partner Board of the approval by the stockholders of RMT Partner of the RMT Partner Share Issuance and the RMT Partner Charter Amendment.

“RMT Partner Registration Statement” means the registration statement on Form S-4 to be filed by RMT Partner with the SEC to effect the registration under the Securities Act of the issuance of the shares of RMT Partner Common Stock that will be received by holders of Spinco Common Stock pursuant to the Merger.

“RMT Partner Series A Common Stock” means the Series A Common Stock, par value $0.01 per share, of RMT Partner.

“RMT Partner Series A Preferred Stock” means the Series A Convertible Participating Preferred Stock, par value $0.01 per share, of RMT Partner.

“RMT Partner Series A-1 Preferred Stock” means the Series A-1 Convertible Participating Preferred Stock, par value $0.01 per share, of RMT Partner.

“RMT Partner Series B Common Stock” means the Series B Common Stock, par value $0.01 per share, of RMT Partner.

“RMT Partner Series C Common Stock” means the Series C Common Stock, par value $0.01 per share, of RMT Partner.

“RMT Partner Series C Preferred Stock” means the Series C Convertible Participating Preferred Stock, par value $0.01 per share, of RMT Partner.

“RMT Partner Series C-1 Preferred Stock” means the Series C-1 Convertible Participating Preferred Stock, par value $0.01 per share, of RMT Partner.

“RMT Partner Series Preferred Stock” means the preferred stock, par value $0.01 per share, undesignated as to series, of RMT Partner.

Annex A-16

“RMT Partner Share Issuance” means the issuance of the shares of RMT Partner Common Stock in accordance with Section 3.1 in an amount equal to the New Issuance.

“RMT Partner Spin Tax Representation Letter” means a Tax representation letter containing customary representations and covenants relevant to the qualification of the Contribution, the Distribution, the Spinco Special Cash Payment, any Additional Amount Distribution, any Securities Issuance and any Securities Exchange for the Intended Spin Tax Treatment and Intended Additional Tax Treatment, and with customary assumptions, exceptions and modifications thereto, reasonably satisfactory in form and substance to RMT Partner and Remainco Tax Counsel, executed by RMT Partner and Merger Sub and dated and effective as of the Closing Date.

“RMT Partner Stockholder Approval” means the approval of (i) the RMT Partner Share Issuance by the affirmative vote of a majority of the votes cast by holders of Pre-Closing RMT Partner Voting Capital Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose, (ii) the RMT Partner Charter Amendment by the affirmative vote of holders of Pre-Closing RMT Partner Voting Capital Stock representing a majority of the votes of outstanding Pre-Closing RMT Partner Voting Capital Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose, (iii) the RMT Partner Charter Amendment by the affirmative vote of holders of RMT Partner Series A-1 Preferred Stock representing a majority of the votes of outstanding RMT Partner Series A-1 Preferred Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose, (iv) the RMT Partner Charter Amendment by the affirmative vote of holders of RMT Partner Series C-1 Preferred Stock representing a majority of the votes of outstanding RMT Partner Series C-1 Preferred Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose and (v) the RMT Partner Charter Amendment by holders of at least 75% of the outstanding shares of RMT Partner Series B Common Stock at a stockholders’ meeting duly called and held for such purpose or by written consent.

“RMT Partner Superior Proposal” means a unsolicited, bona fide written RMT Partner Acquisition Proposal made after the date of this Agreement that would result in a Person or group, other than Remainco or any of its Subsidiaries or controlled Affiliates (including the Spinco Entities), becoming the beneficial owner of, directly or indirectly, at least 50% of the total voting power of the equity securities of RMT Partner (or of the surviving entity in a merger involving RMT Partner, as applicable) or at least 50% of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries), of RMT Partner that the RMT Partner Board has determined in good faith, after consultation with RMT Partner’s outside legal counsel and financial advisor that (a) if consummated, would result in a transaction more favorable to RMT Partner’s stockholders from a financial point of view than the Merger (after taking into account any revisions to the terms of this Agreement proposed by Remainco pursuant to Section 8.3(d)(ii) and the time likely to be required to consummate such RMT Partner Acquisition Proposal), and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial and regulatory requirements, the likelihood of termination, the timing of closing, and the identity of the Person or Persons making the proposal.

Annex A-17

“RMT Partner Tax Representation Letters” means the RMT Partner Merger Tax Representation Letter and RMT Partner Spin Tax Representation Letter.

“RMT Partner Unproduced Properties” means those literary, dramatic, or other materials in which RMT Partner and its Subsidiaries Exploit or have the right to Exploit and for which development has not been abandoned as of the date hereof (i) upon which principal photography has not yet commenced on or prior to the date hereof and (ii) which if produced and completed would otherwise constitute RMT Partner Library Pictures.

“RMT Partner Works in Progress” means all literary, dramatic, audio, visual and/or audiovisual works of any kind or character which RMT Partner and its Subsidiaries Exploit or have the right to Exploit, and (i) which have been greenlighted or which are in current production or post-production and have not been abandoned, and (ii) which are not complete and which, if completed, would otherwise constitute RMT Partner Library Pictures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange” means the transfer of Spinco Debt Securities by Remainco to an investment bank in exchange for certain debt obligations of Remainco held by such investment bank as principal for its own account.

“Securities Issuance” means the issuance of Spinco Debt Securities.

“Senior Executive” means, (a) with respect to RMT Partner, the Chief Executive Officer of RMT Partner or his direct reports set forth on Section 11.15(b) of the RMT Partner Disclosure Letter and (b) with respect to Spinco, the most senior officer of the Spinco Business or his direct reports set forth on Section 11.15(b) of the Spinco Disclosure Letter.

“Separation” has the meaning set forth in the Separation and Distribution Agreement.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, dated as of the date hereof, among Remainco, Spinco and RMT Partner, attached as Exhibit A to this Agreement.

“Separation Date” has the meaning set forth in the Separation and Distribution Agreement.

“Series A-1 Preferred Certificate of Designations” means the Certificate of Designation of Series A-1 Convertible Participating Preferred Stock of RMT Partner.

“Series C-1 Preferred Certificate of Designations” means the Certificate of Designation of Series C-1 Convertible Participating Preferred Stock of RMT Partner.

Annex A-18

“Shared Data” means any and all datasets or derived data, to the extent Processed in both the operation of the Remainco Business and the operation of the Spinco Business, during the period commencing on June 14, 2018 and ending on the Separation Date.

“Significant Spinco Subsidiary” means a Spinco Entity which would constitute Significant Subsidiary of Spinco after giving effect to the Separation.

“Significant Subsidiary” has the meaning ascribed to such term in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Spinco Acquisition Proposal” means any proposal or offer relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving any of the Spinco Entities or any acquisition by any Person or group, or any proposal or offer that if consummated would, in each case, result in, any Person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of the Spinco Business, in each case other than (a) the Transactions and (b) any proposal or offer relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or any other transaction involving Remainco or any acquisition by any Person or group of, or any proposal or offer involving, the securities of Remainco.

“Spinco Assets” means (a) the Assets (as defined in the Separation and Distribution Agreement) owned by the Spinco Entities but excluding any Remainco Transferred Assets (as defined in the Separation and Distribution Agreement) and (b) the Spinco Transferred Assets (as defined in the Separation and Distribution Agreement).

“Spinco Assumed Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Business” has the meaning set forth in the Separation and Distribution Agreement.

“Spinco Communications Licenses” means (i) each FCC License made, issued or granted to the Spinco Entities or used by the Spinco Business, (ii) each Foreign License made, issued or granted to the Spinco Entities or used by the Spinco Business, and (iii) all Licenses (other than the FCC Licenses and the Foreign Licenses) used by the Spinco Business or issued or granted to the Spinco Entities by any Governmental Entity, authorizing the applicable Person to provide broadcasting or audio-visual media services, or own, operate or install broadcasting or audio-visual media networks and facilities, including satellites, or to use radio frequencies.

“Spinco Debt Securities” shall mean notes issued by Spinco to Remainco, which notes shall (unless otherwise agreed by Remainco and RMT Partner) have the terms specified in Annex B to the Separation and Distribution Agreement.

“Spinco Employee” has the meaning set forth in the Employee Matters Agreement.

Annex A-19

“Spinco Entities” means Spinco and the Spinco Subsidiaries after giving effect to the Separation.

“Spinco IP” means all Intellectual Property and Information Technology used in or necessary for the business of the Spinco Entities.

“Spinco JV” means each Person that is a Spinco Entity that is not wholly owned directly or indirectly by Remainco as of the date of this Agreement.

“Spinco Leased Real Properties” means all Leased Real Property held by the Remainco or any of its Subsidiaries (including the Spinco Entities) and used in the Spinco Business.

“Spinco Leases” means any real property leases, subleases, licenses or other occupancy agreements with respect to any Spinco Leased Real Property, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto.

“Spinco Library Pictures” means any and all completed audio, visual and/or audiovisual works which the Spinco Entities Exploit or have the right to Exploit, including any motion pictures, films, movies-of-the-week, television programs, shows, series, mini-series, episodes, pilots, specials, documentaries, cartoons, compilations, promotional films, clips, trailers and shorts and any other programs or audio-visual works, whether animated, live action or both, in any form or any medium, whether now known or hereafter developed (including theatrical, videocassette, videodisc and other home video, network, free, cable, pay, satellite, syndication, and/or any other television medium, pay-per-view, video-on-demand, advertising-supported-video-on-demand, subscription on-demand, subscription video-on-demand, electronic sell through, Internet, mobile device and other new media), in each case whether recorded digitally, on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device, whether now known or hereafter developed.

“Spinco Library Tangible Assets” means all physical properties of, or relating to, any Spinco Program, including prints, negatives, duplicating negatives, fine grains, music and sound effects tracks, master tapes and other duplicating materials of any kind, all various language dubbed and titled versions, prints and negatives of stills, trailers and television spots, all promotions and other advertising, marketing and publicity materials, stock footage, trims, tabs, outtakes, cells, drawings, storyboards, models, sculptures, puppets, sketches, and continuities, including any of the foregoing in the possession, custody or control of the Spinco Entities, or in the possession of their respective assigns or any film laboratories, storage facilities or other Persons.

“Spinco Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, operations, liabilities, business or results of operations of the Spinco Business or Spinco and the Spinco Subsidiaries, taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a Spinco Material Adverse Effect has occurred or would reasonably be expected to occur:

Annex A-20

(A) Effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in any jurisdiction in which Spinco, the Spinco Business or the Spinco Subsidiaries has material operations or in which products or services of Spinco, the Spinco Business or the Spinco Subsidiaries are sold;

(B) Effects that are the result of factors generally affecting the industries, markets or geographical areas in which Spinco, the Spinco Business or the Spinco Subsidiaries have material operations;

(C) any changes in the relationship of Spinco, the Spinco Business or any Spinco Subsidiaries, contractual or otherwise, with customers, employees, talent, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting Effect that was caused by the entry into, announcement, pendency or performance of the Transactions, or resulting or arising from the identity of RMT Partner or its Subsidiaries or any actions expressly required to be taken or to be refrained from being taken pursuant to this Agreement (provided that this clause (C) does not apply in the context of any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the other Transaction Documents, the consummation of the Merger or the other Transactions contemplated hereby);

(D) changes or modifications in accounting standards applicable to Spinco, the Spinco Business or any Spinco Subsidiary, including GAAP, or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Agreement;

(E) any failure by Spinco, the Spinco Business or any Spinco Subsidiary to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Spinco Material Adverse Effect;

(F) any Effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness or other public health event (including, for the avoidance of doubt, the existence and impact of COVID-19 on Spinco, the Spinco Business and the Spinco Subsidiaries) or any other force majeure event, or any national or international calamity or crisis or the escalation or worsening of any of the foregoing;

(G) any actions expressly required to be taken or omitted by Remainco or any of its Subsidiaries (including the Spinco Entities) pursuant to this Agreement; or

Annex A-21

(H) any Effect or announcement of an Effect affecting the credit rating or other rating of financial strength of Spinco, the Spinco Business or the Spinco Subsidiaries or any of their respective securities; provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any Effect underlying such Effect, announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Spinco Material Adverse Effect;

provided, further that, with respect to clauses (A), (B), (D) and (F) (excluding any Effect arising from, resulting from or related to COVID-19 or COVID-19 Measures), such Effect shall be taken into account in determining whether a “Spinco Material Adverse Effect” has occurred or is occurring to the extent it materially and disproportionately adversely affects the Spinco Business or Spinco and the Spinco Subsidiaries (taken as a whole) compared to other companies operating in the industries or markets in which Spinco, the Spinco Business or the Spinco Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition).

“Spinco Merger Tax Representation Letter” means the representation letter substantially in the form of Exhibit F, with such changes, updates or refinements, consented to by RMT Partner and Remainco (such consent not to be unreasonably withheld, conditioned or delayed), as may be reasonably necessary to reflect any changes in, or clarifications of, facts or Law prior to the Closing, executed by Spinco and dated and effective as of the Closing Date.

“Spinco Non-U.S. Benefit Plan” means the Spinco Plans maintained outside of the United States primarily for the benefit of Spinco Employees working outside of the United States.

“Spinco Owned Real Property” means any Owned Real Property owned by Remainco or its Subsidiaries (including the Spinco Entities) used in the Spinco Business.

“Spinco Permitted Encumbrances” means the following Liens: (a) Liens disclosed on the Spinco Financial Statements for the year ended December 31, 2020; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith or that may thereafter be paid without penalty; (c) statutory and contractual Liens of landlords, lessors or renters and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens incurred in the Ordinary Course securing obligations or liabilities that are not material to the operations of the Spinco Business taken as a whole; (f) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein); (g) Liens not created by a Spinco Entity that affect the underlying fee interest of any leased real property, including master leases or ground leases; (h) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; and (i) any set of facts that an accurate up-to-date survey would show; provided, however, that any item described in clause (f) or (i) of this paragraph is only to be considered an Spinco Permitted Encumbrance if it does not materially interfere, individually or in the aggregate, with the ordinary conduct of the operations of the Spinco Entities taken as a whole.

Annex A-22

“Spinco Plan” has the meaning set forth in the Employee Matters Agreement.

“Spinco Programs” means any and all Spinco Library Pictures, Spinco Works in Progress and Spinco Unproduced Properties of the Spinco Entities.

“Spinco Special Cash Payment” has the meaning set forth in the Separation and Distribution Agreement (including any adjustment thereof in connection with the calculation of the “Final Spinco Special Cash Payment” as set forth therein).

“Spinco Spin Tax Representation Letter” means a Tax representation letter containing customary representations and covenants relevant to the qualification of the Contribution, the Distribution, the Spinco Special Cash Payment, any Additional Amount Distribution, any Securities Issuance and any Securities Exchange for the Intended Spin Tax Treatment and the Intended Additional Tax Treatment, and with customary assumptions, exceptions and modifications thereto, reasonably satisfactory in form and substance to Remainco Tax Counsel, executed by Spinco and dated and effective as of the Closing Date.

“Spinco Subsidiaries” means all direct and indirect Subsidiaries of Spinco after giving effect to the Separation.

“Spinco Superior Proposal” means an unsolicited, bona fide written Spinco Acquisition Proposal made after the date of this Agreement that would result in a Person or group, other than RMT Partner or any of its Subsidiaries or controlled Affiliates, becoming the beneficial owner of, directly or indirectly, at least 50% of the consolidated net revenues, net income or total assets (including equity securities of any Spinco Entities) of the Spinco Business that Remainco has determined in good faith, after consultation with its financial advisor, that (a) if consummated, would result in a transaction more favorable to Remainco from a financial point of view than the Merger (after taking into account any revisions to the terms of this Agreement proposed by RMT Partner pursuant to Section 8.2(d)(ii) and the time likely to be required to consummate such Spinco Acquisition Proposal), and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial and regulatory requirements, the likelihood of termination, the timing of closing, and the identity of the Person or Persons making the proposal.

“Spinco Tax Representation Letters” means the Spinco Merger Tax Representation Letter and Spinco Spin Tax Representation Letter.

“Spinco Unproduced Properties” means those literary, dramatic, or other materials in which the Spinco Entities Exploit or have the right to Exploit and for which development has not been abandoned as of the date hereof (i) upon which principal photography has not yet commenced on or prior to the date hereof and (ii) which if produced and completed would otherwise constitute Spinco Library Pictures.

Annex A-23

“Spinco Works in Progress” means all literary, dramatic, audio, visual and/or audiovisual works of any kind or character which the Spinco Entities Exploit or have the right to Exploit, and (i) which have been greenlighted or which are in current production or post-production and have not been abandoned, and (ii) which are not complete and which, if completed, would otherwise constitute Spinco Library Pictures.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by, or is, such Person or by one or more of its Subsidiaries; provided that, any efforts required by Remainco with respect to DIRECTV Entertainment Holdings LLC, and any successor entity thereto or Subsidiary thereof, shall be limited to the extent practicable based on Remainco’s Voting and Procurement Rights with respect to such entity.

“Takeover Statute” means a “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Law” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement entered into by and among Remainco, Spinco and RMT Partner on the date hereof, attached as Exhibit B to this Agreement.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Tax Ruling” means the Private Letter Ruling or any other private letter ruling or similar advance ruling or clearance from a Taxing authority concerning the transactions contemplated by the Transaction Documents.

“Technology” means tangible embodiments, whether in electronic, written or other media, of Intellectual Property, including designs, documentation (such as bill of materials, build instructions and test reports), schematics, layouts, reports, algorithms, routines, software (including source code and object code), lab notebooks, equipment, processes, prototypes and devices. For clarity, Technology does not include any Intellectual Property itself, or any audio, video or audiovisual programming content.

“Tender Offer Statement” means the tender offer statement on Schedule TO to be filed by Remainco with the SEC if the Distribution is effected in whole or in part as an exchange offer.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Accounting Principles” means the accounting principles, policies and methodologies set forth on Exhibit E.

Annex A-24

“Transaction Documents” means this Agreement, the Separation and Distribution Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement and the Intellectual Property Matters Agreement, including all annexes, Exhibits, Schedules, attachments and appendices thereto.

“Triggering Event” means the Voting Agreements or the provisions of this Agreement that obligate RMT Partner to hold the RMT Partner Stockholders Meeting are limited or invalidated for any reason, including as a result of a judicial determination that (i) is either a final or interim order and (ii) has been entered and has remained in effect for a period of ten days without being reversed or stayed pending appeal (or, in the case of an order that is not subject to further appeal, on the first Business Day following the entry of the order).

“Utilities Laws” mean local and state Laws regulating the telecommunications business or services.

“Voting and Procurement Rights” means, with respect to any Person, (i) all rights of such Persons as a shareholder, member or partner (or equivalent) of a corporation, company, limited liability company, partnership or other similar entity to vote on the matters of such corporation, company, limited liability company, partnership or other similar entity for which a shareholder, member or partner (or equivalent) is entitled to vote, and (ii) all power to procure that any director or manager (or equivalent) of the corporation, company, limited liability company, partnership or other similar entity appointed by such shareholder, member or partner (or equivalent) and who is also a director or officer of such shareholder, member or partner (or equivalent) vote at meetings of the board of directors or managers (or equivalent) of such corporation, company, limited liability company, partnership or other similar entity in accordance with the directions of such shareholder, member or partner (or equivalent), subject to the fiduciary duties of the relevant director or manager (or equivalent) and applicable Laws.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

Annex A-25

EXHIBIT A

SEPARATION AND DISTRIBUTION AGREEMENT

A-1

EXHIBIT B

TAX MATTERS AGREEMENT

B-1

EXHIBIT C

EMPLOYEE MATTERS AGREEMENT

C-1

EXHIBIT D

FORM OF AMENDED RMT PARTNER CHARTER

D-1

EXHIBIT E

TRANSACTION ACCOUNTING PRINCIPLES

E-1

EXHIBIT F

FORM OF SPINCO MERGER TAX REPRESENTATION LETTER

F-1

EXHIBIT G

FORM OF RMT PARTNER MERGER TAX REPRESENTATION LETTER

G-1

EXHIBIT H

FORM OF REMAINCO MERGER TAX OPINION

H-1

EXHIBIT I

TRANSITION SERVICES AGREEMENT TERM SHEET

I-1